As filed with the U.S. Securities and Exchange Commission on April 23, 2010
Registration No. 333-163046
U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

XStream Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	3844	201180466
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10305 102nd Terrace
Suite 101
Sebastian, FL 32958
Tel: (772) 646-6201
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James J. Lowrey
Chairman and Co-Chief Executive Officer
XStream Systems, Inc.
10305 102nd Terrace
Suite 101
Sebastian, FL 32958
Tel: (772) 646-6201
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bruce C. Rosetto, Esq. Rebecca G. DiStefano, Esq. Greenberg Traurig, P.A. 5100 Town Center Circle Suite 400 Boca Raton, FL 33486 Tel: (561) 955-7600; Fax: (561) 367-6254	David A. Pentlow, Esq. Katten Muchin Rosenman LLP 575 Madison Avenue New York, NY 10022 Tel: (212) 940-6412; Fax (212) 894-5912

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Unit(1)	Offering Price(1)	Fee
Common Stock, $0.0001 par value	2,500,000 Shares	$15.00 per Share	$37,500,000	$2,092.50

(1)	Estimated in accordance with Rule 457 solely for the purpose of calculating the registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated April 23, 2010

PROSPECTUS

2,500,000 Shares of Common Stock

This is our initial public offering. No public market currently exists for our common stock. We are offering 2,500,000 shares of our common stock. We expect that the public offering price will be between $      and $      per share of common stock. We have applied for the listing of our common stock on the NASDAQ Capital Market.

Per
The Offering	Share	Total

Initial Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to XStream Systems, Inc.	$	$

Proposed NASDAQ Market Symbol: XTRM

OpenIPO® and Best Efforts Offering: The method of distribution being used by the underwriter in this offering differs somewhat from that traditionally employed in firm commitment underwritten public offerings. In particular, the public offering price and allocation of shares were determined primarily by an auction process conducted by the underwriter and other securities dealers participating in this offering. The minimum size for any bid in the auction is 100 shares. In addition, the underwriter is not required to sell any specific number or dollar amount of shares of common stock but has agreed to use its best efforts to procure potential purchasers for the shares of common stock offered pursuant to this prospectus. A more detailed description of the OpenIPO process and the best efforts offering is included in “Plan of Distribution” beginning on page 86.

This offering involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2010

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully. All references to “we,” “us,” the “company” and “XStream Systems” mean XStream Systems, Inc. Unless otherwise indicated, all information contained in this prospectus assumes that no outstanding stock options or warrants will be exercised. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. References in this prospectus to the “securities” to be sold in the offering mean shares of common stock.

Our Company

We are a direct seller of our countertop XT250tm Material Identification System (“XT250tm”). Our customers place sales orders by calling one of our internal sales representatives via our toll-free phone number. We also sell indirectly through contracted authorized sales agents. We have sold seven XT250tm systems to date.

We design and develop material authentication and verification solutions that allow molecular screening (i.e. molecular structure analysis on hidden materials). The Energy Dispersive X-Ray Diffraction (“EDXRD”) technology we utilize is licensed from Rutgers, The State University of New Jersey. The technology has the ability to penetrate through virtually any material (glass, wood, and metal), extract a molecular structure fingerprint of the materials inside, and then our automated software can authenticate or verify materials of interest for which the XT250tm has been programmed.

We purchased an exclusive worldwide license with Rutgers for its patented technology which combines penetrating X-rays, forensic analysis, and automated software algorithms enabling the rapid identification and verification of materials of interest.

The licensed technology enables forensic analysis to take place where it is needed, by anyone who needs to authenticate or verify materials. Forensic analysis had previously been performed in laboratories by trained technical personnel, required significant time, and was often destructive to the test sample itself. We have created algorithms to eliminate the need for highly trained personnel, leveraged X-rays for non-destructive testing, and scaled power levels to provide answers more quickly. We have commenced a research program at the Weill Cornell Medical College to determine if the technology may be used to detect prostate cancer. The installation of our XT250tm system for research on prostate cancer is scheduled to occur during the second quarter of 2010 pending the Medical College’s Internal Review Board (“IRB”) approval on the research protocols.

We have scaled the technology down to a countertop XT250tm which combines the ability to perform material analysis outside of the laboratory by non-technical personnel, such as warehouse workers, and to rapidly authenticate pharmaceutical inventories, even when sealed in their original packaging.

Revenue Model

We intend to provide our product offerings to businesses and government agencies internationally. Our future success will be driven primarily by our ability to attract new customers, develop sustainable revenues and to continue to develop our product suite. Our current target customers are seeking identification solutions for counterfeit pharmaceuticals as well as validation of their pharmaceutical inventory.

Our revenue model currently consists of:

•	direct sales of our XT250tm systems to customers;

•	development of and sales of a multi-layer or “quad-layer” anti-counterfeiting solution, incorporating EDXRD molecular screening, pedigree, serialization and sealant;

•	development of a Secure Pharma logistics center authenticating pharmaceutical returns;

•	custom solutions utilizing the EDXRD technology developed for specific uses; and

•	PILOT programs whereby manufacturers will host our system for use on a trial basis, providing our host manufacturer with an option to purchase the system following PILOT testing.

Sales

We have had direct sales of our XT250tm systems to six customers and one sale of the XT250tm system generated from the PILOT program.

Our development of the customized EDXRD products and the multi-layer solutions and our future generation of revenues in connection with these products is dependent on our completion of the offering. We have not generated sales of customized EDXRD products or the quad-layer solution to date. We anticipate finalizing the development of the multi-layer solution following the offering during the third quarter of 2010. Additionally, we anticipate the development of the Secure Pharma return center following the offering during the fourth quarter of 2010.

PILOT Programs

Our PILOT programs have occurred in several different pharmaceutical markets, at one U.S. government entity and in several university research settings.

We have determined from some of our PILOT participants that the processing speed or the testing output of a single system is more limited than those participants would have desired. Not all of our PILOT programs were specifically designed for a unit sale. Some of our PILOT programs were designed for research purposes to test the capabilities of the technology, data collection, process improvement, throughput, and concept/ industry viability. Therefore, some of our PILOT programs will not generate revenues. We currently have one PILOT program participant and we are scheduled to commence another PILOT program in April 2010.

Prior Line of Business

We previously entered into a contract with the Transportation Services Administration (“TSA”) to perform research to test the viability of TSA’s own explosive detection systems. The equipment used by TSA in such tests was its own equipment and not our XT250tm. Under the agreement, we designed simulant formulas (or blends of benign materials that would mimic each particular explosive) to test these detection systems. We generated revenues of $101,606 during 2005, $107,567 during 2006 and $150,000 during 2008 from our contract with TSA. The TSA agreement has terminated and we do not currently have a contract with other government agencies. Furthermore, we are not conducting business operations in the field of simulants research at the present and do not anticipate any recurring revenues related to our prior simulants research.

Our Industry

We believe we are well positioned to take advantage of anticipated growth within an emerging authentication and verification industry. Our industry’s growth globally is expected to be driven by:

•	the increase in counterfeiting and adulteration in the drug and pharmaceutical industry;

•	indicators of growing corporate demand for counterfeit drug identification solutions;

•	the proliferation of pharmaceutical product sales from Internet sources;

•	indications of demand for diagnostic detection solutions in the medical industry;

•	terrorist activities around the globe;

•	indications of demand for quality control in the cosmetics industry;

•	industry indicators for demand in raw ore, mineral, and metal detection;

•	indications of demand for quality control in the cement industry; and

•	indications of demand for quality control in the veterinarian industry.

Our Growth Strategy

Our objective is to become the leading provider of material authentication and verification solutions. Key elements of our growth strategy include:

•	scale the technology, in terms of speed and test volume size, to produce products that meet varying customer applications, including real-time testing, as well as large volume screening;

•	expand our recognition and branding in our industry in identification of counterfeit and adulterated drugs and pharmaceuticals;

•	pursue new customers and territories — we are aggressively targeting potential customers, primarily through our direct sales force, and believe that there are substantial market opportunities for our solutions in the Americas, Asia, Africa, and Europe;

•	strategic PILOT programs whereby third parties host our XT250tm system;

•	enhance our product offering — we intend to further develop our XT250tm platform’s capabilities and features;

•	expand our product offering — we intend to customize other products to meet customer demands beyond the XT250tm platform;

•	expand our target markets — we intend to leverage our products by offering them to new markets; and

•	build and leverage awareness of the XStream molecular screening brand.

Our Strategic Relationships

We are working on several strategic projects with recognized companies and intend to develop applications for our molecular screening technology in connection with these relationships. Our initial target market has been the pharmaceutical distribution market, including major pharmaceutical manufacturers, drug distributors and automated drug dispensing logistics (assembly line efficiencies) companies. Our teaming relationships include the following:

•	Swisslog Healthcare Solutions, a global provider of integrated logistics solutions for warehouses, distribution centers and hospitals has executed a Letter of Intent with us to jointly collaborate and investigate the development of customized screening solutions; and

•	Eastman Kodak, a corporation utilizing technology to combine imaging and information, has agreed in a Letter of Intent to explore with us strategic opportunities for joint design, development, cross-licensing, and co-marketing of security solutions.

We are negotiating strategic relationships with other pharmaceutical distributors, manufacturers and logistic companies. We are directing our strategic efforts to produce applications which we anticipate will combine non-destructive penetrating capability with forensic analysis. To date, we have not generated revenues from the relationships listed above.

We have used PILOT programs to test the validity of the technology, the effectiveness of the system, market needs, processes and procedures and the development of systems. The PILOT programs have occurred in several different pharmaceutical markets, academic settings and in one U.S. government setting and generally have a duration of two months to one year. One of our PILOT program relationships with a specialty pharmaceutical distribution company resulted in an XT250tm sale.

Corporate Information

We were organized as a corporation under the laws of the State of Delaware in May 2004, and commenced operations in our current line of business at that time. Our principal executive offices are located at 10305 102nd Terrace, Suite 101, Sebastian, FL 32958, and our telephone number is +1(772) 646-6200. We maintain a corporate website at www.securepharmachain.net, and an electronic brochure of our XT250tm product offering can be downloaded at http://xstreamsystems.net/XT250SpecSheet-2008’07.pdf. Neither the contents of our website nor our brochure are part of this prospectus and should not be relied upon with respect to this offering.

The Offering — Common Stock

Common stock offered	2,500,000 shares of common stock

Proposed NASDAQ Stock Market Symbol for the common stock	XTRM

Common stock outstanding prior to this offering	2,792,404 shares(1)

Common stock to be outstanding after this offering	8,803,042 shares(1)

OpenIPO Process	This offering will be made through the OpenIPO process, in which the allocation of shares and the public offering price are primarily based on an auction in which prospective purchasers are required to bid for the shares. The OpenIPO process is described in full under “Plan of Distribution” beginning on page 86.

Use of proceeds	We will use a portion of the proceeds of this offering in the repayment of our indebtedness through April 2, 2010, in the aggregate amount of $4,866,056 as follows:

• $2,600,000 to discharge the Kimball judgment against us, plus accounts payable;

• $280,027 to repay principal and accrued interest due to our two debenture holders;

• $922,528 to discharge amounts we are in arrears under our license agreement with Rutgers University;

• $464,380 to be paid to affiliates for deferred salary; and

• $599,120 in professional fees and miscellaneous expenses.

We will use the remainder of the net proceeds for research and product development and general corporate purposes including salaries, professional fees, public reporting costs and office-related expenses.

See “Use of Proceeds.”

Proposed Listing	We have applied for the listing of our common stock on the NASDAQ Capital Market. Assuming that we raise $22.0 million in net proceeds, following deduction for underwriting fees, commissions and estimated offering expenses and have a minimum of 300 round lot holders, we believe that we will be accepted for listing on the NASDAQ Capital Market at the time of the offering or promptly following the offering.

Ownership after this offering	Our executive officers and directors will beneficially own approximately 33.9% of our outstanding common stock after the completion of this offering.

(1)	Based on 2,792,404 shares outstanding on April 2, 2010, and assuming the conversion of shares of our Series A, B, C, and D preferred stock into 3,510,638 shares of our common stock on the effective date of the registration statement for this offering. The number of shares to be outstanding after this offering excludes the following:

•	2,103,257 shares of common stock reserved for issuance upon the exercise of outstanding stock options under our Amended and Restated 2004 Stock Option Plan and 2009 Long Term Incentive Compensation Plan;

•	13,078,685 shares of common stock reserved for issuance upon the exercise of outstanding warrants (for which cash would need to be remitted to us for exercise) at a weighted average exercise price of $2.99 and 5,203,480 shares of which are held by executive officers and directors and their affiliates; and

•	3,848,769 additional shares of common stock reserved for issuance under the 2009 Long Term Incentive Compensation Plan.

Unless we specifically state otherwise, all information in this prospectus:

•	assumes the sale of 2,500,000 shares of our common stock at the price set forth on the cover of our prospectus; and

•	assumes the conversion of all outstanding shares of our Series A, B, C and D preferred stock into 3,510,638 shares of our common stock on the effective date of the registration statement for this offering, which does not include shares of common stock which may be issuable upon conversion of any accrued but unpaid dividends.

Risk Factors

This offering and our business is subject to numerous risks, as discussed more fully in the section entitled “Risk Factors” immediately following this prospectus summary. Some of the risks include without limitation:

•	our history of annual net losses which may continue and which may negatively affect our ability to achieve our business objectives, and the going concern qualification in our 2008 and 2009 audits;

•	we are currently a defendant in a lawsuit with the manufacturer of the XT250tm system, Kimball Electronics, Inc., in connection with funds we currently owe to its parent corporation, Kimball International, Inc., under a promissory note and, on February 8, 2010, Kimball entered an Agreed Judgment against us for $3,200,000;

•	until such time as we repay Kimball the $2.6 million of indebtedness under the settlement agreement and we reach a new agreement with Kimball for the manufacturing of our product, we have uncertainty as to whether Kimball will continue to manufacture our XT250tm system or whether we will be required to identify a new manufacturer to build our system, which would likely lead to significant timing delays in the production of our system;

•	we do not own the patented technology which we utilize in connection with our XT250tm system, which patent rights are licensed from Rutgers and furthermore, we are currently in default under our agreement with Rutgers; if we are unable to maintain this license, our operations and financial condition will be negatively affected;

•	we have identified material weaknesses in our internal controls over financial reporting resulting in a restatement of our financial statements;

•	an active trading market for our securities may not develop on the NASDAQ Capital Market or any other trading market or facility, and we expect that our stock price will be volatile and could decline following this offering, resulting in a substantial loss in your investment; and

•	assuming we satisfy the eligibility criteria for listing our common stock on NASDAQ, we can provide no assurances that if we are listed, we will continue to meet the continued listing standards.

See additional “Risk Factors” beginning on page 7 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

Summary Financial Data

The summary financial data below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes included elsewhere in this prospectus.

	Year Ended December 31,
	2008	2009

Statement of Operations Data:
Revenue	$439,000	$271,520
Gross profit (loss)	309,964	137,677
Total general and administrative expenses(1)	2,401,414	3,513,782
Research and development	635,531	581,547
Loss from operations	(2,726,981)	(3,957,652)
Net (loss) available to common stockholders	(7,183,298)	(5,293,165)
Net (loss) per share:
Basic and diluted	$(4.22)	$(2.76)
Weighted average number of shares outstanding:
Basic and diluted	1,702,156	1,917,157

As of
December 31, 2009
Actual

Balance Sheet Data:
Cash and cash equivalents	$516,849
Working capital (deficiency)	(4,062,556)
Total assets	1,336,669
Total liabilities	5,390,328
Total stockholders’ deficit	(16,867,034)

(1)	Total general and administrative expenses, represents total operating expenses less research and development.

RISK FACTORS

A purchase of our securities involves a high degree of risk. You should consider carefully the following risk factors, in addition to the other information contained in this prospectus and the documents incorporated by reference into this prospectus, before purchasing any securities in this offering.

Risks Related to Our Business

We have a history of annual net losses which may continue and which may negatively affect our ability to achieve our business objectives, and we received a going concern qualification in our 2009 audit.

For the year ended December 31, 2009, we had revenue of $271,520 and a net loss of $(4,226,965). At December 31, 2009, we had a stockholders’ deficit of $(16,867,034), as compared with $(11,852,015) from December 31, 2008. For the year ended December 31, 2008, we had revenue of $439,000 and a net loss of $(2,860,254). Our independent auditors, in their report dated March 12, 2010 for the related audit of our financial statements for the years ended December 31, 2009 and December 31, 2008, expressed doubt about our ability to continue as a going concern. There can be no assurance that our future operations will result in net income. Our failure to increase our revenues or improve our gross margins will harm our business. We may not be able to sustain or increase profitability on a quarterly or annual basis in the future. If our revenues grow more slowly than we anticipate, our gross margins fail to improve, or our operating expenses exceed our expectations, our operating results will suffer. The prices we charge for our XT250tm system may decrease, which would potentially reduce our revenues. If we are unable to sell our solutions at acceptable prices relative to our costs, or if we fail to develop and introduce on a timely basis new products from which we can derive additional revenues, our financial results will suffer.

We currently are experiencing uncertain economic conditions, which makes it difficult to estimate growth in our markets and, as a result, future income and expenditures.

Current conditions in the domestic and global economies are extremely uncertain. As a result, it is difficult to estimate the level of growth for the economy as a whole. It is even more difficult to estimate growth in various parts of the economy, including some of the markets in which we participate. Because all components of our budgeting and forecasting are dependent upon estimates of growth in the markets we serve, the prevailing economic uncertainty renders estimates of future income and expenditures even more difficult than usual. As a result, we may make significant investments and expenditures but never realize the anticipated benefits, which could affect adversely our results of operations. The future direction of the overall domestic and global economies will have a significant impact on our overall performance.

Our resources may not be sufficient to manage our expected growth; failure to properly manage our potential growth would be detrimental to our business.

We may fail to adequately manage our anticipated future growth. Any growth in our operations will place a significant strain on our administrative, financial and operational resources, and increase demands on our management and on our operational and administrative systems, controls and other resources. We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our technical, accounting, finance, marketing, and sales staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems. If we are unable to manage growth effectively, such as if our sales and marketing efforts exceed our capacity to manufacture our XT250tm systems or if new employees are unable to achieve performance levels, our business, operating results and financial condition could be materially and adversely affected.

We are currently a defendant in a lawsuit with the manufacturer of the XT250tm system, Kimball Electronics, Inc. in connection with funds we currently owe to its parent corporation, Kimball International, Inc., under a promissory note and on February 8, 2010, Kimball entered an Agreed Judgment against us for $3,200,000.

We face significant risk relating to a lawsuit in which we are the defendant with the manufacturer of the XT250tm, Kimball International, Inc. and Kimball Electronics, Inc. (“Kimball”). There is significant uncertainty whether we will reach a compromise with Kimball to continue to manufacture our XT250tm units. During September 2008, Kimball filed suit against us, including claims alleging we defaulted on a $2,000,000 loan provided by Kimball in favor of us, breach of a reserve capacity agreement and breach of a supplier agreement. We asserted counterclaims against Kimball for conversion, breach of contract and tortious interference with business relationship. On June 30, 2009, the District Court granted partial judgment in favor of Kimball in the amount of $2,000,000 against us. On December 23, 2009, we and Kimball entered into a settlement agreement (the “Agreement”). In connection with the Agreement we provided to Kimball an executed Agreed Judgment in favor of Kimball in the amount of $3,200,000 (the “Agreed Judgment”). We agreed to make payments to Kimball via wire transfer or certified funds as follows: (i) one payment of $600,000 to be made on or before December 31, 2009; and (ii) one final payment of $2,600,000 to be made on or before January 31, 2010. On December 29, 2009, we made the initial payment of $600,000 to Kimball under the Agreement. Because we failed to make the $2,600,000 payment to Kimball according to the terms of the Agreement, Kimball entered the Agreed Judgment against us in the amount of $3,200,000. On February 10, 2010, Kimball filed a motion for proceedings supplemental to collect the remaining $2,600,000 balance due on the $3,200,000 judgment. We anticipate that if this offering does not close for any reason, Kimball will move forward in its collection efforts to enforce the judgment. A portion of the proceeds of the offering will be utilized to discharge the $2,600,000 balance due on the Agreed Judgment.

We may be required to identify a new manufacturer for the XT250tm system.

Until such time as we repay Kimball the $2.6 million of indebtedness under the settlement agreement and we reach a new agreement with Kimball for the manufacturing of our product, we have uncertainty as to whether Kimball will continue to manufacture our XT250tm system or whether we will be required to identify a new manufacturer, which would likely lead to significant timing delays in the production of our system. Although we currently have four XT250tm systems at our facility available for immediate sale, to the extent we receive purchase orders for additional units now, we believe two months would be required to train any new manufacturer of the XT250tm system and it would likely take a new manufacturer six months to acquire all the needed materials to produce the XT250tm system. These timing delays would adversely affect our ability to provide new units to our customers and could adversely affect our result of operations.

Although we believe that other manufacturers may be able to acquire the expertise to assemble and produce the hardware a significant investment in parts and scientific labor would likely be required on the part of the manufacturer and us to engage in a new manufacturing relationship. Since it appears unlikely that Kimball will voluntarily release the inventory to us, if we work with a new manufacturer, we will be required to replace these parts and components in the manufacture of our units. These additional capital expenditures to purchase parts and manufacture new units will additionally adversely affect our results of operations and financial performance.

We have identified material weaknesses in our internal controls over financial reporting.

We identified control deficiencies that have been classified as material weaknesses in our internal controls over financial reporting. A material weakness is a control deficiency that results in a more than remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis by employees in the normal course of their assigned functions. The control deficiencies identified include inadequate segregation of duties over financial reporting as well as improper reporting of certain financial instruments, income taxes, loss contingencies and share-based compensation which resulted in restatement of our financial statements for 2009 and 2007. The identification of these material weaknesses may cause investors to lose confidence in us and our stock may be negatively affected.

To address the control deficiencies, we have hired a new member of management with experience in complex accounting and we plan to hire additional accounting staff in order to implement an appropriate level of segregation of duties. In addition, we plan to hire additional qualified financial reporting personnel and engage outside consultants to assist in accurate financial reporting to ensure our financial statements are in accordance with generally accepted accounting principles.

The standards that must be met for management to assess the internal control over financial reporting are relatively new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing the activities necessary to make future assessments of our internal control over financial reporting and completing the implementation of any necessary improvements. Future assessments may require us to incur substantial costs and may require a significant amount of time and attention of management, which could seriously harm our business, financial condition and results of operations. If we are unable to assess our internal control over financial reporting as effective in the future, investors may lose confidence in us and our stock may be negatively affected.

If we do not successfully develop new products and solutions, our business may be harmed.

Our business and operating results may be harmed if we fail to expand our products (either through internal product or capability development initiatives or through partnerships and acquisitions) beyond our current XT250tm system in such a way that achieves market acceptance or that generates significant revenue and gross profits to offset our operating and other costs. We may not successfully identify, develop and market new product and service opportunities in a timely manner. If we introduce new products and services, they may not attain broad market acceptance or contribute meaningfully to our revenue or profitability. Competitive or technological developments may require us to make substantial, unanticipated investments in new products and technologies or in new strategic partnerships, and we may not have sufficient resources to make these investments. Because the markets for our solutions are subject to rapid change, we may need to expand and/or evolve our product and service offerings quickly. Delays and cost overruns could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements and harm our business and operating results.

We do not own the technology which we utilize in connection with our XT250tm system which patent rights are licensed from Rutgers University. We are currently in default under our agreement with Rutgers and if we are unable to maintain this license, we anticipate our operations and financial condition will be negatively affected.

We do not own all of the software, other technologies and content used in our products and services. We license the technology utilized in connection with our XT250tm system from Rutgers, The State University of New Jersey (“Rutgers”) pursuant to an exclusive license agreement for the patent rights to registered patent U.S. Patent No. 6,118,850 and U.S. Patent application Serial No. 60/352,952 (WO 03/065077). A disagreement between Rutgers and us could have a very negative effect on our ability to operate our business effectively. In addition, we could learn that the technologies we have licensed from Rutgers do not perform as purported, are not effective, or are not the property of Rutgers, or some similar problem with the license any of which would have an immediate and negative effect on our business. The technology is licensed under the agreement from the effective date of December 13, 2004 and remains in effect in each country of the world until the later of (i) expiration in a country of the last-to-expire of issued patents within the Rutgers patent rights licensed under the agreement, or (ii) 15 years from the first commercial sale of the licensed products in that country. As of December 31, 2009, we are currently in arrears with respect to payment of $797,871, which equals the minimum annual royalty payment due under the agreement and accrued interest. The licensing agreement provides that if either party breaches or fails to perform any provision of the agreement, the other party may give written notice of the default to the breaching party. The agreement further provides if we fail to cure the default within sixty days of receipt of the notice of default, Rutgers has the right to terminate the agreement and the license by sending a notice of termination to us. The agreement will automatically terminate on the effective date of the notice of termination. Representatives of the company have recently met with Rutgers to discuss the licensing agreement between the university and the company. The parties have mutually agreed and acknowledged verbally that we will require capital financing to repay Rutgers amounts due under the licensing agreement and that the agreement requires restructuring in connection with royalty fees owed in the future. The parties have verbally agreed to postpone restructuring of the license agreement until subsequent to the public offering. We believe that we and Rutgers are both using good faith efforts to maintain the business relationship and restructure the parties’ contractual obligations going forward. The loss of, or our inability to maintain, this license could result in our inability to sell our products including the XT250tm systems without liability exposure including claims of infringement from other parties.

If we do not adequately protect our intellectual property rights, we may experience a loss of revenue and our operations may be materially harmed.

We have not received registered patents or copyrights on any of the software or technology we have developed and are relying on the patented technology owned by Rutgers which we license to produce the XT250tm units. We additionally rely upon confidentiality agreements signed by our employees, consultants and third parties, and trade secret laws of general applicability, to safeguard our software and technology. We cannot assure you that we can adequately protect our intellectual property or successfully prosecute potential infringement of our intellectual property rights. Also, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to our satisfaction. Our failure to protect our intellectual property rights may result in a loss of revenue and could materially harm our operations and financial condition.

Our lengthy sales cycle may increase our exposure to customer cancellations and other risks.

Our product sales cycle has been and is expected to continue to be lengthy and variable. We generally expect the need to educate our potential customers about the use and benefits of the XT250tm system, which can require the investment of significant time and resources. This lengthy sales cycle creates risks related to customer decisions to cancel or change product plans, which could result in the loss of anticipated sales. We may incur significant research and development, selling and general and administrative expenses as part of this process before it generates the related revenues from any such customer.

We may not be able to secure all rights to our intellectual property; our rights may be subject to claims of infringement by others, and other issues affecting production.

We are relying on a combination of our patent licensing rights, as well as employee and third party non-disclosure agreements to protect intellectual property rights pertaining to our products and technologies. There can be no assurance, however, that these measures will provide meaningful protection of the technology, trade secrets, know-how, or other intellectual property in the event of any unauthorized use, misappropriation, or disclosure. There can also be no assurance that others will not independently develop similar technologies or duplicate any technology we develop or have developed without violating our intellectual property rights. In addition, there can be no assurance our intellectual property rights will be held to be valid, will not be successfully challenged or will otherwise be of value.

Our patent applications which may be submitted in the future may be subject to a charging and retaining lien held by our counsel that prepare and file such applications. Failure to repay outstanding debts to such counsel could prevent us from fully commercially exploiting the technology. In addition to developing and seeking patent and other intellectual property protection for the technology, we do not currently, but may in the future, rely on licenses from third parties for material components of the technology embodied in our products. A dispute with a licensor of such products, or claims for infringement against the licensor by third parties with respect to the technology licensed to us, could materially adversely affect our business.

Any of our future patent applications may not be approved or may be successfully challenged by others or invalidated through administrative processes or litigation. If our applications are not approved, we may not be able to enter into arrangements to allow us to continue to use our technology on commercially reasonable terms.

While we do not believe that our licensed technology infringes on any existing patents or intellectual property rights of third parties, there can be no assurance that such infringement has not occurred or will not occur. The costs of defending an intellectual property claim could be substantial and could adversely affect our business, even if we were ultimately successful in defending any such claims. If our licensed technology were found to infringe the rights of a third party, we would be required to pay significant damages or license fees or cease production, any of which could have a material adverse effect on our business.

We depend on the patent we license from Rutgers and other means to protect our intellectual property which may not be adequate.

The law of patents and trade secrets is constantly evolving and often involves complex legal and factual questions. The coverage under the Rutgers patent and any additional coverage we may seek in our patent applications can either be denied or significantly reduced before or after a patent is issued. Consequently, we cannot be sure that any particular patent we apply for will be issued, that the scope of the patent protection will exclude our competitors, that interference proceedings regarding any of our patent applications will not be filed, or that a patent will provide any other competitive advantage to us. In addition, we cannot be sure that the patented technology we license from Rutgers will be held valid if challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by us.

Because patent applications may be secret until patents are filed with the USPTO and the publication of discoveries in the scientific or patent literature lags behind actual discoveries, we cannot be certain if our patent application was the first application filed covering a particular invention. If another party’s rights to an invention are superior to ours, we may not be able to obtain a license to use that party’s invention on commercially reasonable terms, if at all. In addition, our competitors, many of which have greater resources than we do, could seek to apply for and obtain patents that will prevent, limit or interfere with our ability to make use of our inventions either in the U.S. or in international markets. Further, the laws of some foreign countries do not always protect intellectual property rights to the same extent as do the laws of the U.S. Litigation or regulatory proceedings in the U.S. or foreign countries also may be necessary to enforce our patent or other intellectual property rights or to determine the scope and validity of our competitors’ proprietary rights. These proceedings can be costly, result in product development delays, and divert our management’s attention from our business.

We may also rely upon unpatented proprietary technology, and we cannot assure you that others will not independently develop substantially equivalent technology or otherwise gain access to or disclose our proprietary technology. We may not be able to meaningfully protect our rights in this proprietary technology, which would reduce our ability to compete in the market.

Although we have confidentiality agreements in place with our employees, these agreements may not adequately prevent disclosure of proprietary information.

Our policy is to execute confidentiality agreements with our employees and consultants upon the commencement of their employment or consulting arrangement with us. These agreements generally require that all confidential information developed by an individual or to which the individual is exposed during the course of his or her relationship with us must be kept confidential even after the individual has left our employment. These agreements also generally provide that inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. We cannot be sure that these agreements will provide meaningful protection of our proprietary and other confidential information. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees or consultants have prior employment or consulting relationships. We may be forced to engage in costly and time-consuming litigation to determine the scope of and to enforce our proprietary rights. Even if successful, any litigation could divert our management’s attention from our business.

We have been subject to informal questioning and an informal inquiry from federal and state regulatory agencies recently related to an unidentified investigation and you should be aware that if we become a target or defendant in an investigation, litigation or other governmental proceeding our business prospects may potentially be adversely affected.

On August 6, 2009, the company was unexpectedly visited by special agents from the Office of Criminal Investigations of the federal Food and Drug Administration (“FDA”) and the Florida Department of Law Enforcement who informed our management that there was an investigation being conducted into two of our customers. The agents proceeded to ask a series of general questions based on which our management believes that the investigation involves the diversion of drugs. The agents made an inquiry as to the capabilities of our XT250tm machine and whether it can be used to aid in diverting drugs. Our management explained that our equipment cannot be used in such a fashion as to aid in the diversion of drugs and that the company has at no time had any part in the diversion of drugs. Diversion of drugs most frequently occurs when a patient receives a legitimate prescription for an actual or feigned illness and sells the procured drugs on the black market. The black market may then distribute or divert the prescription drugs, which are likely not counterfeit drugs, into the legal supply chain. Our system as currently designed does not identify that these were diverted (or not diverted) drugs but rather is used to determine whether molecular structures of drugs are valid. At this time, we have no reasonable basis to believe that we are a target of the investigation against our customers and will fully cooperate with the investigation. To date, we have not received any formal or informal written correspondence from either regulatory agency relating to the investigation nor are we a party to any legal and/or regulatory proceeding related to this matter.

We will need to operate without infringing the proprietary rights of others.

We cannot be certain that U.S. or foreign patents or patent applications of other companies do not exist or will not be issued that would materially and adversely affect our ability to commercialize our products. We may be sued for infringing or misappropriating the patent or other intellectual property rights of others. Intellectual property litigation is costly and, even if we prevail, the cost of this litigation could negatively affect our business. If we do not prevail in litigation, in addition to any damages we might have to pay, we could be required to stop the infringing activity or obtain a license requiring us to make royalty payments. Any license we are required to obtain may not be available to us on commercially acceptable terms, if at all. In addition, any license we are required to obtain may be non-exclusive, and therefore our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around another company’s patent, we may be unable to make use of some of our technologies or distribute our products.

We may be liable for use of information we provide to third party customers.

Incorrect information that results from the use of our systems could cause the end-user either to take an action or fail to take an action which could have a detrimental effect, and we could be liable for the damages resulting from the incorrect information. While we maintain product liability insurance coverage in an amount that we currently believe is sufficient for our business, we cannot assure you that this coverage will prove to be adequate or will continue to be available on acceptable terms, if at all. A claim brought against us regarding injuries related to the use of our system that is uninsured or under-insured could materially harm our business, financial condition, results of operations and prospects in the future. A claim could also result in negative publicity.

Our failure to comply with certain local, state and federal government regulations could negatively affect our operating results and future prospects.

Certain computer applications, software and systems, such as ours, involving the use of X-ray technologies are subject to regulation by numerous local, state and federal governments, including the Department of Defense, the Drug Enforcement Agency, and various other law enforcement agencies. As such, our products and operations are subject to various local, state and federal regulations and oversight. Compliance with such current and future regulations could have a material adverse effect on our business, results of operations, financial conditions and prospects in the future.

Our failure to comply with federal FDA regulations could negatively affect our operating results.

The FDA is responsible for, among other things, assuring the safety and effectiveness of medical devices. Certain computer applications, software and systems are considered medical devices, and therefore subject to regulation by the FDA. We do not believe that our system currently is subject to FDA oversight. Nevertheless, if the FDA were to determine that our system is subject to FDA jurisdiction, or in the event we expand our product line into medical diagnostics, we may become subject to FDA jurisdiction, as such compliance with FDA requirements could have a material adverse effect on our business, results of operations, financial conditions and prospects in the future.

Product liability claims may exceed our insurance coverage.

The manufacture and sale of our products carries the risk of product liability claims. Any error, no matter how unlikely, may cost lives and significant property damage. While we intend to maintain a prudent level of product liability insurance and errors and omissions coverage, there can be no assurance that our coverage limits will be adequate to protect us from any liabilities we might incur in connection with the sale of our products or that we will be able to maintain this level of coverage in the future. Because we plan to market and sell anti-terrorism technology to the U.S. government, however, damages paid resulting from lawsuits related to these activities may be limited or otherwise covered under the federal Support Anti-Terrorism by Fostering Effective Technologies (SAFETY) Act of 2002, a part of the Homeland Security Act of 2002.

In addition, in order to maintain our competitive position, we will likely need to maintain a steady pace of new products and updates or enhancements of our existing product, the XT250tm system. Accordingly, we may require increased product liability coverage as additional products and updates come to the market place. Such insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of such claims in excess of our insurance coverage could have a material adverse effect on our business.

We depend on certain key executive officers and the loss of such key employees could materially adversely affect our business.

We are dependent on our executive officers, the loss of any one of whom could have an adverse effect on our business if we could not promptly secure a replacement with equivalent expertise and experience. We will rely on the management expertise and experience of, among others, Mr. James Lowery and Mr. Anthony Chidoni, our co-chief executive officers.

While we believe that our management possesses the necessary experience to successfully manage our operations, there can be no guarantee that they will perform adequately or that our operations will be successful. In addition, our future success may depend in large part upon our ability to attract and retain additional highly skilled managerial and other personnel. We may not be successful in hiring or retaining the personnel we need and this could have a material adverse effect our business.

Our ability to use net operating loss carryforwards in the U.S. may be limited.

As of December 31, 2009, we had net operating losses of approximately $16.7 million for federal income tax purposes, which expire at various dates through 2029. To the extent available and not otherwise utilized, we intend to use any net operating loss carryforwards to reduce the U.S. corporate income tax liability associated with our operations. Section 382 of the Internal Revenue Code of 1986, as amended, generally imposes an annual limitation on the amount of net operating loss carryforwards that may be used to offset taxable income when a corporation has undergone certain changes in stock ownership. Our ability to utilize net operating loss carryforwards may be limited, under this section or otherwise, by the issuance of common stock in this offering. To the extent our use of net operating loss carryforwards is significantly limited, our income could be subject to U.S. corporate income tax earlier than it would if we were able to use net operating loss carryforwards, which could result in lower profits.

Risks Related to the Auction Process for this Offering

Potential investors should not expect to sell our shares for a profit shortly after our common stock begins trading.

A principal factor in determining the initial public offering price for the shares sold in this offering will be the clearing price resulting from an auction conducted by us and our underwriter. The clearing price is the highest price at which all of the shares offered may be sold to potential investors. Although we and our underwriter may elect to set the initial public offering price below the clearing price, the public offering price may be at or near the clearing price. If there is little to no demand for our shares at or above the initial public offering price once trading begins, the price of our shares could decline following our initial public offering. If your objective is to make a short-term profit by selling the shares you purchase in the offering shortly after trading begins, you should not submit a bid in the auction.

Some bids made at or above the initial public offering price may not receive an allocation of shares.

Our underwriter may require that bidders confirm their bids before the auction for our initial public offering closes. If a bidder is requested to confirm a bid and fails to do so within a required time frame, that bid will be rejected and will not receive an allocation of shares even if the bid is at or above the initial public offering price. In addition, we, in consultation with our underwriter, may determine, in our sole discretion, that some bids that are at or above the initial public offering price are manipulative or disruptive to the bidding process or are not creditworthy, in which case such bids will be reduced or rejected.

Potential investors may receive a full allocation of the shares they bid for if their bids are successful and should not bid for more shares than they are prepared to purchase.

If the public offering price is at or near the clearing price for the shares offered in this offering, the number of shares represented by successful bids will equal or nearly equal the number of shares offered by this prospectus. As a result, successful bidders may be allocated all or nearly all of the shares that they bid for in the auction. Therefore, we caution investors against submitting a bid that does not accurately represent the number of shares of our common stock they are willing and prepared to purchase.

Risks Related to Our Securities and this Offering

An active trading market for our securities may not develop and we expect that our stock price will be volatile and could decline following this offering, resulting in a substantial loss in your investment.

Prior to this offering, there has not been a public market for our securities. An active trading market for our securities may never develop or if it develops it may not be sustained, which could affect your ability to sell your securities and could depress the market price of your securities. In addition, the initial public offering price of the securities has been determined by the board of directors and management in conjunction with the underwriter and may bear no relationship to the price at which the securities will trade upon completion of this offering. The offering price does not necessarily indicate the current value of the securities offered hereby and should not be regarded as an indicator of any future market performance or value thereof.

In addition, the stock market can be highly volatile. As a result, the market price of our securities can be similarly volatile, and investors in our securities may experience a decrease in the value of their securities, including decreases unrelated to our operating performance or prospects. The market price of our securities after the offering will likely vary from the initial offering price and is likely to be highly unpredictable and subject to wide fluctuations in response to various factors, many of which are beyond our control. These factors include:

•	variations in our operating results;

•	changes in the general economy and in the local economies in which we operate;

•	the departure of any of our key executive officers and directors;

•	the level and quality of securities analysts’ coverage for our securities;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	changes in the federal, state, and local laws and regulations to which we are subject; and

•	future sales of our securities.

You will experience immediate and substantial dilution when you purchase securities in this offering.

Upon the closing of this offering, investors will incur immediate and substantial dilution in the per share net tangible book value of their shares of common stock. At December 31, 2009, after giving pro forma effect to our receipt of the net proceeds of this offering, we would have had a pro forma net tangible book value of $      per share. Net tangible book value is the amount of our total assets minus intangible assets and liabilities. This represents a gain in our net tangible book value of $      per share for the benefit of our current stockholders, and

dilution of $     , or     % of the public offering price, for investors in this offering. Investors in this offering will be subject to increased dilution upon the exercise of existing outstanding stock options and warrants. These stock options and warrants, for which cash would need to be remitted to us for exercise, represent an additional 15,184,442 shares of common stock that could be issued in the future. However, each of our warrantholders has agreed not to exercise the warrants for three years subsequent to the effective date of the registration statement in this offering.

Shares of stock issuable pursuant to our stock options, warrants, and convertible preferred stock may adversely affect the market price of our common stock.

As of April 2, 2010, we have outstanding under our 2004 Stock Option Plan, stock options to purchase an aggregate of 1,952,026 shares of common stock at a weighted average exercise price of $2.19 per share and outstanding warrants to purchase 13,078,685 shares of common stock (for which cash would need to be remitted for us to exercise) at a weighted average exercise price of $2.99 per share. In addition, as of April 2, 2010, we have outstanding shares of preferred stock as follows: Series A preferred stock — 962,101 shares convertible at $3.80 per share; Series B preferred stock — 1,619,127 at $3.00 per share; and Series C preferred stock — 365,996 at $3.00 per share; and Series D preferred stock — 563,414 at $3.00 per share, all of which are immediately convertible into shares of our common stock on a one-for-one basis on the effective date of this registration statement. In addition, 1,153,731 share based incentive grants are outstanding, including stock options to purchase an aggregate of 153,731 shares of common stock at a weighted average exercise price of $0.69 per share, and 3,846,269 shares of our common stock are reserved for issuance under our 2009 Long Term Incentive Compensation Plan. The exercise of the stock options, preferred stock and warrants and the sales of stock issuable pursuant to them, would further reduce a stockholder’s percentage voting and ownership interest. However, each of our warrantholders has agreed not to exercise the warrants for three years subsequent to the closing of this offering.

The stock options, warrants, and preferred stock are likely to be exercised when our common stock is trading at a price that is higher than the exercise price of these options and warrants, and we would be able to obtain a higher price for our common stock than we will receive under such options and warrants. The exercise, or potential exercise, of these options and warrants could adversely affect the market price of our common stock and adversely affect the terms on which we could obtain additional financing.

The large number of shares eligible for future sale may adversely affect the market price of our common stock.

The sale, or availability for sale, of a substantial number of shares of common stock in the public market could materially adversely affect the market price of our common stock and could impair our ability to raise additional capital through the sale of our equity securities. At the completion of this offering, assuming the sale of 2,500,000 shares of common stock there will be approximately 8,803,042 shares of common stock issued and outstanding. Of these shares, approximately 2,500,000 will be freely transferable, and approximately 6,303,042 shares will be eligible for resale under Rule 144 following the expiration of our lock-up agreements on the one year anniversary of the effective date of this registration statement, subject to exceptions for holders of 2,500 shares or less who have six-month lock-up agreements with us. Our executive officers and directors beneficially own 3,159,508 shares of common stock and shares of common stock issuable upon conversion of preferred stock, which would be eligible for resale subject to the volume and manner of sale limitations of Rule 144 of the Securities Act of 1933, as amended (“Securities Act”), following expiration of any applicable lock-ups. Upon the conversion of our outstanding preferred stock into shares of common stock, an additional 3,804,180 shares are “restricted securities,” as that term is defined in Rule 144, and will be eligible for sale under the provision of Rule 144 following expiration of any applicable lock-ups. For additional information, see “Shares Eligible for Future Sale.”

We have provisions in our certificate of incorporation that substantially eliminate the personal liability of members of our board of directors for violations of their fiduciary duty of care as a director and that allow us to indemnify our officers and directors.

Certain provisions in our certificate of incorporation could make it very difficult for you to bring any legal actions against our directors for such violations or could require us to pay any amounts incurred by our directors in any such actions. Pursuant to our certificate of incorporation and amended and restated by-laws, members of our board of directors will have no liability for violations of their fiduciary duty of care as a director, except in limited circumstances. This means that you may be unable to prevail in a legal action against our directors even if you believe they have breached their fiduciary duty of care. In addition, our certificate of incorporation and amended and restated by-laws allows us to indemnify our directors from and against any and all expenses or liabilities arising from or in connection with their serving in such capacities with us. This means that if you were able to enforce an action against our directors or officers, in all likelihood we would be required to pay any expenses they incurred in defending the lawsuit and any judgment or settlement they otherwise would be required to pay.

Our officers and directors have significant voting power and may take actions that may not be in the best interests of other stockholders.

Our executive officers and directors currently beneficially own or control 65.7% of our common stock. Upon the completion of this offering our executive officers and directors will beneficially own or control approximately 33.9% of our common stock. If these stockholders act together, they will be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. As a result, these stockholders could together influence all matters presented to our stockholders for approval, including election and removal of our directors and change of control transactions. The interests of these stockholders may not always coincide with the interests of the other holders of our common stock.

We are restricted from paying dividends under the terms of our preferred stock designations and you should not buy our stock if you expect dividends.

We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. Furthermore, the terms of our preferred stock designations restrict the payment of dividends and provide that except for the ratable payment of dividends on the Series A, B, C and D preferred stock, we may not directly or indirectly declare or pay any cash or property dividends or make any cash or property distributions upon any of our capital stock or other equity securities. You should not buy our stock if you are expecting to receive cash dividends.

As a public company we will incur additional cost and face increased demands on our management and key employees.

We have never operated as a public company. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as rules implemented by the Securities and Exchange Commission, or SEC, and the exchange where we propose to trade our securities, impose various requirements on public companies. Our management and other personnel will devote substantial amounts of time to these requirements. We expect these requirements to significantly increase our legal and financial compliance costs and to make some activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. These rules and regulations also make it more difficult and more expensive for us to obtain director and officer liability insurance. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. If our profitability is harmed by these additional costs, it could have a negative effect on the trading price of our common stock.

We will retain broad discretion in using the net proceeds from this offering and may spend a substantial portion in ways with which you do not agree.

Our management will retain broad discretion to allocate the net proceeds of this offering. The net proceeds may be applied in ways with which you and other investors in the offering may not agree, or which do not increase the value of your investment. We intend to use a portion of our net proceeds from this offering to repay the outstanding indebtedness, which was $4,866,056 as of April 2, 2010. After repayment of indebtedness, we anticipate that we will use the remainder of the net proceeds for working capital and other general corporate purposes, which may include the acquisition of other businesses, products or technologies. We have not allocated these remaining net proceeds for any specific purposes. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds.

We do not know whether a market will develop for our common stock or what the market price of our common stock will be and as a result it may be difficult for you to sell your shares of our common stock.

Before this offering, there was no public trading market for our common stock. If a market for our common stock does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at an attractive price or at all. We cannot predict the prices at which our common stock will trade. The initial public offering price for our common stock was determined by the board of directors and management in conjunction with the underwriter and may not bear any relationship to the market price at which the common stock will trade after this offering or to any other established criteria regarding our value. It is possible that in one or more future periods our results of operations may be below the expectations of public market analysts and investors and, as a result of these and other factors, the price of our common stock may fall.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our stock, the price of our stock could decline.

The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not currently have and may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluations of our stock, the price of our stock could decline. If one or more of these analysts cease to cover our stock, we could lose visibility in the market for our stock, which in turn could cause our stock price to decline.

Provisions in our organizational documents and in the Delaware General Corporation Law may prevent takeover attempts that could be beneficial to our stockholders.

Provisions in our certificate of incorporation and amended and restated by-laws, both of which will be effective upon the closing of this offering, and in the Delaware General Corporation Law, may make it difficult and expensive for a third party to pursue a takeover attempt we oppose even if a change in control of our company would be beneficial to the interests of our stockholders. Any provision of our certificate of incorporation or amended and restated by-laws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock. Our board of directors has the authority to issue up to 6,000,000 shares of preferred stock in one or more series and to fix the powers, preferences and rights of each series without stockholder approval. The ability to issue preferred stock could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of our company, or otherwise could adversely affect the market price of our common stock. Further, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. This section generally prohibits us from engaging in mergers and other business combinations with stockholders that beneficially own 15% or more of our voting stock, or with their affiliates, unless our directors or stockholders approve the business combination in the prescribed manner.

State Blue Sky laws may limit resale of the shares of common stock.

Although we assume that, as part of this offering, we will raise $22.0 million in net proceeds, following deduction for underwriting fees, commissions and estimated offering expenses and that we will have a minimum of 300 round lot holders to be accepted for listing on the NASDAQ Capital Market, we cannot guarantee that we will maintain our listing on such market. As such, investors should consider the possibility that any secondary market for our securities could be a limited one including a trading market on the over-the-counter bulletin board. The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. If the securities are traded on the over-the-counter bulletin board, we intend to seek coverage and publication of information regarding the company in an accepted publication which permits a “manual exemption.”

This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (i) the names of issuers, officers, and directors, (ii) an issuer’s balance sheet, and (iii) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly-issued securities. Most of the accepted manuals are those published in Standard and Poor’s, Moody’s Investor Service, Fitch’s Investment Service, and Best’s Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they ‘recognize securities manuals’ but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

We may not be able to maintain our anticipated listing on the NASDAQ, which may limit the ability of purchasers in this offering to resell their common stock in the secondary market.

Assuming that we raise $22.0 million in net proceeds, following deduction for underwriting fees, commissions and estimated offering expenses and have a minimum of 300 round lot holders, we believe that we will be accepted for listing on the NASDAQ Capital Market at the time of the offering or promptly following the offering. If our anticipated offering size decreases such that we do not anticipate raising such $22.0 million in net proceeds, we will file a pre-effective amendment to this registration statement and may need to delay this offering and/or substantially revise the terms of this offering. However, we might not meet the criteria for continued listing in the future. A company having a security listed on NASDAQ must make all required filings on a timely basis with the Securities and Exchange Commission. If we are unable to meet the qualitative and quantitative continued listing criteria of the NASDAQ and became delisted, quotations for trading of our securities could be conducted in the over-the-counter bulletin board, or the Pink Sheets, LLC (if we are not current in our reporting obligations with the SEC). In such case, an investor would likely find it more difficult to dispose of our securities or to obtain accurate market quotations for it. If our securities were delisted from the NASDAQ, they could become subject to the Securities and Exchange Commission’s “penny stock rules,” which impose sales practice requirements on broker-dealers that sell securities to persons other than established customers and “accredited investors.” Application of this rule could make broker-dealers unable or unwilling to sell our securities and limit the ability of purchasers in this offering to resell their securities in the secondary market.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Included in this prospectus are “forward-looking” statements, as well as historical information. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled “Risk Factors.” Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should” and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Actual results may be materially different than those described herein. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the “Risk Factors” section and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise, except to the extent required by federal securities laws.

USE OF PROCEEDS

We estimate the net proceeds to us from the sale of the securities in this offering will be approximately $     , based on an assumed public offering price of $      per share after deducting our estimated offering expenses.

We intend to use the net proceeds from this offering for the following purposes and in the following order of priority:

		Estimated
	Estimated	Percentage of
Purpose	Amount	Net Proceeds

Repayment of indebtedness	$4,866,056	20%
Working capital and general corporate purposes	$	50%
Funding of research and development	$	30%

Total	$	100.0%

We intend to use approximately $4,866,056 of the proceeds to discharge our indebtedness through April 2, 2010, in the following amounts: $2,600,000 to discharge the Kimball judgment against us, plus accounts payable; $280,027 to repay principal and accrued interest due to our two debenture holders, John F. Huseman and the R. David Collin Trust, who are unrelated to the company other than through ownership of these debentures; $922,528 to discharge amounts we are in arrears under our license agreement with Rutgers University; $464,380 to be paid to affiliates for deferred salary; and $599,120 in professional fees and miscellaneous expenses. Of the $464,380 to be paid to affiliates for deferred salary, $391,233 will be paid to Mr. Brian T. Mayo, our president and chief technology officer, $40,819 will be paid to Mr. Alan Clock, our senior vice president of sales and marketing, and $11,079 will be paid to Ms. Patricia Ann Earl, our senior vice president of business development. The balance of $21,248 will be paid to three former employees. We will use the remainder of the net proceeds for research and product development and general corporate purposes including salaries, professional fees, public reporting costs and office-related expenses.

In the event the price range or offering size described above changes materially prior to the effectiveness of the registration statement of which this prospectus forms a part, we will file a pre-effective amendment to this registration statement to reflect a revised use of proceeds. See “Plan of Distribution — Changes in the Price Range or Offering Size Before the Auction is Closed.”

Pending these uses, we intend to invest most of the net proceeds from this offering in short-term, investment-grade, interest-bearing securities.

DETERMINATION OF OFFERING PRICE

The initial public offering price of shares of our common stock was determined by our board of directors and management in conjunction with the underwriter. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, and certain other financial and operating information in recent periods, and other financial and operating information of companies engaged in activities similar to ours. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after this offering.

This offering will be made through the OpenIPO process, in which the allocation of shares and the public offering price are primarily based on an auction in which prospective purchasers are required to bid for the shares. The OpenIPO process allows all qualified investors, whether individuals or institutions, to bid for shares. All successful bidders in the auction will pay the same price per share.

Potential investors in this offering may submit bids through the underwriter or participating dealers. Bids for the shares may be made at any price, including a price above or below the projected price range set forth on the cover of this prospectus. Once the auction closes, the underwriter will determine the highest price that will sell all of the shares offered. This is the clearing price and is the maximum price at which the shares will be sold. The company may choose to sell shares at the auction-set clearing price or it may choose to sell the shares at a lower offering price, taking into account additional factors. Bidders that submit valid bids at or above the offering price will receive, at a minimum, a pro-rated amount of shares for which they bid. See “Plan of Distribution — Determination of Initial Public Offering Price” below on page 90.

DIVIDEND POLICY

We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain any future earnings to fund the development and growth of our business. Furthermore, the terms of our preferred stock designations restrict the payment of dividends and provide that except for the ratable payment of dividends on the Series A, B, C and D preferred stock, we may not directly or indirectly declare or pay any cash or property dividends or make any cash or property distributions upon any of our capital stock or other equity securities. You should not buy our stock if you are expecting to receive cash dividends.

CAPITALIZATION

The following table summarizes our short-term debt and capitalization as of December 31, 2009, (a) on an actual basis, and (b) on a pro forma basis after giving effect to the conversion of all outstanding shares of our Series A, B, C, and D preferred stock into 3,510,638 shares of our common stock which will occur automatically on the effective date of the registration statement for this offering, and (c) on a pro forma as adjusted basis to reflect the estimated net proceeds we will receive from the sale of 2,500,000 shares of common stock offered by this prospectus at an assumed public offering price of $      per share after deducting repayment of our indebtedness as of April 2, 2010, in the aggregate amount of $4,866,056 as follows: $2,600,000 to discharge the Kimball judgment against us, plus accounts payable; $280,027 to repay principal and accrued interest due to our two debenture holders; $922,528 to discharge amounts we are in arrears under our license agreement with Rutgers University; $464,380 to be paid to affiliates for deferred salary; and $599,120 in professional fees and miscellaneous expenses.

If our anticipated offering size or price changes from the amounts described above, we will file a pre-effective amendment to this registration statement describing such changes.

	As of December 31, 2009
			Pro Forma
		Pro Forma Basis	as Adjusted for
		After Giving Effect	Extinguishment
		to Conversion of	of Indebtedness
	Actual	all Preferred Stock	and this Offering
			(Unaudited)

Short-term debt	$2,876,835	2,876,835	—
Series A Preferred stock, $.0001 par value, 7% cumulative dividend, 962,101 shares authorized, issued and outstanding	4,419,094	—	—
Series B Preferred stock, $.0001 par value, 7% cumulative dividend, 1,800,000 shares authorized and 1,619,127 issued and outstanding	5,539,656	—	—
Series C Preferred stock, $.0001 par value, 7% cumulative dividend, 1,350,000 shares authorized, 365,996 issued and outstanding	1,144,285	—	—
Series D Preferred stock, $.0001 par value, 7% cumulative dividend, 700,000 shares authorized, 563,414 issued and outstanding	1,710,340	—	—
Stockholders’ equity:
Common Stock, $0.0001 par value: authorized 60,000,000 shares; issued and outstanding 2,792,404 shares, actual; issued and outstanding, pro forma as adjusted for this offering, shares(1)	279	630	—
Additional paid in capital	2,233,831	15,046,855	—
Accumulated deficit	(19,101,144)	(19,101,144)

Total stockholders’ deficit	(16,867,034)	(4,053,659)

Total capitalization	$(1,176,824)	$(1,176,824)

(1)	The number of shares issued and outstanding and the additional paid-in capital exclude (a) 2,103,257 shares of common stock reserved for issuance upon the exercise of stock options outstanding under our Amended and Restated 2004 Stock Option Plan and our 2009 Long Term Incentive Compensation Plan, (b) 3,846,269 shares of common stock reserved for issuance upon the grant of share-based incentives under our 2009 Long Term Incentive Compensation Plan, and (c) 13,078,685 shares of common stock reserved for issuance upon the exercise of outstanding warrants (for which cash would need to be remitted to us for exercise).

PRICE RANGE OF COMMON STOCK

Our common stock is not currently traded on any market or exchange. We have applied to list our common stock on the NASDAQ Capital Market under the symbol “XTRM”. There can be no assurance that we will continue to satisfy the eligibility criteria to be listed on NASDAQ.

As of April 2, 2010, we had 59 stockholders of record of our common stock.

DILUTION

Purchasers of securities in this offering will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock immediately after this offering. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the net tangible book value per share of common stock immediately after completion of this offering.

Our net tangible book value (deficit) as of December 31, 2009, was $(17,361,887) or $(6.22) per share of common stock. Net tangible book value (deficit) per share as of a specified date is determined by dividing our tangible book value (deficit) by the number of outstanding shares of common stock at such date. After giving effect to our sale of the 2,500,000 shares of common stock offered by this prospectus (based upon an assumed public offering price of $      per share) after deducting our estimated offering expenses, underwriting commissions and expenses, and following extinguishment of our indebtedness as described in the section “Use of Proceeds”, our pro forma net tangible book value as of December 31, 2009 would have been $     , or $      per share of common stock. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $      per share, and an immediate dilution to new investors of $      per share, or     % of the public offering price of the shares offered in this offering. The following table illustrates the per share dilution:

Assumed public offering price per share			$

Net tangible book value (deficit) per share as of December 31, 2009		$(6.22)

Increase in pro forma net tangible book value (deficit) per share attributable to new investors in this offering	$

Pro forma net tangible book value per share as of December 31, 2009 after this offering			$

Pro forma net tangible book value dilution per share to new investors in this offering			$

The following table shows as of April 2, 2010, the difference between the number of shares of common stock purchased from us (including shares of preferred stock which will convert into common stock on the effective date of this registration statement), the total consideration paid to us and the average price paid per share by our existing stockholders and by new investors purchasing common stock in this offering:

	Shares Purchased			Total Consideration				Average Price
	Number	Percentage		Amount		Percentage		per Share

Existing stockholders	6,303,042		%		$13,724,708		%	$2.18
New investors	2,500,000		%	$			%	$

Total			%	$			%

Investors in this offering will be subject to increased dilution upon the exercise of outstanding stock options and warrants. However, each of our Series B, C and D warrantholders has agreed not to exercise these warrants until the three year anniversary of the effective date of this registration statement. As of April 2, 2010, these stock options and warrants represent an additional 15,181,912 shares that could be issued (for which cash would need to be remitted to us for exercise) in the future, of which 2,103,257 are outstanding options with a weighted average exercise price of $2.08 and 13,078,685 are outstanding warrants with a weighted average exercise price of $2.99. Of our outstanding options and warrants, 965,285 options and 5,203,480 warrants are held by our executive officers, directors and their affiliates. The following table shows how the numbers and percentages for “shares purchased” and “total consideration” change, assuming exercise of all outstanding options and warrants by existing securityholders:

	Shares Purchased			Total Consideration				Average Price
	Number	Percentage		Amount		Percentage		per Share

Existing securityholders	21,487,484		%		$57,209,951		%	$2.66
New investors	2,500,000		%	$			%	$

Total			%	$			%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. The following discussion should be read in conjunction with our financial statements and related notes thereto included elsewhere in this prospectus.

Overview

We design and develop material authentication and verification solutions that allow molecular structure analysis on hidden materials. Our license of patented technology owned by Rutgers University combines penetrating X-rays, forensic analysis, and automated software algorithms that allow non-technical personnel to rapidly validate products even when sealed within their original packaging. The initial focus for our product, the XT250tm Material Identification System, has been molecular screening to protect the distribution supply chain from counterfeits, adulterations, and contamination of pharmaceuticals.

XT250tm System

The technology we license from Rutgers allows inventory that is packaged and sealed to be non-intrusively verified. Deviations, that may be harmful to the public, are identified by our XT250tm system and removed from the supply chain. We believe our company has raised the level of awareness of the dangers of counterfeits via our advertising, speaking engagements, websites, and internet blog activities. We have educated our potential customers on our product offerings and worked with them to develop processes to better protect their inventories.

The XT250tm system can be programmed for different materials. In addition to the pharmaceutical distribution market that is already established, management hopes to target other markets with the XT250tm system. Some industries that perform visual inspections today, like customs inspections and cosmetics distribution, could enhance their verification process with the XT250tm system. Field related industries that rely upon sending samples to forensic laboratories, such as mining and cement industries, could analyze samples themselves with the XT250tm system. These are just some of the large markets that provide opportunity for our XT250tm system to verify or identify materials. In markets where the XT250tm system may not meet the needs for the particular application, the technology is scalable in terms of speed, portability, and test sample size so that future products may be developed to meet those needs.

Management has succeeded in developing strategic relationships in key market segments. PILOT programs with major pharmaceutical manufacturers have allowed us to program the XT250tm system for their specific needs. PILOT programs with major distributors helped us to develop processes and procedures to maximize value for all of our customers. PILOT programs with major returns logistics companies provided exposure and insight into the dispensing segment of the pharmaceutical market, resulting in enhanced capabilities of the XT250tm that were developed. Each of the PILOT programs provided us with an opportunity to further validate the technology and demonstrate value for a particular market segment. XT250tm units were discounted to early adopters, who agreed to PILOT programs, to provide an additional incentive for the customer. As the PILOT programs complete, management expects to return to significantly reduced discounts off the retail purchase price for future sales of XT250tm systems.

PILOT Programs

Our PILOT programs have occurred in several different pharmaceutical markets, at one U.S. government entity and in several university research settings as follows:

•	Two programs were conducted in national pharmaceutical distributors — one for a duration of one year and one program is continuing into its fifth month;

•	One program has been conducted with an international pharmaceutical manufacturer for a duration of six months;

•	One program was conducted in a national pharmaceutical reverse logistics company which lasted for approximately six months;

•	One program was conducted with a U.S. government entity for three months;

•	Two programs were conducted in university research settings, each of which lasted for approximately six months; and

•	One program was conducted in a specialty pharmaceutical distribution company for two months, which resulted in an XT250tm unit sale.

To date, we have sold one XT250tm unit resulting from a PILOT program. Although most of our PILOT programs have been designed for eventual sales of the XT250tm our PILOT programs in academic institutions and with the government were designed primarily for research purposes to test the operational limits and effectiveness of the technology and to gather molecular fingerprint data. Our PILOT programs designed solely for research purposes are not expected to generate revenues for the company. We have received feedback from some of our PILOT participants that the processing speed or the testing output of a single system is more limited than those participants would have desired. Additionally, we have received unfavorable feedback from our PILOT participants related to the pricing of the unit. We believe the PILOT programs with our pharmaceutical distributors have assisted us in proving the technology, increasing the development of the system and identifying multiple counterfeit or fraudulent medications. Additionally, we believe our PILOT program conducted with universities was beneficial in testing the validity of the technology and in its efficacy in forensic and defense related academic research. We currently have one PILOT program participant, and we are scheduled to commence another PILOT program in April 2010.

The energy dispersive X-ray diffraction (“EDXRD”) technology licensed by the company was developed and tested by Rutgers for detection of hidden explosives, under the guidance of the Federal Aviation Administration (and Transportation Security Laboratory/TSL). TSL also performed testing of the EDXRD technology for explosives detection. A university performed a PILOT program, which enabled them to analyze newly developed nanotechnology materials. The PILOT program was beneficial in providing researchers molecular level information, but their need was short lived and a lack of capital budget did not allow them to purchase the XT250tm unit. A second university PILOT program was to determine whether the XT250tm could be used for the detection of illicit drugs. The PILOT program showed a wide variation of formulations for street drugs, and therefore no standard molecular fingerprints could be effectively developed for the XT250tm. A PILOT was performed at a local South Florida county sheriff’s office for the detection of illicit drugs. While detection of crack cocaine was highly successful, other drugs could not be properly tested due to lack of standards for street drugs. The PILOT program at Pfizer was to determine if the XT250tm could be effectively deployed in a “Returns” area, where pharmaceuticals are returned from hospitals, pharmacies, and clinics. These returns may be expired drugs, partially opened bottles, or overstock items, each being returned for cash credits. The Pfizer PILOT was a stepping stone to further refine the company’s business model. The PILOT program at a pharmaceutical distribution services company was to determine if the XT250tm could be used for screening returned pharmaceutical products. Pfizer discontinued using the system after a period of months as this company found the XT250tm did not meet its business needs. Representatives of Pfizer relayed to us the project had worked well from a technical standpoint.

Secure Pharma Network

Management believes that our Secure Pharma Network (“SPN”) may provide significant growth opportunities. SPN is a software product that allows customers to access via the Internet all of their systems purchased from XStream Systems. Customers may remotely manage their systems, downloading new material fingerprints or software updates, uploading results, and operating their systems remotely. Detailed reports can be generated, as well as customized and aggregated reporting across multiple systems. The ability to collect test results from multiple systems from our customers, process that data, and provide meaningful information across the industry provides significant value to our customers, which management believes can produce revenue in the future. We believe that integrating SPN into our customers’ inventory management systems provides additional value to our customers. Since SPN is software based, revenues we anticipate to generate from SPN in the future are expected to increase our profit margins. To date, no revenues have been earned from SPN.

Sales

Our initial net sales consist of XT250tm units sold to equipment distributors at a significant discount off the retail purchase price as well as direct retail sales to pharmaceutical distributors and manufacturers. We have sold one unit at the retail price of $179,000 and we are currently offering the XT250tm at discounts below this retail price.

Sales to equipment distributors represented approximately 38% and 0% of our net sales during 2008 and 2009, respectively, with the remaining sales in 2008 and all sales in 2009 directly to pharmaceutical distributors. We sold two XT250tm systems in each of the fiscal years ended December 31, 2008 and 2009. Gross profit consists of net sales less product, packaging and freight, field service, warranty, and financing costs. Selling and advertising costs consist of sales person expenses, advertising and marketing expenses, as well as royalty fees. Research and development expenses consist primarily of engineering personnel expenses, engineering consulting and prototype expenditures. General and administrative expenses include administrative salaries and payroll related expenses, stock-based compensation expenses, depreciation, rent and general overhead expenses.

Performance Indicators

The management team reviews our performance on a regular basis using a variety of financial and non-financial metrics. These metrics include, but are not limited to, net sales, gross margin, sales and marketing expenses, personnel costs, accounts receivable and accounts payable aging, liquidity and cash resources. Management compares actual results against goals and budgets to take appropriate actions in order to improve performance.

Employees

At December 31, 2009, we had 12 employees in our operations, two of whom were sales and business development executives. Most of our staff is employed at our corporate headquarters in Sebastian, Florida.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the U.S. These accounting principles require management to make use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates, and revisions to estimates are included from the period in which the actual amounts become known.

We believe the following critical accounting policies affect our more significant judgments and estimates used in our preparation of our consolidated financial statements, and therefore should be read in conjunction with our summary of significant accounting policies (see Note 2 of our Notes to Consolidated Financial Statements). Our critical accounting policies are as follows:

Revenue Recognition

Our XT250tm systems include software embedded in the tangible product that is essential to its functionality. The software does not require significant production, modification or customization.

Revenue from the sale of our XT250tm systems is recognized when all of the following criteria have been met:

a. persuasive evidence of an arrangement exists,

b. delivery has occurred,

c. the vendor’s fee is fixed or determinable, and

d. collectibility is probable.

While we engage in strategic PILOT programs with pharmaceutical manufacturers and distributors, revenue is not recognized until the unit is sold, delivered, installed and accepted, and collection of the sales price is probable.

We have two pricing models including wholesale pricing for distributors who are authorized sales agents and retail pricing to third party end-users.

Prior to installation, deposits are ordinarily required from customers before manufacturing commences. These amounts are recorded as customer deposits in current liabilities on the accompanying balance sheets.

There are no post-installation obligations other than warranty of the equipment for one year after installation. Warranty expense is estimated based on historical results and is accrued at the time the revenue is recognized.

We also anticipate generating revenues in the future from the sale of our SPN software. The sale of SPN would be commensurate with the sale of one or more XT250tm units as a separate and optional purchase of an annual software license. If the customer chooses to purchase SPN, revenue from the license would be recognized ratably over the term of the license in accordance with FASB guidance.

Inventories

We state inventories at the lower of cost, determined using the average cost method, or net realizable value. We review inventory for excess quantities and obsolescence based on our best estimates of future demand, product lifecycle status and product development plans. We use historical information along with these future estimates to reserve for obsolete and potentially obsolete inventory.

Share-based Payments

We record all stock-based awards, including employee stock option grants, at fair value as of the grant date and recognize these awards as expenses in our statement of operations over the vesting period of the award in accordance with FASB issued guidance on share-based payments.

We estimate the fair value of each option grant on the date of grant using the Black-Scholes option pricing model. The weighted average assumptions utilized for our valuation analysis, for the years ended December 31, 2008 and 2009 are as follows:

	Year Ended December 31,
	2008	2009

Risk-free interest rate	1.55% – 3.34%	1.36% – 2.56%
Expected dividend yield	0%	0%
Expected volatility	51.69% – 62.58%	78.27% – 160.33%
Expected life in years	5 – 7	5 – 7
Service period in years	0 – 4	0 – 4
Weighted average fair value of options granted	$0.16	$.26

The risk-free interest rate is derived from the Daily U.S. Treasury Yield Curve Rate in effect as of the valuation date of each grant. The dividend yield of zero is based on the fact that our present intention is not to pay cash dividends.

Volatility

Since our common stock is not traded on any public market, we have used the historical volatility of select comparable publicly traded companies over a period equivalent to the expected life, which is the expected time from grant date until exercise. For purposes of identifying otherwise similar entities, we selected Schmitt Industries, Inc. (“Schmitt”) and Arrowhead Research Corp. (“Arrowhead”). We believe these companies are similar to us in terms of industry, stage of life cycle, and size in the following ways:

Schmitt designs, manufactures and markets computer-controlled vibration detection and balancing equipment primarily to the machine tool industry, as well as precision laser-based surface measurement products for the disk drive, silicon wafer and optics industries and laser-based distance measurement products for a wide variety of industrial applications. Schmitt was founded in 1993 and has approximate market capitalization, annual revenues, and net loss of $11,320,000, $9,500,000 and ($2,100,000), respectively. These amounts are based on Schmitt’s most recent annual report for the fiscal year ended May 31, 2009.

Arrowhead is a development stage nanotechnology holding company whose subsidiaries commercialize nanotechnologies in the electronics and biotech industries. One of its subsidiaries is focused on the commercialization of carbon nanotube products for the electronics industry and another is focused on exploring nanotechnology-based energy storage devices for hybrid electric vehicles and other large format applications. Arrowhead was founded in 2003 and has approximate market capitalization, annual revenues, and net loss of $75,350,000, $3,700,000 and ($19,300,000), respectively. These amounts are based on Arrowhead’s most recent annual report for the fiscal year ended September 31, 2009.

Fair Value of Common Stock

We determined the fair value of our common stock through retrospective valuations on each of December 31, 2007, 2008 and 2009. We did not obtain contemporaneous valuations by an unrelated valuation specialist at the time of the issuance of the stock options during these periods because our efforts were focused on product and business development and the financial and managerial resources for doing so were limited.

Determining the fair value of our stock requires making complex and subjective judgments. In conducting our retrospective valuations, we considered numerous objective and subjective factors in valuing our common stock at each valuation date in accordance with the guidance in the AICPA Practice Aid “Valuation of Privately-Held-Company Equity Securities Issued as Compensation.” We, with the aid of an unrelated valuation specialist, determined the fair value of our common stock as of December 31, 2007, 2008 and 2009 to be $0.41, $0.36, and $0.33 respectively. We believe a key driver behind the decline in fair value for each of the valuation dates was as a result of the additional dilution provided by each of the preferred stock financings conducted subsequent to December 31, 2007.

In determining these values, we used the option pricing method for the 2007 and 2008 valuations and the probability weighted expected returns method (“PWERM”) for the 2009 valuation. We believed the PWERM was applicable to the valuation of our common stock as of December 31, 2009 due to the distinct nature of the two possible liquidity events (IPO or bankruptcy), while we employed the option pricing method for the prior years due to the inherently speculative nature of such scenarios and their distance in the future. In addition, we contemplated using either the guideline comparable company method or the guideline comparable transaction method for estimating the fair value of our common stock, however, we concluded that neither method would be useful given that we earned a negative EBITDA during each of the respective fiscal years and therefore using a comparable company’s EBITDA multiple and applying it to a negative EBITDA would result in a negative enterprise value.

Fair Value as of December 31, 2007 and 2008

We determined the fair value of our common stock on December 31, 2007 and 2008 by initially calculating the post-money indication implied by the Series B preferred stock financing for the 2007 valuation and the pre-money indication implied by the Series C preferred stock financing for the 2008 valuation. The accumulated preferred dividend for each financing was then subtracted to find the total distributable equity value at each of December 31, 2007 and 2008. We then allocated the total equity value between the preferred and common equity classes using the option pricing method, where certain inputs were applied to the Black-Scholes model. The key inputs which impacted the fair value included the life of the option and volatility. Finally, we applied a lack of control discount and an illiquidity discount to determine the per share value of our common stock on a non-marketable, minority interest basis.

Fair Value as of December 31, 2009

We determined the fair value of our common stock as of December 31, 2009 through the income approach using the discounted cash flow (“DCF”) method and applying it to our management’s estimates of the annual cash flows that our business is anticipated to generate through a projection period ending in 2012. The significant variables utilized in the discounted cash flow method were:

•	our expected revenue, operating performance, cash flow and EBITDA for the current and future years, determined as of the valuation date based on our estimates;

•	a discount rate, which was applied to discretely forecasted future cash flows in order to calculate the present value of those cash flows; and

•	a terminal value multiple, which was applied to our last year of discretely forecasted EBITDA to calculate the residual value of our future cash flows.

We converted the estimated free cash flows for the period to their present value equivalent by applying a discount rate calculated using the weighted average cost of capital (“WACC”) for our company. We determined the WACC, in part, using the inputs and assumptions “Cost of Equity” and “Cost of Debt” as well as an examination of the returns of early-stage companies in general. We estimated the terminal value of the Company using the EBITDA Exit Method, where terminal value is calculated as the product of our EBITDA in the last year of the discrete projection period (2012) and an EBITDA multiple based upon the EBITDA multiples observed in the comparable companies and taking into consideration other Company specific factors. The present value of the estimated cash flows were then added to the present value equivalent of the residual value of our business at the end of the projection period to arrive at an estimate of the fair value of the enterprise. Such an approach necessarily relies on estimations of future cash flows that are inherently uncertain, as well as a determination of an appropriate rate of return in order to derive present value equivalents of both the projected cash flows and the residual value of the business at the end of the period. The use of different estimations of future cash flows or a different rate of return could result in a different indication of fair value.

We next calculated a “weighted” enterprise value by considering two possible scenarios for the Company, either an initial public offering or bankruptcy. Our management was 90% confident that we would successfully execute an initial public offering. If we are not able to successfully complete our initial public offering, as an alternative we may be required to seek bankruptcy/dissolution in the future, so the remaining 10% was applied to the bankruptcy scenario. Additionally, because the enterprise values of certain exit events were calculated at the projected future dates in which these exit events were to occur, discount factors were added to derive the present value of the common stock as of the date of valuation.

Finally, the per share value under each scenario was probability weighted and the resulting weighted values per share were summed to determine the fair value per share of our common stock. In the initial public offering scenario, the per share value was allocated taking into account the liquidation preferences and other rights of our convertible preferred stock. In the initial public offering scenario, it was assumed that all outstanding shares of our convertible preferred stock would convert to common stock. The resulting indication of value of $0.33 represents the estimated fair value of our common stock, on a per-share basis, as of December 31, 2009, which included lack of control and illiquidity discounts.

Application of Valuation for Each Grant Date

In order to determine the fair value of our common stock on the date of grant for purposes of calculating the fair value of our stock option grants during the fiscal years ended December 31, 2008 and 2009, we utilized the valuation most closely related to the common stock price giving consideration to significant financial events, primarily the issuance of the respective series of preferred stock. Specifically, we used these fair values during each of the following periods for the reasons set forth below:

(1) Period 1: For all stock options granted between January 1, 2008 and June 30, 2008 (the closing of the Series B preferred stock financing), we used the December 31, 2007 estimated fair value of $0.41 per share of common stock. Our primary considerations in using the 2007 value throughout the period included: the proximity in time between the valuation date and the grant date; an improvement in financial performance during the period as a result of the recognition of revenues from our contract with TSA for the production of simulants; our entry into agreements with our first authorized sales agents and field service representatives

(Remetronix and Compass Engineering) to sell and service our products; and a decline in the general economic conditions and outlook over this period.

(2) Period 2: For all stock options granted between July 1, 2008 and August 30, 2009 (the closing of the Series C preferred stock financing), we used the December 31, 2008 estimated fair value of $0.36 per share of common stock. Our primary considerations in using the 2008 value throughout the period included: we introduced our first network product, Secure Pharma Network, to provide an integrated system wide solution for purchasers of the XT250tm; we developed a new management team headed by Messrs. James Lowrey and Anthony Chidoni; six new members were appointed to the board of directors who have extensive industry knowledge, backgrounds and qualifications necessary for us to continue developing our business; the lawsuit with our XT250tm manufacturer; the general deterioration of the domestic and international economies during the second half of 2008 and into 2009; and a lessened demand by private equity investors for early stage capital investments.

(3) Period 3: For all stock options granted between September 1, 2009 and December 31, 2009, we used the December 31, 2009 estimated fair value of $0.33 per share of common stock due to the Series D preferred stock financing occurring on October 31, 2009. Our primary considerations in using the 2009 value throughout the period included: the proximity in time between the valuation date and the grant date; we entered into letters of intent with Swisslog Healthcare Solutions and Eastman Kodak Company; continued business uncertainty, including the expectation that the full impact of the new leadership team and their business initiatives would take time to implement; the continuing lawsuit with our XT250tm manufacturer; and the continued general economic crisis experienced both domestically and globally causing a decrease in various forms of spending by consumers.

Intangible Assets

Intangible assets are accounted for at cost and are amortized over the estimated useful life of the asset on a straight-line basis, which is generally three to 15 years. In 2005, we purchased a license from a university for the exclusive right to produce and sell products which utilize the university’s patented X-ray defraction technology. In exchange for this license, the university was issued 73,500 shares of our common stock and we agreed to pay royalty fees during the term of the agreement. The initial license fee is stated at cost and amortized using the straight-line method over 15 years beginning in the year it was acquired.

Income Taxes

We account for income taxes in accordance with FASB guidance, relating to determining our effective tax rate, provision for tax expense, deferred tax assets and liabilities and the related valuation allowance. Our provision for income taxes is determined using the asset and liability method, which involves significant judgments and estimates. Under this method, deferred income tax assets and liabilities are calculated based upon the temporary differences between the financial statement and income tax bases of assets and liabilities using the combined federal and state effective tax rates that are applicable to us in a given year.

The deferred income tax assets are recorded net of a valuation allowance when, based on the weight of available evidence; we believe it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. For the years ended December 31, 2008 and 2009, we have recorded a valuation allowance against the full amount of our net deferred tax asset, because in our opinion, it is more likely than not that these deferred tax assets will not be realized through future taxable earnings or implementation of tax planning strategies. A change in our estimate of future taxable income may require a change to the valuation allowance.

We adopted the FASB issued guidance surrounding uncertain tax positions on January 1, 2007. As a result of the implementation, we determined that no material adjustment was required; there were no tax benefits that should not have been recognized, and accordingly no associated penalties and interest were required to be accrued as of December 31, 2009 or 2008.

Contingent Liabilities and Off-Balance Sheet Arrangements

We are contingently liable for certain payments related to sales of our XT250tm units. We signed recourse agreements whereby we guarantee the payment of the unamortized principle balance of certain capital lease agreements in the event the customer defaults on the payments for the units. As of December 31, 2008 and 2009, the unamortized principle balance of these leases was approximately $135,000 and $0, respectively. Other than these arrangements, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results in operations, liquidity, capital expenditures or capital resources that is material to investors.

Results of Operations

Results of Operations for the Years Ended December 31, 2009 and 2008

The following table summarizes certain selected items from the statement of operations for the year ended December 31, 2009 compared to the year ended December 31, 2008.

	Year Ended December 31,		Increase/(Decrease)
	2008	2009	$	%

Revenues	$439,000	$271,520	$(167,480)	(38)%
Cost of Sales	129,036	133,843	4,807	4

Gross Profit (Loss)	$309,964	$137,677	$(172,287)	(56)

Gross Profit (Loss) Percentage of Revenue	71%	51%

Comparison of Year Ended December 31, 2009 to Year Ended December 31, 2008

Revenues

Revenues for the year ended December 31, 2009 amounted to $271,520 as compared to $439,000 for the year ended December 31, 2008, a decrease of $167,480 or 38%. This decrease is primarily due to revenue of $150,000 during 2008 from a contract with the TSA for the production of explosive simulants to be used in testing commercial X-ray equipment not repeated in 2009. We sold two XT250tm systems in each of the fiscal years ended December 31, 2008 and 2009.

Cost of Sales

Cost of sales for the year ended December 31, 2009 totaled $133,843 as compared to $129,036 for the year ended December 31, 2008, an increase of $4,807 or 4%. This increase is due primarily to commissions of $13,878 on units sold in 2009, there were no commissions paid in 2008, offset by cost reductions related to installing the machines.

Gross Profit

Gross profit for the year ended December 31, 2009 amounted to $137,677 as compared to $309,964 for the year ended December 31, 2008, a decrease of $172,287. Overall gross profit as a percentage of revenue decreased to 51% for the year ended December 31, 2009 from 71% during the year ended December 31, 2008. The decrease in gross profit is due to the aforementioned payment of commissions on sales and loss of revenues from a contract modification with the TSA for the production of explosive simulants which had no costs associated with it in 2008. Revenues from the TSA contract and the cost of performing the contract were recognized in previous years. While the company believed all requirements had been completed in the years the revenue and costs were recognized, the TSA indicated, that in their opinion, certain requirements had not been met. As a result, in 2006 the company wrote off a portion of the revenues previously recognized. In 2008, the company was able to renegotiate the contract terms to exclude the specific requirements which were not achievable. The revenue was originally recorded and recognized in 2005 when the work was performed. In 2006, the company wrote-off the disputed amount as a reversal of the income during 2005 due to the fact that the criteria for recognition had not been met in that period. Subsequently, in 2008, as a result of the contract modification, the criteria for recognition were met and accordingly the income was properly recorded in that period. The TSA decommissioned a portion of the contract and remitted the agreed upon balance of $150,000.

Expenses:

	Year Ended December 31,		Increase/(Decrease)
	2008	2009	$	%

OPERATING EXPENSES
Salaries and wages	$1,032,179	$1,201,322	$169,143	16%
General and administrative	455,996	598,899	142,903	31
Selling and advertising	613,239	432,371	(180,868)	(29)
Research and development	635,531	581,547	(53,984)	(8)
Royalty fees	300,000	500,000	200,000	67
Legal settlement	—	781,190	781,190	100

Total operating expenses	3,036,945	4,095,329	1,058,384	35
Loss from operations	(2,726,981)	(3,957,652)	(1,230,671)	45
FINANCIAL INCOME AND EXPENSE
Warrant expense	—	(106,673)	(106,673)	100
Interest expense	(159,429)	(164,956)	(5,527)	3
Interest income	26,156	2,316	(23,840)	(91)

NET LOSS	$(2,860,254)	$(4,226,965)	$(1,366,711)	48%

Salaries and wages

Salaries and wages for the year ended December 31, 2009 totaled $1,201,322 as compared to $1,032,179 for the year ended December 31, 2008, an increase of $169,143 or 16%. This increase is predominately due to the issuance of stock in lieu of compensation to a member of the board of directors for services rendered, offset by reductions in administrative personnel headcount and related cost saving measures.

General and administrative expenses

General and administrative expenses for the year ended December 31, 2009 amounted to $598,899 as compared to $455,996 for the year ended December 31, 2008, an increase of $142,903 or 31%. This increase is due primarily to increased professional fees.

Selling and advertising expenses

Selling and advertising expenses for the year ended December 31, 2009 totaled $432,371 as compared to $613,239 for the year ended December 31, 2008, a decrease of $180,868 or 29%. This decrease is due primarily to reductions in sales and marketing personnel headcount and related cost saving measures.

Research and development expenses

Research and development expenses for the year ended December 31, 2009 amounted to $581,547 as compared to $635,531 for the year ended December 31, 2008, a decrease of $53,984 or 8%. This decrease is due primarily to reductions in engineering headcount and related costs implemented as cost saving measures.

Royalty Fees

Royalty fees for the year ended December 31, 2009 totaled $500,000 as compared to $300,000 for the year ended December 31, 2008, an increase of $200,000 or 67%. This increase is due to a change in the royalty agreement.

Legal Settlement

Legal settlement for the year ended December 31, 2009 totaled $781,190 as compared to none for the year ended December 31, 2008, an increase of $781,190 or 100%. This increase is due to the agreed judgment in the lawsuit with Kimball Electronics, Inc.

Liquidity and Capital Resources

We incurred a net loss of $(4,226,965) including $556,906 of stock compensation expense, for the year ended December 31, 2009. Our accumulated deficit since inception amounted to $19,101,144 as of December 31, 2009, including $982,494 of cumulative stock-based compensation expense.

Our primary source of liquidity since inception has been cash generated from private equity and convertible debt transactions totaling approximately $15,400,000, net of offering costs, through March 6, 2010. Our primary operating cash requirements include the payment of salaries, employee benefits and other personnel-related costs, as well as costs of our sales and marketing efforts and our office facilities. We had cash of $516,849 as of December 31, 2009 which is being used to fund current operations. We believe our existing cash on hand, the net proceeds from this offering, and cash generated from operating activities will be sufficient to service our existing debt, finance internal growth, and invest in research and development of the technology. If we do not complete the initial public offering to which this prospectus relates or raise the maximum amount of funds contemplated in this prospectus, we cannot provide assurances that we will be able to find alternative financing on terms favorable to us or at all.

We were unable to comply with the final payment terms of our settlement agreement with Kimball and Kimball entered the Agreed Judgment against us in the United States District Court of the Southern District of Indiana on February 8, 2010 in the amount of $3,200,000. If we are unable to discharge the Agreed Judgment, Kimball could take action to execute on the judgment to seize assets from our accounts. On February 10, 2010, Kimball filed a motion for proceedings supplemental to collect the remaining $2.6 million balance due on the $3.2 million judgment. We anticipate that if this offering does not close for any reason, Kimball will move forward in its collection efforts to enforce the judgment. Until such time as we repay Kimball the $2.6 million of indebtedness under the settlement agreement, there remains uncertainty whether Kimball will continue to manufacture the XT250tm systems. At the same time, our management has continued discussions with representatives from Kimball concerning our business relationship with Kimball following the initial public offering. Although no written agreement or memorandum of understanding has been executed by the parties at this time, Kimball and the Company have verbally agreed that following the closing of the offering and upon the repayment of indebtedness to Kimball under the settlement agreement, Kimball will submit bids to us to continue the manufacturing and servicing of our product in the future.

We are currently in arrears with respect to payments required under our licensing agreement with Rutgers University totaling $797,871 as of December 31, 2009. The loss of, or our inability to maintain, this license could result in our inability to sell our products including the XT250tm systems without liability exposure including claims of infringement from other parties. The licensing agreement provides that if either party breaches or fails to perform any provision of the agreement, the other party may give written notice of the default to the breaching party. Representatives of the company have recently met with Rutgers to discuss the licensing agreement between Rutgers and the company. The parties have mutually agreed and acknowledged verbally that the company will require capital financing to repay Rutgers amounts due under the licensing agreement and that the agreement requires restructuring in connection with royalty fees owed in the future. The parties have verbally agreed to postpone restructuring of the license agreement until completion of the public offering. We believe that we and Rutgers are both using good faith efforts to maintain the business relationship and restructure the parties’ contractual obligations going forward.

In addition, we are currently in default with respect to $275,041 in principal amount of debentures and accrued interest with respect to two of our debenture holders. The debentures matured on December 31, 2009. We have not amended the terms of the debentures to provide for extended maturity dates for these instruments. We have verbally agreed with the holders that we will repay the principal and accrued interest due under the debentures from the proceeds of the offering.

If the proceeds of the offering are insufficient to repay our obligations under the Agreed Judgment, the Rutgers licensing agreement and the debentures, we will be required to seek additional debt financing from a lender or equity financing in a private placement offering. We have not identified bridge financing investors at this time and we are uncertain whether we may be able to achieve the financing needed on terms favorable to us or at all.

Mr. Brian T. Mayo delivered a demand letter to our management, dated November 16, 2009, alleging the company’s breach of his executive employment agreement. Mr. Mayo claims in the demand letter his base salary was reduced in breach of his executive employment agreement from $255,000 per year to approximately $63,750. Mr. Mayo requested restoration of his salary to $255,000 per year and payment of his base salary since the date his salary was reduced. Mr. Mayo’s base salary was temporarily reduced to $63,750 from its previous $127,500 level during the fourth quarter of 2009 in connection with salary reductions implemented for certain executive officers and key employees. Previously during 2006, Mr. Mayo’s salary was reduced from a base salary agreed to in his executive employment of $255,000 to $127,500. We have accrued for the difference of Mr. Mayo’s $255,000 salary level and the salary reduction to $63,750. At present the accrual through December 31, 2009 is approximately $371,000. As of the date of this registration statement, a litigation proceeding has not been filed with respect to this matter. Mr. Mayo’s salary reduction was related to general salary reductions affecting four key employees of the company which reductions were implemented to address budgeting and cash flow concerns. As of January 1, 2010, Mr. Mayo’s annual base salary has been restored to $127, 500 and we paid Mr. Mayo a cash payment of $14,711 on January 14, 2010, which included all deferred amounts since the reduction of Mr. Mayo’s salary in October 2009. The company and Mr. Mayo have verbally agreed that Mr. Mayo will be paid all additional deferred amounts under Mr. Mayo’s agreement following completion of the offering. No written release of the demand letter claims has been executed by the parties at this time and the company and Mr. Mayo have been unable to amicably resolve the issues raised by Mr. Mayo in his demand letter. Accordingly, we notified Mr. Mayo on March 4, 2010 that we will not renew or otherwise extend the employment agreement with Mr. Mayo after it expires on October 31, 2010. We will continue to pay all sums due under Mr. Mayo’s employment agreement until the expiration date, in accordance with our current payroll practices.

We did not have material commitments for capital expenditures as of the end of the December 31, 2009. Until such time as we repay Kimball the amounts we owe under the settlement agreement and reach a new agreement with Kimball for supply and manufacturing of the XT250tm systems there is uncertainty whether we will be required to incur capital expenditures for inventory to build new machines.

Recent Securities Offerings

On various dates from December 14, 2006 through February 14, 2007, we issued convertible promissory notes in the principal amount of $325,000, payable on demand at any time on or after February 28, 2007. In accordance with the terms of the notes, on March 14, 2007, all of the principal and interest due on the notes was converted into 87,094 shares of Series A preferred stock.

On various dates from August 31, 2005 to March 14, 2006, we sold debentures in the aggregate principal amount of $1,525,000 to accredited investors. In connection with such sale, each investor received a ten-year warrant to purchase 5,000 shares of common stock at a price of $2.34 per share for each $25,000 in principal amount of debentures. As a result, we issued warrants to purchase an aggregate of 305,000 shares of common stock. On December 21, 2007, a portion of these debentures in the principal amount of $1,000,000 and the related accumulated interest on that date, was exchanged for 336,248 shares of Series B preferred stock.

On various dates from September 14, 2007 through December 4, 2007, we sold convertible debentures in the aggregate principal amount of $886,000 to accredited investors. On December 21, 2007, all of the principal and interest due on the debentures was converted into 298,116 shares of Series B preferred stock.

In connection with a secured, revolving, demand promissory note dated November 16, 2006, we issued the holder of the note a warrant to purchase an aggregate of 21,000 shares of common stock at an exercise price of $3.80 per share on January 25, 2008.

By stock purchase agreement dated March 14, 2007, as amended from time to time, we sold an aggregate of 962,101 shares of Series A preferred stock to accredited investors. Of those shares, 87,094 were issued in exchange for convertible promissory notes in the principal amount of $325,000 and the related accrued interest. The remaining 875,007 share of Series A preferred stock were issued at a purchase price of $3.80 per share, resulting in $3,325,000 of gross proceeds.

On various dates from December 2007 through June 2008, we sold an aggregate of 1,585,795 shares of Series B preferred stock to accredited investors. The shares of Series B preferred stock were issued at a purchase price of $3.00 per share, resulting in $4,757,385 of gross proceeds. In addition, during this time period, we issued 33,332 shares of Series B preferred stock to the interim chief executive officer as compensation for services performed. Each investor received for each share of Series B preferred stock purchased, one ten-year warrant to purchase five shares of our common stock at an exercise price of $3.00 per share.

On various dates from March 2009 through August 2009, we sold an aggregate of 365,996 shares of Series C preferred stock, to accredited investors. The shares of Series C preferred stock were issued at a purchase price of $3.00 per share, resulting in $1,097,988 of gross proceeds. In addition, each investor received for each share of Series C preferred stock purchased, one ten-year warrant to purchase five shares of our common stock at an exercise price of $3.00 per share.

During October 2009, we sold an aggregate of 563,414 shares of Series D preferred stock, to accredited investors. The shares of Series D preferred stock were sold at a price of $3.00 per share, resulting in $1,690,242 of gross proceeds. In addition, each investor received for each share of Series D preferred stock purchased, one ten-year warrant to purchase five shares of our common stock at an exercise price of $3.00 per share.

Impact of Inflation

We believe that inflation has not had a material impact on our results of operations for the years ended December 31, 2008 and 2009. We cannot assure you that future inflation will not have an adverse impact on our operating results and financial condition.

Recently-Issued Accounting Standards

In June 2008, the FASB issued guidance in determining whether an instrument (or an embedded feature) is indexed to an Entity’s Own Stock. This guidance provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. It also clarifies on the impact of foreign currency denominated strike prices and market based employee stock option valuation instruments on the evaluation. The guidance is effective for fiscal years beginning after December 15, 2008. As of January 1, 2009, the adoption of this guidance resulted in a reclassification of the fair value of certain outstanding warrants from stockholders’ equity to liability. The fair value of the warrants was determined by using the Black-Scholes option pricing model. The initial value of the warrants at adoption was approximately $225,675. Additionally, we note that upon adoption of guidance, the warrants will be marked to market at each reporting period. For the year ended December 31, 2009, we recorded expense from the change in fair value of the warrants of $106,673 for the increase in the fair value related to the warrants. (See Note 3, “Fair Value Measurements,” for additional disclosures.)

In October 2009, the FASB issued guidance on Certain Revenue Arrangements that include Software Elements. The amendments in the update clarify the applicability of the FASB guidance on Software Revenue Recognition that affect vendors that sell tangible products in an arrangement containing software that is more than incidental to the tangible product being sold, and clarifies what guidance should be used in allocating and measuring revenue. The update excludes tangible products containing software and non-software components that function together to deliver the tangible product’s essential functionality from FASB guidance on Software Revenue Recognition. The guidance is effective prospectively for fiscal years beginning on or after June 15, 2010. This guidance does not impact our current financial statements and is not expected to have an impact on our financial position, results of operations and cash flows.

Quantitative and Qualitative Disclosures about Market Risk

This disclosure is not required for smaller reporting companies.

Restatement of Historical Financial Statements

We restated our 2009 financial statements and had previously restated our 2007 financial statements after certain accounting errors were identified that we determined to be material. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis by employees in the normal course of their assigned functions. We identified control deficiencies that have been classified as material weaknesses in our internal controls over financial reporting. The control deficiencies identified include inadequate segregation of duties over financial reporting as well as improper reporting of certain financial instruments, income taxes, loss contingencies and share-based compensation. To address the control deficiencies, we have hired a new member of management with experience in complex accounting and we plan to hire additional accounting staff in order to implement an appropriate level of segregation of duties. In addition, we plan to hire additional qualified financial reporting personnel and engage outside consultants to assist in accurate financial reporting to ensure our financial statements are in accordance with generally accepted accounting principles.

If we fail to fully remediate these material weaknesses or fail to maintain effective internal controls in the future, it could result in a material misstatement of our financial statements that would not be prevented or detected on a timely basis, which could cause investors to lose confidence in our financial information or cause our stock price to decline.

BUSINESS

Company Overview

XStream Systems, Inc. designs and develops material authentication and verification solutions that allow molecular structure analysis on hidden materials. The patented technology which we license exclusively from Rutgers, The State University of New Jersey (“Rutgers”) combines penetrating x-rays, forensic analysis, and automated software algorithms that allow non-technical personnel to rapidly validate products even when sealed within their original packaging.

We are a direct seller of hardware and software products and services. Our XT250tm unit is based upon Energy Dispersive X-Ray Diffraction technology (“EDXRD”), which combines the penetrating power of X-rays with forensic analysis of materials tested. Our customers may use our unit to identify the molecular composition and authenticity of products and materials tested with the unit. In pharmaceutical products, EDXRD technology allows our system to collect the molecular fingerprint of the medicine inside without ever breaking any seals or opening the packaging. The molecular fingerprint is compared against the standard for the medicine, and deviations such as contamination, dosage changes, counterfeiting, or adulterations can be discovered. We have licensed from Rutgers the worldwide exclusive rights for all applications of this patented technology. The XT250tm product is currently our primary source of revenue.

Our customers place sales orders by calling one of our internal sales representatives via our toll-free phone number. We also sell indirectly through contracted authorized sales agents.

History of the Business

XStream Systems, Inc. was formed as a Delaware corporation in May, 2004. We first generated revenue through a contract in 2005 with the Transportation Security Administration, an agency under the Department of Homeland Security under which we created recipes and provided samples of Simulants for explosive testing. We launched our website and developed our first prototype system in 2006. Significant changes to the product design were incorporated and our first XT250tm Material Identification System (“XT250tm”) shipped in 2007. Some PILOT programs for the XT250tm were held at Pfizer, McKesson, Massachusetts Institute of Technology, Pharmaceutical Dimensions, AmerisourceBergen, Henry Lee Institute of Forensic Science at University of New Haven, RX Reverse Distributors, and Stericycle. In 2006, we entered into Distributor Agreements and in 2008 we entered into sales agreements with our first authorized sales agents and field service representatives (Remetronix and Compass Engineering) to sell and service our products. In 2008, we focused exclusively on the pharmaceutical industry, hired an experienced sales force from that industry, and added Eastern Applied Research as an additional authorized sales agent and field service representative. We introduced our first network product, Secure Pharma Network (SPN), which is described more fully in this section, in 2008 to provide a truly integrated system wide solution.

Industry Background

According to IMS Health, Inc., pharmaceutical sales grew to $773.0 billion in 2008,1 and sales in the U.S. reached $291.0 billion,2 while non-U.S. sales reached $482.0 billion.3 Although precise and detailed data on counterfeit pharmaceuticals is difficult to obtain, estimates range from 1% of sales in developed countries such as the U.S. to over 10% in developing countries, depending on the geographic area.4 Overall, counterfeit pharmaceuticals were estimated to exceed $40.0 billion in 2005, and the Center for Medicines in the Public Interest projects

1 Source: IMS Health Market Prognosis, March 2009. Total Unaudited and Audited Global Pharmaceutical Market by Region http://www.imshealth.com/deployedfiles/imshealth/Global/Content/StaticFile/Top_Line_Data/Global_Pharm_Mar-ket_by_Region.pdf accessed 6/10/09.
2 Source: IMS National Sales Perspectivestm 2008 U.S. Sales and Prescription Information. Top Therapeutic Classes by U.S. Sales. http://www.imshealth.com/deployedfiles/imshealth/Global/Content/StaticFile/Top_Line_Data/2008_TopTherapy_Classes_ by_U.S._Sales.pdf.
3 Figure derived from subtracting U.S. market from total global market. Source: IMS Health Market Prognosis, March 2009. Total Unaudited and Audited Global Pharmaceutical Market by Region.& Source: IMS National Sales Perspectivestm. 2008 U.S. Sales and Prescription Information.
4 World Health Organization. Counterfeit Medicine Fact Sheet revised November 2006. http://www.who.int/medicines/services/counterfeit/impact/ImpactF_S/en/index.html Last accessed 6/10/09.

worldwide counterfeits to increase to over $75.0 billion by 2010.5

Our initial market focus has been on the pharmaceutical distribution industry. Until recently the pharmaceutical industry has focused a significant amount of its attention on good manufacturing practices.6 Various federal, state, and local government agencies have regulated the manufacturing process of pharmaceuticals as well. While there has been focus on the manufacturing side, we believe there remain opportunities for illegal and dangerous activities, such as counterfeiting, diversions, adulterations, and dosage substitutions.

Industry efforts to combat counterfeiting pharmaceuticals include the use of scales to weigh products, visual inspections, documentation of transfers, use of forensic laboratories, and tagging products. We believe that each of these methods has limited success. State legislation, in form of pedigree laws, has been adopted in a number of states; yet, the amount of counterfeiting continues to increase.7 Forensic laboratories have the analytical capabilities to verify pharmaceuticals, but take a significant amount of time to provide test results.8 The high volumes shipped through pharmaceutical distribution points require rapid testing. Forensic testing at laboratories also requires destructive testing, where the product is removed from its packaging and the contents are destroyed while being tested. Combating counterfeiting of pharmaceuticals has become a major initiative for some manufacturing companies. These companies each have dedicated personnel and departments to try and eliminate counterfeits. When harm comes from counterfeits, not only are manufacturing companies affected, but distribution companies may be held liable and some litigation has moved in that direction. Therefore, we believe the entire pharmaceutical supply chain has significant risk of negative consequences that could result from counterfeiting of pharmaceuticals.

Key Target Markets

Within the pharmaceutical distribution market, management believes we can most effectively add value to our customers when serving pharmaceutical distributors, re-packagers, mail order companies, government agencies, and return logistics companies.

5 Center for Medicines in the Public Interest. 21st Century Healthcare Terrorism: The Perils of International Drug Counterfeiting. September 20, 2005 by Peter Pitts, page 3.
6 Food and Drug Administration (FDA). Facts About Current Good Manufacturing Practices (cGMPs), last updated July 10, 2009. http://www.fda.gov/Drugs/DevelopmentApprovalProcess/Manufacturing/ucm169105.htm; FDA Recall — Firm Press Release Barr Laboratories, Inc., Issues a Voluntary Nationwide Recall of Dextroamphetamine /Amphetamine 20mg Tablets, Lot Number 311756, August 13, 2009. http://www.fda.gov/Safety/Recalls/ucm177321.htm; FDA Recall — Firm Press Release Hi-Tech Pharmaceuticals, Inc., Issues Nationwide Recall of All Lots of Stamina-Rx Dietary Supplement Products, June 15, 2009. http://www.fda.gov/Safety/Recalls/ucm167139.htm; FDA Recall — Firm Press Release AS Medications Solution LLC Announces a Nationwide Recall of All Lots of Digoxin Tablets 0.25mg Due to Size Variability, May 11, 2009. http://www.fda.gov/Safety/Recalls/ArchiveRecalls/ucm150734.htm.
7 The American Council on Science and Health Presents, Counterfeit Drugs: Coming to a Pharmacy Near You, January 2009; CSO Security and Risk, Case Study, Drug Busters: Tracking Down Counterfeiters, November 1, 2005. http://www.csoonline.com/article/220663/Drug_Busters_Tracking_Down_Counterfeiters.
8 United States Pharmacopeia (“USP”) establishes standards for manufacturing testing using analytical procedures. These tests are reactive (created in relation to a specific problem observed with a particular element rather than a proactive screening overall). The recent increase in substandard drugs due to adulterated raw materials has prompted several updates to specific test of a material to include testing for that specific adulteration. In 2009 alone, USP has updated or is in the process of updating the following guidelines: “USP Propylene Glycol Identification Test,” “Heparin Sodium Monograph Testing,” and “USP Sorbitol Solution Identification Test.” “USP Propylene Glycol Identification Test” United States Pharmacopeia (USP) Draft of Propylene Glycol Proposed Method for Informal Public Comment due August 14, 2009. The FDA requested USP revise the monograph since diethylene glycol and ethylene glycol are considered unacceptable toxic substances and Propylene Glycol has been identified as a material which is at risk for diethylene glycol or ethylene glycol adulteration. Testing time is around 4 to 10 minutes per test plus the preparation time. Heparin Sodium Monograph Testing” United States Pharmacopeia (USP), Pharmacopeial Forum, Vol. 35(5) [Sept.-Oct. 2009], INTERIM REVISION ANNOUNCEMENT for Heparin Sodium. U.S. scientists proposed new standards for testing the blood-thinner heparin after hundreds of deaths last year were linked to tainted Chinese ingredients. The tests require destruction of the sample, multiple samples and or tests, and some require either multiple tests of the sample (Nuclear Magnetic Resonance Spectrum method) or multiple test samples at different dilutions (ANTI-FACTOR Xa TO ANTI-FACTOR IIa RATIO Anti-factor Xa activity pH 8.4 buffer method — which requires 5 solutions dilutions) and lengthy testing times (CHROMATOGRAPHIC IDENTITY Method — which requires hours of testing). “USP Sorbitol Solution Identification Test” United States Pharmacopeia (USP), Sorbitol Solution Proposed Method for Informal Public Comment. Informal comments are due on August 14, 2009. Because of the serious hazards associated with the use of diethylene glycol-contaminated materials, and in response to recommendations set forth by the FDA in communication with USP dated January 12, 2009, USP is proposing to revise the USP Sorbitol Solution identification test. Test uses gas chromatography procedure. Sample preparation time would be ›12 mins and testing time would be ›2-5 mins.

We believe there are a multitude of sites worldwide that could potentially utilize our technology. To date, we have focused on the U.S. segments of the market. Europe, Middle East, Africa, and Southeast Asia are the primary expansion areas outside the U.S. that management anticipates would be most effectively served by our products and services.

Business Strategy

Our business strategy is to become the primary source for technology, products, and services for applications requiring material analysis of hidden objects. Management’s intention is to brand XStream Systems as the leading industry expert in molecular screening, providing trusted solutions in counterfeit identification and material verification. We believe our experience and innovative technology should allow us to solve some of the industries’ most demanding problems.

We utilize a multi-pronged strategy to provide wide market exposure and capture early adaptors. We have a direct sales force, with extensive pharmaceutical experience, concentrating on early adaptors, market development, and large enterprise prospects. Meanwhile, authorized sales representatives promote sales to smaller local customers.

We believe technology spending will need to increase throughout the pharmaceutical distribution chain to block the increasing threat of counterfeits. We believe no single competitor is effectively meeting the counterfeit challenge. Management believes it is imperative to verify the contents inside the package to truly authenticate the product.

Growth Strategy

We plan to grow organically and externally through the pursuit of strategic relationships. We have and continue to provide PILOT programs with larger corporations, which over time could develop into significant growth opportunities as these corporations expand the PILOT program into other locations within their organization. We also signed group purchasing and marketing agreements with several major pharmaceutical purchasing organizations, including National Coalition of Pharmaceutical Distributors (“NCPD”), Armada Health Care, and PDM Healthcare. These agreements provide access to potential customers, market exposure for us on their web sites, and speaking opportunities at conferences. See section below entitled “Strategic Relationships.”

While past efforts have focused on the U.S. domestic markets, the non-U.S. markets represent a large growth opportunity for XStream Systems. We anticipate using some of the funds raised through this public offering to pursue non-U.S. opportunities.

Management believes that increased marketing efforts, including advertising, publications, speaking opportunities, and attending conferences are critical for growth. We also believe that increased networking through association membership and participation is critical for our growth. We believe that these increased marketing activities will lead to new customers for our products and services.

Management believes that our SPN may provide significant growth opportunities. The ability to collect test results from multiple customers, process that data, and provide meaningful information across the industry provides significant value to our customers. We believe that integrating SPN into our customers’ inventory management systems provides additional value to our customers. Since SPN is software based, revenues we anticipate to generate from SPN in the future are expected to increase our profit margins.

Management believes that expansion into markets beyond the pharmaceutical industry should open new opportunities for XStream Systems. We hope to scale the technology we license and develop products that meet the varying needs of our customers. We expect to develop marketing processes and recruit marketing professionals with pertinent industry expertise to maximize customer value.

Strategic Relationships

We are working on specific projects with recognized companies and intend to develop applications for our molecular screening technology in connection with these relationships. Our initial target market has been the pharmaceutical distribution market, including major pharmaceutical manufacturers, drug distributors and automated drug dispensing logistics (assembly line efficiencies) companies. Our teaming relationships include the following:

•	Swisslog Healthcare Solutions, a global provider of integrated logistics solutions for warehouses, distribution centers and hospitals has executed a Letter of Intent with us to jointly collaborate and investigate the development of customized screening solutions; and

•	Eastman Kodak, a corporation utilizing technology to combine imaging and information, has agreed in a Letter of Intent to explore with us strategic opportunities for joint design, development, cross-licensing, and co-marketing of security solutions.

Swisslog and Kodak have not purchased a XT250tm system. Our strategic associations have not participated in our PILOT programs but have familiarity with the XT250tm system technology through numerous interactions between both sales and engineering teams to demonstrate how our two organizations can work together.

We are negotiating strategic relationships with other pharmaceutical distributors, manufacturers and logistic companies. We are directing our specific strategic efforts to produce applications which require a combination of non-destructive penetrating capability with forensic analysis.

Sales and Marketing

In 2008 we created a new sales and marketing organization specializing in pharmaceutical distribution. We believe that our pharmaceutical based website (www.securepharmachain.com), anti-counterfeiting blog (www.securepharmachain.blogspot.com) and professional networking at major pharmaceutical events have raised the level of awareness throughout the industry. Additionally, we believe that we are viewed as an industry innovator in addressing pharmaceutical counterfeiting and have received free publicity via television, major publications, and on-line articles.

Within the pharmaceutical distribution market, there are a number of submarkets that XStream Systems is targeting. We market to pharmaceutical manufacturers, including brand, generic, and contract manufacturers. We also market our products and services to pharmaceutical distributors, including large international wholesalers, regional wholesalers, secondary distributors, specialty distributors, and reverse logistics companies. There is a wide range of pharmaceutical dispensers to which we market as well, including mail order pharmacies, central fill pharmacies, buying group cooperatives, and warehousing groups. There are government regulatory agencies, such as the Food and Drug Administration, and international ministries of health to which we also market. Our company is also engaging various non-government organizations, such as the Family Health International.

Our Technology, Products and Solutions

XT250tm Product

We offer material identification solutions to our customers through our XT250tm product. Utilizing technology we license from Rutgers, network expertise, material science experience, and software knowledge base, management believes the XT250tm product offers unique end-to-end solutions to companies of all sizes. Our XT250tm unit is based upon EDXRD, which combines the penetrating power of X-rays with forensic analysis of materials tested. Our customers may use our unit to identify the molecular composition and authenticity of products and materials tested with the unit.

With the addition of our automated software, any person, even non-technical personnel, can rapidly and easily identify, authenticate, and verify hidden materials. EDXRD penetrates through all pharmaceutical packaging, including plastics, glass, cardboard, and even aluminum foils. In pharmaceutical products, EDXRD technology allows our system to collect the molecular fingerprint of the medicine inside without ever breaking any seals or opening the packaging. The molecular fingerprint is compared against the standard for the medicine, and deviations such as contamination, dosage changes, counterfeiting, or adulterations can be discovered. All of our current customers use the XT250tm for verification purposes only.

We have licensed from Rutgers the worldwide exclusive rights for all applications of this patented technology. The XT250tm product is currently our primary source of revenue.

Manufacturing end users may use the XT250tm as a high speed, laboratory grade testing device to test the quality of raw materials or end of production goods without sending samples to laboratories and expediting production. Distribution end users may utilize the XT250tm unit to non-destructively verify and authenticate their inventories within their unit-of-sale packaging, in real time and on-site, ensuring quality and protecting the users supply chain partners from fraudulent transactions, adulteration and counterfeiting. End users of products may utilize the XT250tm unit to verify the quality, safety, efficacy and accuracy of products by screening products prior to the administration to consumers and patients, protecting them from medication errors, adulterated or fraudulent materials or substandard or degraded products.

The XT250tm system verifies materials for which the unit has been programmed. For “verification”, the XT250tm machine is programmed for a standard molecular fingerprint, then tests samples for any deviation from it, due to contamination, counterfeit, or dosage changes. As of April 2, 2010, our molecular fingerprint library consists of 202 prescription and over-the-counter medications ranging from over-the-counter aspirin to prescription antidepressants, antipsychotics, anti-HIV and erectile dysfunction medications, among others.

The verification mode of the XT250tm has been independently evaluated by the Florida Technical Division of the Midwest Research Institute (“MRI”), which conducted two studies to determine how well the XT250tm verified pharmaceutical products. We paid MRI $3,394 for the phase 1 testing conducted in October 2006 and $5,785 for the phase 2 testing conducted in July 2007.

The phase 1 study performed by MRI tested the sensitivity and specificity of the XT250tm in identifying known over-the-counter medicines. The evaluation consisted of 20 independent runs performed on each of eight samples, totaling 160 measurements. The results showed that the XT250tm accurately identified 98% of the samples (n=60). Only one compound was misidentified in one out of 20 replicates. The XT250tm accurately identified all negative samples (n=100), demonstrating a specificity of 100%. The overall efficiency (accuracy) of the diagnostic test, defined as the percentage of samples correctly classified, was 99.38%; 159 out of 160 samples.

The phase 2 study tested the sensitivity and specificity of the XT250tm in identifying known prescription medicines. The evaluation consisted of 50 independent runs performed on each of the five samples used in the analysis with the XT250tm programmed for positive identification and 50 independent runs on each of the five samples with the machine programmed for misidentification for a total of 500 measurements. The results showed that the XT250tm accurately identified 97.2% of the positive samples (n=250). The instrument accurately identified 249 out of 250 negative samples, demonstrating a specificity of 99.6%. The overall efficiency (accuracy) of the diagnostic test, defined as the percentage of samples correctly classified, was 98.4%; 492 out of the 500 samples.

Product Development

The technology we license from Rutgers can scale to meet additional customer needs. Our goal is to develop a range of products that operate rapidly to match customer demand, as well as scale to test any sample size to meet customer requirements. Management also hopes to develop products that scale down and that are smaller, more portable, and more cost effective. Customer requirements will drive the directions that our future products take.

Multi-Layer Solution

We are currently developing a multi-layer or “quad-layer” anti-counterfeiting solution XStreamChecktm, which we anticipate will provide four layers of protection against pharmaceutical counterfeiting. The first layer is molecular screening, which is performed by our XT250tm system to verify the contents of a bottle or package. The second layer is attachment of a sealant in order to be able to identify whether the package has been tampered with in the distribution chain. The third layer is serialization, whereby each product is provided a unique number, to identify a particular product/package, and no other. The fourth layer is identification of the pedigree of the product, which contains the tracking history of the product, the attachment of a unique serial number, as well as any molecular screening results that may have been done on the product.

Secure Pharma Logistics Center

The authentication of returns that enter the supply chain is an integral part of our revenue model. Saleable pharmaceutical returns that are redistributed in the market place at present are not currently authenticated. Assuming the completion of this offering, we plan to develop our Secure Pharma logistics center authenticating pharmaceutical returns. Our proposed development of a returns center will require our leasing of a warehouse facility and contracting with a pharmaceutical manufacturer or distributor.

Custom Solutions

We expect to customize the EDXRD technology for specific use by our customers. The objectives of customization of the technology include applications for medication error protection, automation of the technology for new users and retrofitting for existing users. We anticipate that revenue would be generated in the form of direct sales to the end user.

Future Revenues

Our ability to develop the customized EDXRD products, the multi-layer solutions and our Secure Pharma returns center and generate revenues from these future generation products and services is dependent on our completion of the offering.

We have not generated sales of customized EDXRD products or the quad-layer solution to date. We anticipate finalizing the development of the multi-layer solution following the offering during the third quarter of 2010. Additionally, we anticipate the development of the Secure Pharma return center following the offering during the fourth quarter of 2010.

Prior Line of Business

Under our prior contract with the TSA, we were contracted to develop “Simulants” (described below) to ensure that the equipment used by TSA could detect explosives properly. Prior to this, TSA used actual explosives to determine if explosive detection equipment was functional. The equipment used by TSA in such tests was its own equipment and not our XT250tm. Our method for testing the equipment, called “Simulants”, required our research to determine recipes of materials that would closely simulate explosive materials safely. We created recipes and provided samples of Simulants for 11 explosives under the contract with TSA. The TSA contract has terminated. We do not anticipate at this time additional revenues based on our prior relationship with TSA. Furthermore, we are not conducting business operations in the field of Simulants research at the present time and do not anticipate any recurring revenues related to our prior Simulants research.

Secure Pharma Network

Management believes that our Secure Pharma Network (“SPN”) may provide significant growth opportunities. SPN is a software product that allows customers to access via the Internet their XT250tm system purchased from XStream Systems. Customers may remotely manage the system, downloading new material fingerprints or software updates, uploading results, and operating the system remotely. Detailed reports can be generated, as well as customized and aggregated reporting across multiple systems. The ability to collect test results from multiple XT250tm units purchased by our customers, process that data, and provide meaningful information across the industry provides significant value to our customers, which management believes can produce revenue in the future. We believe that integrating SPN into our customers’ inventory management systems provides additional value to our customers. To date, we have not generated revenue from SPN.

Manufacturing

To date, our hardware products have been manufactured by a U.S. contract manufacturer. This allows us to scale as our demands change. It also allows us to leverage the purchasing power of a larger organization. We place orders for hardware products with our contract manufacturer and those products are shipped directly to our customer sites. We are currently a defendant in a lawsuit with our manufacturer Kimball Electronics, Inc. Until such time as we repay Kimball the amounts we owe under our settlement agreement with Kimball, there is uncertainty whether we will be required to identify a new manufacturer of our XT250tm to build our system which would lead to significant timing delays in the production of our system. Our management has continued discussions with representatives from Kimball concerning our business relationship with Kimball following the initial public offering. Although no written agreement or memorandum of understanding has been executed by the parties at this time, Kimball and the Company have verbally agreed that following the closing of the offering and upon the repayment of indebtedness to Kimball under the settlement agreement, Kimball will submit bids to us to continue the manufacturing and servicing of our product in the future. Although we currently have four XT250tm systems at our facility available for immediate sale, to the extent we receive purchase orders for additional units now, we believe two months would be required to train any new manufacturer of the XT250tm system and it would likely take a new manufacturer six months to acquire all the needed materials to produce the XT250tm system. For more information, see “Legal Proceedings,” “Risk Factors — We are currently a defendant in a lawsuit with the manufacturer of the XT250tm system, Kimball Electronics, Inc.” and —“We may be required to identify a new manufacturer for the XT250tm system.”

Our company provides all software products and services. The operating system and library of materials are provided for each system. Customers can contract for customized configurations, which are developed by us.

Field Service

Hardware and software support services are provided by contracted field service companies. Each authorized field service company is trained and certified by our company. Each of our customers has a designated field service representative that provides support services. Our company also provides an escalation process to support those field service companies.

Customers

Our current customer base consists primarily of pharmaceutical distribution companies. These companies purchase pharmaceutical products from a variety of sources, and wish to authenticate their inventories to protect the public and their reputation. We have also sold systems to equipment distributors, who then resell the equipment as authorized sales agents on our behalf.

One XT250tm sales transaction with one customer during the year ended December 31, 2008 accounted for more than 10% of our 2008 revenues. Two XT250tm sales transactions with two customers during the period ended December 31, 2009 accounted for more than 10% of our 2009 revenues. Our customers purchasing units to date have included Altec Medical, Med-Health Pharmaceutical Products, Eastern Applied Research, Compass Engineering, Remetronix, RX Reverse Distributor, and Cumberland Distribution. Each of these customers have accounted for more than 10% of our sales during the respective year the sale was made.

Our target customers range in size from small, privately owned distributorships with estimated revenues of less than $50,000,000 to large multinational distribution corporations with estimated revenues of more than $10.0 billion. Management believes these organizations have a need for a material identification and authentication system in order to protect their brands in the marketplace and reduce risk and potential litigation should they distribute a counterfeit product.

A number of organizations set up PILOT programs before they commit to purchasing our product. We have generated one sale of an XT250tm system as a result of the PILOT program. Some of our PILOT programs have been designed to test the capabilities of the technology, data collection, materal recognition software engine generation, process improvement, throughput, and concept/industry viability. In most cases, PILOT program feedback proved the technology was viable, could verify materials and allowed for system enhancements. Some negative feedback for the system was the initial pricing and cost of the unit and limitation of the testing output of a single system (i.e., number of samples that can be tested per hour/shift). Some of our PILOT participants found that the system did not fit their business needs or criteria. We believe that the PILOT program process has been valuable in assisting us in further refining our revenue model.

All our shipments to date have been to sites within the U.S. Management believes that shipments outside the U.S. will represent a significant portion of sales in the future. We believe non-U.S. shipments should begin in the second half of 2010.

Research and Development

We spent $581,547 and $635,531 in research and development during the fiscal years ended December 31, 2009 and 2008, respectively. This included hardware and software development and enhancements of the XT250tm and SPN products. These funds were also used in the development of a molecular library generation laboratory. Multiple companies contributed pharmaceutical products to this facility to aid in the research and development of molecular fingerprints.

We are currently developing a “quad-layer” anti-counterfeiting product XStreamChecktm which is intended to provide four layers of protection against pharmaceutical counterfeiting. The development of the product XStreamChecktm will not be complete nor available for distribution prior to the closing of the offering and will not become available prior to the third quarter of 2010. We cannot provide any assurances that this product under development will generate revenues for the company in the future.

Competition

We operate in an unusually competitive market. In many cases, our customers have non-technical personnel operating in a warehouse environment. Counterfeit identification is sometimes performed by weighing the product with a simple scale. Other times counterfeit identification is done by track and trace methods, which tracks the transfers of the drugs, and on rare occasions by visual inspection. Our research has shown that some counterfeit drugs have weighed the same as valid drugs, some even come with falsified tracking documents, and many have passed visual inspection. Track and trace methods, which include pedigree laws, radio frequency inventory devices, bar codes, and taggants, have been deployed for a number of years and in some cases legislated for pharmaceuticals. We face a competitive environment of selling into end users and are either competing against them for capital expense or in integrating with solutions for limited supply chain security budgets. As it relates to material screening, the XT250tm competes against laboratory testing services such as Angular Dispersive X-Ray Diffraction (“ADXRD”) and other laboratory grade equipment and on-site testing processes technologies such as Raman, Spectroscopy and Near Infrared Technologies (“NIR”). If there is a reason to suspect a drug is counterfeit, the sample may be shipped to a forensic laboratory for analysis. Highly trained personnel typically open and destructively test the suspect drug with one or more analytical instruments.

Our XT250tm unit relies on Energy Dispersive X-Ray Diffraction (“EDXRD”) technology. ADXRD and EDXRD both use a specific X-ray wavelength, and rotates that X-ray source through many different angles to analyze materials. EDXRD, which is rarely used in the industry, but is the core of our solutions, uses the entire X-ray range of wavelengths, and only one specific angle to analyze materials. ADXRD technology utilizes low energy X-rays, which means ADXRD does not penetrate very well compared to EDXRD. Penetration of the X-rays is critical for our applications.

Raman, Spectroscopy, and NIR technologies are competitor technologies which are not very penetrating and cannot penetrate a thin piece of paper, for example. Because the Raman, Spectroscopy, and Near Infrared (NIR) energies are absorbed they can affect materials, like drugs. We believe this is a negative effect of our competitor technologies.

In terms of limitations of the EDXRD technology utilized by us, this technology requires shielding of X-rays from humans. Other technologies such as Raman, Spectroscopy and NIR technology, do not require shielding because they do not penetrate. EDXRD technology is not suited for gases, which do not have a crystalline structure, while some of the competitive technologies, like RAMAN, Spectroscopy, and NIR, may be suitable for gases.

We are not aware of true competitors as it relates to the EDXRD technology we license from Rutgers which allows for the real time, on-site molecular screening of materials and the authentication of products inside a unit-of-sale packaging without destruction or degradation of the tested material, however, there is market competition as it relates to other technologies for material screening and anti-counterfeiting that prospective end users would utilize. Some of the companies that have employed these technologies include Siemens, Centice, Ahura and Valimed. These technologies either are limited to laboratories or do not utilize the penetration of EDXRD and are limited to visual inspection of the material and destroying the testing sample. Because these solutions require access to the materials, it limits their deployment to either the manufacturing or the product dispensing process and makes them inferior within a comprehensive supply chain setting.

As it relates to anti-counterfeiting technologies, the XT250tm can in some cases compete against, end user budgets; RFID, material serialization, pedigree, marker or what is known as track and trace solutions. Some of the companies that market these solutions include Axway, SupplyScape and Aegate. These technologies basically are inventory management technologies that track products by overt or covert markers or transactional recording of the packaging on products. These technologies are very specific to a process and require all members of the supply chain to participate. There is usually high infrastructure, set up and ongoing supply costs to each member of the supply chain to remain effective. Track and trace solutions are primarily inventory management tools that do not assure material safety or fraudulent acts from occurring.

Regulation

In addition to federal, state, and local laws applicable to all corporations and employers in general, each state has its own requirements and registration process for X-ray equipment. Our organization is also governed by the FDA, Drug Enforcement Agency, Environmental Protection Agency, and Department of Homeland Security regulations for handling and disposing of special materials. Our facility received a facility security clearance from the Department of Defense. Our company possesses Drug Enforcement Agency Researcher licenses for Schedule I-V drugs. Our company has received exemption letters for drug research purposes from the Florida Department of Health. In addition, each country also has its own requirements for our type of equipment, which our company must abide by in order to ship into those countries.

The Federal Communications Commission, Underwriters Laboratories, and Canadian Standards Association have certified that the XT250tm product meets safety, health, environmental, and radiated emissions requirements. The costs for these certifications were included in the research and development spending for 2007 and 2008. Management believes that the XT250tm will be required to pass Restriction of Hazardous Substances (RoHS) directives required by the European Community before the XT250tm is allowed to ship into those countries.

To date we have not incurred any costs associated with disposal of any hazardous materials. We continue to make efforts to recycle all hazardous materials and management hopes to continue this in the future. When and if disposal of hazardous materials is necessary, management anticipates that disposal companies specializing in the materials will be hired.

Employees

As of April 2, 2010, we had 13 full-time employees, nine of which are located at our Sebastian, Florida corporate office. Two employees in our sales and marketing department are located outside of Florida. We have five employees in management and six employees are in our operations and engineering departments. None of our employees is covered by a collective bargaining agreement. We believe we have a good relationship with our employees.

Property

Our operations are currently located at 10305 102nd Terrace, Suite 101, Sebastian, Florida 32958. We lease real property at this location, which is part of an industrial park, Liberty Office Park. Our lease commenced in 2007 and expires in 2012. We lease approximately 8,000 square feet, and currently utilize approximately 5,000 square feet. We share a 40,000 square foot facility with two other companies. We believe our current office space provides more than adequate space for our offices, engineering development area, demonstration area, and Drug Enforcement Agency secured laboratory. We believe our current 8,000 square feet is adequate for our current needs and provides expansion room for engineering to develop the next generation of systems. The adjacent 10,000 square feet will allow for long term expansion if we need additional engineering and operations space. Rent expense under our office lease for 2009 totaled $106,659.

Intellectual Property

XStream Systems has worldwide, exclusive licensing rights to U.S. Patent #6118850 (granted Sept. 12, 2000), “Analysis Methods for Energy Dispersive X-Ray Diffraction Patterns” pursuant to a licensing agreement with Rutgers.

Under the terms of the License Agreement, the minimum royalty payment for 2008 of $300,000 became due January 31, 2009. In addition, certain other payments became payable in 2009 under the License Agreement. We were unable to pay the required minimum royalty and have requested a modification to the License Agreement. While Rutgers has the right to terminate the License Agreement after certain notifications and cure periods have expired, Rutgers has indicated an interest in modifying the License Agreement and continuing the licensing arrangement. Final terms of the contract modifications are under review by Rutgers and will be presented to our board of directors for approval. The total amount due under the License Agreement as of December 31, 2009 was approximately $797,871.

We conduct business with trademarks of our XStream Systems logo, XT250tm Material Identification System, XStream Checktm, SECUREPHARMACHAINtm, and Beyond Pedigreetm. At this time, we have not applied for registration of these marks. Dr. William Mayo, the brother of our president Mr. Brian Mayo is a co-inventor of the patent. Dr. Mayo retired from a teaching position at Rutgers University in 2009.

Legal Proceedings

Other than as set forth below, we are not a party to any pending legal proceeding nor is our property the subject of a pending legal proceeding that is not in the ordinary course of business or otherwise material to the financial condition of our business.

On or about September 16, 2008, Kimball International, Inc. and Kimball Electronics, Inc. (“Kimball”) filed suit against us in U.S. District Court in Evansville, Indiana. Kimball filed three claims against us including a claim alleging we defaulted on a $2,000,000 loan provided by Kimball in favor of the company, breach of a reserve capacity agreement and breach of a supplier agreement. We asserted counterclaims against Kimball for conversion, breach of contract and tortious interference with business relationship. On June 30, 2009, the District Court granted partial judgment in favor of Kimball in the amount of $2,000,000 against us. On December 23, 2009, we and Kimball entered into a settlement agreement (the “Agreement”). In connection with the Agreement, we provided to Kimball an executed Agreed Judgment in favor of Kimball in the amount of $3,200,000 (the “Agreed Judgment”). We agreed to make payments to Kimball via wire transfer or certified funds as follows: (i) one (1) payment of $600,000 to be made on or before December 31, 2009; and (ii) one (1) final payment of $2,600,000 to be made on or before January 31, 2010. On or about the date of the Agreement, we provided to Kimball an executed Stipulation of Dismissal of our counterclaims against Kimball, with prejudice. In the event that we timely remitted payments as set forth in the Agreement, Kimball was required to destroy the Agreed Judgment. On December 29, 2009, we made the initial payment of $600,000 to Kimball under the Agreement. We were unable to comply with the final payment terms of the Agreement, and Kimball entered the Agreed Judgment against us in the United States District Court of the Southern District of Indiana on February 8, 2010 in the amount of $3,200,000. On February 10, 2010, Kimball filed a motion for proceedings supplemental to collect the remaining $2,600,000 balance due on the $3,200,000 judgment. If we are unable to discharge the Agreed Judgment, Kimball could take action to execute on the judgment at any time to seize assets from our accounts. We anticipate that if this offering does not close for any reason, Kimball will move forward in its collection efforts to enforce the judgment. As a result of the filing of the Agreed Judgment, we anticipate that our results of operations could be adversely affected. Until such time as we repay Kimball the $2.6 million of indebtedness under the settlement agreement, there is uncertainty whether we will reach a compromise with Kimball to continue to manufacture the XT250TM units.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of our directors and executive officers, and their positions with us, as of April 2, 2010:

Name	Age	Position

James J. Lowrey(1)	71	Chairman of the Board and Co-Chief Executive Officer
Joseph J. Melone(4)(8)	78	Vice Chairman
Brian T. Mayo	53	President and Chief Technology Officer
Ash K. Chawla(7)	54	Director
Anthony Chidoni(1)(2)(3)(8)	58	Director, Co-Chief Executive Officer, Chief Operating Officer and Secretary
Dennis H. Ferro(1)(5)	64	Director
Simon Irish(5)(8)	41	Director
Robert E. Kennedy(2)(3)	67	Director
John R. (Reg) Murphy(9)	76	Director
Philip A. Odeen(2)	74	Director
Dr. E. Darracott Vaughan, Jr.(6)	70	Director
Dr. Stuart L. Weinstein(6)	63	Director
Dennis K. Cummings	54	Chief Financial Officer, Executive Vice President and Treasurer
Alan Clock	47	Senior Vice President, Sales and Marketing

(1)	Member of our finance committee

(2)	Member of our audit committee

(3)	Member of our compensation committee

(4)	Member of our nominating and corporate governance committee

(5)	Member of our investor relations committee

(6)	Member of our medical advisory committee

(7)	Member of our global business development committee

(8)	Member of our executive committee

(9)	Member of our communications committee

The principal occupations for the past five years (and, in some instances, for prior years) of each of our directors and executive officers are as follows:

James J. Lowrey, Chairman of the Board and Co-Chief Executive Officer

Mr. James J. Lowrey has served as chairman of the board of directors and chief executive officer since August 2009. Since March 2010, Mr. Lowrey has managed us as co-chief executive officer with Mr. Anthony Chidoni. Mr. Lowrey served as the co-chairman of the board from March 2009 through August 2009 and as chairman of the finance committee from March 2009 to October 2009. He has been a significant investor in XStream since 2007. From 1964 to 1978, Mr. Lowrey was employed with Salomon Brothers in New York, New York where he served as the partner-in-charge of banking, sales and trading of government and corporate tax exempt securities, and as a general partner at the time of his retirement in October 1978. During March 1979 he formed James J. Lowrey & Company, Inc. a financial advisory firm to corporations, governments and governmental entities. In 1980, Mr. Lowrey initiated the independent power industry through his formation of Catalyst Energy (“Catalyst”). Mr. Lowrey was instrumental in leading Catalyst through a number of purchases of developing projects and non-

nuclear energy companies and served Catalyst as its chairman of the board and its chief executive officer. Catalyst became a public company in 1984, was listed on the New York Stock Exchange and later taken private in 1988. Mr. Lowrey retired again in 1989. In 1993 he co-founded Navarro Lowrey, Inc. a Palm Beach County, Florida based real estate development firm dealing in real estate in Colorado, Texas and Florida. The firm is managed by Mr. Frank Navarro and Ms. Jessica Lee Lowrey, Mr. Lowrey’s daughter. Ms. Lowrey earned her J.D./LL.M. and M.B.A. degrees from New York University and Columbia University, respectively. The particular experience, qualifications, attributes or skills that led the board to conclude that Mr. Lowrey should serve as a member of the board of directors included his knowledge of the company, his investment banking background, and his previous executive management experience at Salomon Brothers and Catalyst.

Joseph J. Melone, Vice-Chairman

Mr. Joseph J. Melone has served on our board of directors since August 2009 and as our vice-chairman since October 2009. Mr. Melone has served as the chairman of our nominating and corporate governance committee since October 2009. He is the former president and chief executive officer of Equitable Companies (now part of the AXA Group) and served in those positions from February 1996 to September 1997. Additionally, he served as chairman and chief executive officer of its principal insurance subsidiary, The Equitable Life Assurance Society of the United States from September 1992 to July 1997. Mr. Melone joined The Equitable Life Assurance Society of the United States in November 1990 as president and chief operating officer and served in those positions until September 1992. Prior to that, he had been president of The Prudential Insurance Company of America from March 1984 to November 1990. Upon the formation of The Equitable Companies in 1992, Mr. Melone was elected president and chief operating officer and served in those positions until February 1996. Also, from September 1992 to July 1997, he served as chief executive officer of Equitable Life, and two years later he was elected chairman. In February 1996, Mr. Melone was named chief executive officer of The Equitable Companies and served in that position until July 1997. Mr. Melone co-authored the book Retirement Plans: 401(k)s, IRAs and Other Deferred Compensation Approaches (Pension Planning) which is currently in its 10th edition of publication. He is a former Huebner Foundation Fellow and was an Associate Professor of Insurance at The Wharton School of the University of Pennsylvania. He also served as Research Director at The American College before joining The Prudential. He is a Chartered Life Underwriter (CLU) and Chartered Financial Consultant (ChFC) from The American College, as well as Chartered Property and Casualty Underwriter (CPCU) from the American Institute of Chartered Property and Liability Underwriters. The particular experience, qualifications, attributes or skills that led the board to conclude that Mr. Melone should serve as a member of the board of directors included his knowledge of the company and his previous executive management experience while at Equitable Companies and The Prudential Insurance Company of America.

Ash K. Chawla, Director

Mr. Ash K. Chawla has served on our board of directors since August 2009. Mr. Chawla has served as the chairman of our global business development committee since October 2009. Mr. Chawla has served as the founder and chief executive officer of PDM Healthcare from 1991 to the present. PDM Healthcare is a resource management company providing group purchasing, supply chain management and delivery, business and clinical consulting, and educational services to healthcare facilities in the U.S. Under his leadership, PDM Healthcare has maintained its position as a major buying groups/supply chain management in the U.S. PDM Healthcare currently has business trading relationships with over multiple pharmaceutical, medical surgical supply, and ancillary product manufacturers that are listed in Fortune 1000. Additionally, from January 2004 to the present he has served as the chairman and chief executive officer of Avani International, which specializes in business development, product launches and marketing, consulting, distribution, and global conferencing for the bio-technology, life sciences, pharmaceutical, medical device, and cosmetic markets. Avani is instrumental in creating relations and distribution channels between manufacturers abroad with customers in the U.S. as well as introducing products from the U.S. to international markets, including India. The particular experience, qualifications, attributes or skills that led the board to conclude that Mr. Chawla should serve as a member of the board of directors included his independence and his leadership experience at companies operating in a similar industry as ours where he is currently serving as chief executive officer of PDM Healthcare and as chairman and chief executive officer of Avani International as more fully detailed above.

Anthony Chidoni, Director, Co-Chief Executive Officer, Chief Operating Officer and Secretary

Mr. Anthony Chidoni has served on our board of directors since April 2009. He commenced service as a member of our audit committee, as chairman of our compensation committee and as our corporate secretary in August 2009 and as our chief operating officer in October 2009. In addition, since October 2009, he has served as chairman of our executive committee and as a member of our finance committee. Mr. Chidoni was elevated to co-chief executive officer in March 2010. Mr. Chidoni has been the principal and owner of Lorelle Capital, a private hedge fund, since January 2004. From January 1990 to January 2004, he was the Managing Director of Private Client Business in the Los Angeles office of investment bank Credit Suisse First Boston, and its predecessor Donaldson Lufkin & Jenrette, where he had served in various positions for 21 years. Mr. Chidoni has served as a director of the public company Guess?, Inc. since November 2002 for which he also currently serves as the chairman of the audit committee. The particular experience, qualifications, attributes or skills that led the board to conclude that Mr. Chidoni should serve as a member of the board of directors included his finance background and leadership experience as managing director of private client business in the Los Angeles office of Credit Suisse First Boston and his experience serving as a director and chairman of the audit committee of the public company, Guess?, Inc.

Dennis H. Ferro, Director

Mr. Dennis H. Ferro has served on our board of directors since August 2009 and as chairman of our finance committee and co-chairman of our investor relations committee since October 2009. Mr. Ferro was president and chief executive officer of Evergreen Investment Management Company from September 2003 through December 2008. Mr. Ferro joined Evergreen Investments as its chief investment officer in 1999. Mr. Ferro has also served as a director of New York Marine & General Insurance Company and as chairman of their finance committee from March 2009 to the present. From 1999 through 2003, he also served as their chief investment officer. From 1994 through 1999, Mr. Ferro was executive vice president of Zurich Investment Management Ltd. and head of international equity investments based in London. In 1995, Mr. Ferro was named as one of the top 100 mutual fund portfolio managers by Barron’s magazine. From 1991 through 1994, he was senior managing director of CIGNA International Investments and also served as chief investment officer for all non-U.S. investments. From 1988 through 1991, he served as the managing director for Asia for CIGNA Corporation based in Tokyo, Japan. From 1985 through 1988, Mr. Ferro served as president and managing director of Japan Bankers Trust Company Ltd based in Tokyo, Japan. From 1978 to 1985, he served as a founding director, president and chief investment officer for Bankers Trust Company of Florida. From 1970 to 1978, he served as vice president and portfolio manager of Banker’s Trust Company based in New York. The particular experience, qualifications, attributes or skills that led the board to conclude that Mr. Ferro should serve as a member of the board of directors included his independence and his previous leadership experience as president and chief executive officer of Evergreen Investment Management Company and finance experience as chief investment officer for the New York Marine & General Insurance Company.

Simon Irish, Director

Mr. Simon Irish has served on our board of directors since August 2009 and as a co-chairman of our investor relations committee since October 2009. Mr. Irish is the former head of Man Global Strategies (“MGS”) in North America, an investment division of Man Group PLC where he provided services from October 2002 through January 2009. Man Group PLC is an investment business headquartered in the United Kingdom. At MGS, Mr. Irish established and grew a strategic investment program in hedge funds, which he operated for over six years. From October 2001 through October 2002, he held the position of director of U.S. business with FRM (Research) LLC, New York and held the position of senior vice president of FRM London from September 1999 through September 2001. From October 1995 through April 1999, Mr. Irish was a vice president of Credit Suisse Financial Products in London where he served as a quantitative analyst and as a trader in their Equity Derivatives Structuring and Trading Group. The particular experience, qualifications, attributes or skills that led the board to conclude that Mr. Irish should serve as a member of the board of directors included his independence, his finance background and his previous leadership experience as the former head of MGS and vice president of Credit Suisse Financial Products in London.

Robert E. Kennedy, Director

Mr. Robert E. Kennedy has served on our board of directors since April 2007 and as a member of our audit committee since May 2007 and co-chairman of our audit committee since October 2009. In addition, Mr. Kennedy has served as the co-chairman of our audit committee since October 2009. Mr. Kennedy is a retired advertising industry executive with 33 years of experience. At the time of his retirement, Mr. Kennedy was the president and chief operating officer of Saatchi and Saatchi Advertising worldwide. Mr. Kennedy directed all of the company’s communications operations, notably the advertising subsidiaries and marketing services groups. Mr. Kennedy was also a member of Saatchi and Saatchi, Inc.’s board of directors. Mr. Kennedy joined Dancer-Fitzgerald-Sample in 1961 and spent most of his career in agency finances. He served as controller and became chief financial officer in 1980. When Saatchi and Saatchi and DFS merged in 1987, Mr. Kennedy became its vice-chairman and chief financial officer. Mr. Kennedy served on numerous industry committees during his working career. In retirement, he has been active in community organizations, most notably the VNA/Hospice of Vero Beach, the Environmental Learning Center of Vero Beach and Habitat for Humanity. The particular experience, qualifications, attributes or skills that led the board to conclude that Mr. Kennedy should serve as a member of the board of directors included his independence, his knowledge of the company, and his previous executive managerial experience as more fully detailed above.

John R. (Reg) Murphy, Director

Mr. John R. (Reg) Murphy has served on our board of directors since November 2009 and chairman of our communications committee since March 2010. Mr. Murphy is Vice Chairman of National Geographic Society, a position he has held since March 1998. From May 1996 until March 1998, Mr. Murphy was President and Chief Executive Officer of National Geographic Society. He is a trustee of Mercer University, a trustee and Chairman of the Board of the PNC Mutual Funds and Chairman of the Board of the PNC Alternative Fund. He currently serves as chairman of the audit committee of the Omnicom Group. Mr. Murphy is also a past president of the U.S. Golf Association. Mr. Murphy served as political editor and then editor of The Atlanta Constitution in 1960-75, and later joined The San Francisco Examiner as publisher and editor from 1975 to 1981. Mr. Murphy joined The Baltimore Sun as publisher and chief executive officer and served in these positions from 1981 to 1988 and later served as chairman from 1988 to 1991. Mr. Murphy has authored or co-authored a number of books including Uncommon Sense, The Accomplishments of Griffin Bell; The Southern Strategy; and The Greatest Game. He has been awarded honorary doctorates by several universities, including Mercer, Utah State, Towson State and Loyola College, among others. The particular experience, qualifications, attributes or skills that led the board to conclude that Mr. Murphy should serve as a member of the board of directors included his executive management experience as president and chief executive officer of the National Geographic Society, his knowledge of the mass communications industry, and his experience serving as a director and chairman of the audit committee of a public company.

Philip A. Odeen, Director

Mr. Philip A. Odeen has served on our board of directors since July 2008 and as the chairman or co-chairman of our audit committee since August 2009. Mr. Odeen served as the chairman of AES Corporation since January 2008 and as non-executive chairman of Convergys Corporation since December 2007. He served as chairman of AVAYA from October 2006 to October 2007. He was chairman and acting chief executive officer of the Reynolds and Reynolds Company from July 2004 to February 2005 at which time he became non-executive chairman serving in that role until October 2006. He was also named chief executive officer of QinetiQ North America in October 2005 serving until June 2006. Previously, he had served as non-employee chairman and a director of TRW Inc. from February 2002 until December 2002. From 1998 to 2002, he held various leadership positions at TRW. Mr. Odeen joined TRW in 1997 when it acquired BDM International, Inc. where he had served as president, chief executive officer and director since 1992. Previously, Mr. Odeen was vice chairman, Management Consulting Services at Coopers & Lybrand after serving 13 years as managing partner of the firm’s public sector practice. Mr. Odeen served as a director of Northrop Grumman from May 2003 and May 2008. Mr. Odeen was appointed a member of the Defense Business Board in 2008. The particular experience, qualifications, attributes or skills that led the board to conclude that Mr. Odeen should serve as a member of the board of directors included his independence and his executive management experience as chairman and/or chief executive officer of various companies.

Dr. E. Darracott Vaughan, Jr., Director

Dr. E. Darracott Vaughan, Jr. has served on our board of directors since August 2009 and as co-chairman of our medical advisory committee since October 2009. Dr. Vaughan is a physician and surgeon specializing in urology. Since 2001, he has served as the James J. Colt Professor, Chairman Emeritus Weill Cornell University Medical Center in the Department of Urology. From 1993 through 2001, Dr. Vaughan served as the James J. Colt Professor of Urology, Chairman, at Cornell University Medical Center. He was the executive vice dean and senior associate dean for Clinical Affairs until 2009. He now holds the position of Emeritus Professor in the Department of Urology. Dr. Vaughan was president of the American Urological Association in 2001. Dr. Vaughan is the recipient of numerous academic awards and honors which includes most recently the 2008 John Coleman Award, Department of Urology Weill Cornell University Medical Center. Dr. Vaughan’s research interests include obstructive uropathy, prostaglandins, renal hemodynamics, benign prostatic hyperplasia, hypertension and adrenal disorders. Dr. Vaughan has authored and co-authored over 350 publications in the field of renal and urological medicine. The particular experience, qualifications, attributes or skills that led the board to conclude that Dr. Vaughan should serve as a member of the board of directors included his independence, as well as his knowledge of the health care and pharmaceutical industries as more fully detailed above.

Stuart L. Weinstein, M.D., Director

Dr. Stuart L. Weinstein, has served on our board of directors since August 2009 and as co-chairman of our medical advisory committee since October 2009. Dr. Weinstein is the Ignacio V. Ponseti Chair and Professor of Orthopedic Surgery at The University of Iowa. He served as the president of the American Orthopaedic Association from 1997 to 1998; the American Board of Orthopaedic Surgery from 2000-2001 and The American Academy of Orthpaedic Surgeons from 2005-2006. He is a National Institutes of Health funded researcher. He has published more than 180 scientific articles in peer review journals on a wide variety of pediatric orthopaedic conditions. His research work has focused on spinal deformity in children, children’s hip and foot problems, and the natural history and long-term outcome of pediatric musculoskeletal conditions. He has edited three major textbooks including The Pediatric Spine: Principles and Practice; Lovell and Winter’s Pediatric Orthopaedics and Turek’s Orthopaedics.  He has served as an Associate Editor and a member of the Board of Trustees of the Journal of Bone and Joint Surgery. Dr. Weinstein currently serves as chairman of doctors for Medical Liability Reform, a Washington, DC based advocacy group, and chairman of the American Association of Orthopaedic Surgeons Political Action Committee. After interning in Internal Medicine at The University of California San Francisco, he returned to the University of Iowa for a residency in Orthopaedic Surgery. In 1976 he joined the faculty of the Department of Orthopaedic Surgery at The University of Iowa. The particular experience, qualifications, attributes or skills that led the board to conclude that Dr. Weinstein should serve as a member of the board of directors included his independence, his knowledge of the health care and pharmaceutical industries, as well as his being a publisher of numerous scientific articles and the editor of various medical textbooks.

Executive Management

The following individuals serve as our executive officers.

Brian T. Mayo, President and Chief Technology Officer

Mr. Brian T. Mayo founded the company in 2004. He is currently our president. Since July 2009, Mr. Mayo has also served as our chief technology officer. He served as our chief executive officer from May 2004 to October 2007, as president from October 2007 to the present, and as our chief executive officer again from July 2008 to July 2009. Mr. Mayo was chairman of the board of directors from May 2004 to October 2007 and served as our director until November 2009. Mr. Mayo has 30 years experience in the electronics industry. Mr. Mayo was instrumental in several startup ventures including: Ardent Communications, which pioneered voice over the Internet and where he was the director of engineering from January 1997 to August 1997; and Ingenuity Designs, a company specializing in airport security solutions where he was founder, president and chief executive officer from September 2001 to

May 2004. During his career, he enjoyed technical and management success at the following companies: Cisco Systems, where he was the director of engineering from August 1997 to September 2001; Nortel Networks (formerly Bay Networks) where he was the engineering director from July 1995 to January 1997; Ungermann-Bass Networks, where he was a corporate consulting engineer from May 1993 to July 1995; Digital Equipment Corporation, where he was the engineering manager from July 1987 to May 1993; Gould-Modicon, where he was program manager from April 1985 to July 1987; Teradyne, where he was hardware engineer from September 1978 to December 1980 and operations manager from December 1980 to April 1985; and Texas Instruments, where he was hardware engineer June 1977 to September 1977. Mr. Mayo has had involvement in the development of the communications industry’s first data network switch. Mr. Mayo has authored and co-authored a number of patents.

Dennis K. Cummings, Chief Financial Officer, Executive Vice President and Treasurer

Mr. Dennis K. Cummings has served as our chief financial officer and treasurer since February 2010 and our executive vice president since March 2010. He is a Certified Public Accountant and the principal and owner of Cummings & Associates, a private accounting practice he founded in February 1992. He has over 30 years experience in all aspects of management, financial reporting and controls for both publicly and privately held companies. Mr. Cummings began his professional career in private business prior to serving ten years with the public accounting firm of KPMG Peat Marwick in New York. Mr. Cummings is an EMT-I and currently serves as Director of Emergency Medical Services — Post 53 for the town of Darien, Connecticut.

Alan Clock, Senior Vice President of Sales and Marketing

Mr. Alan Clock joined us in 2007 and has served as our senior vice president of sales and marketing since October 2007. Mr. Clock has 23 years experience in the healthcare and pharmaceuticals industry. Mr. Clock has held senior level sales positions at: Active Health Management, an early pioneer in evidenced based disease management programs where he was senior vice president of sales from July 2006 to August 2007; nuvado, LLC, a pharmaceutical software and consulting company where he was executive vice president of business development and sales from July 2005 to July 2006; and AmerisourceBergen, one of the world’s largest pharmaceutical services companies where he was the corporate vice president of alternate care from November 1998 to July 2005. During his career, he enjoyed sales, business development and management success at the following companies: McKesson Corporation, where he was the vice president of national accounts from October 1995 to November 1998 and Cardinal Health (formerly Whitmire Distribution/Amfac Healthcare) where he served and was promoted through a variety of local, regional and national sales positions, eventually becoming corporate director of Hospital Services from May 1987 to October 1995. Mr. Clock was instrumental in the creation, development and success of the pharmaceutical distribution and service industry’s first alternate care vertical.

Other Key Employees

The following individuals are our key employees.

Patricia Ann Earl, Senior Vice President of Business Development

Mrs. Patricia Ann Earl has served as our executive strategic consultant and vice president of business development since May 2008 and was elevated to senior vice president of business development during March 2010. Mrs. Earl is a long time pharmaceutical industry veteran and has been actively involved in the pharmaceutical wholesale distribution industry since joining AmerisourceBergen Corporation (“Bergen”), one of the nation’s largest pharmaceutical services companies serving the U.S., Canada and selected global markets in 1986. She held a variety of executive management positions at Bergen including vice president general manager from February 1998 to December 2000 and corporate vice president of strategic development from January 2001 to May 2005. While at Bergen, she directed the strategic and marketing initiatives for U.S. health systems, the largest Pharmacy Benefit Management organizations, and alternate care providers. She played a significant role in the acquisition, strategic positioning, and implementation of the company’s pharmacy technologies, packaging and service offerings that enhanced medication safety in the pharmaceutical supply chain. Mrs. Earl was one of the founding members and was elected the co-chairman of the first Healthcare Distribution Management Association (“HDMA”) Collaborative Commerce Committee that promoted the advancement of collaborative e-commerce business solutions between the nation’s largest pharmaceutical distributors and manufacturers. HDMA is the national association representing primary, full-service healthcare distributors and is the vital link in the healthcare system, working to provide value, remove costs and develop innovative solutions. During her tenure, the technological solutions investigated by the group and recommended to the industry included various bar code track and trace technologies, radio-frequency identification devices in cooperation with the MIT Auto-ID center, and e-pedigree solutions that met the requirements of Prescription Drug Marketing Act of 1987. From May 2005 until March 2008, she was vice president institutional marketing at H.D. Smith. Prior to her career in pharmaceutical distribution, Mrs. Earl had a successful career as an owner/principal, member of board of directors and served as chief operating officer from April 1978 to December 1986 for TP Communications, a privately-held corporation that acquired several broadcast radio stations. Subsequently those stations were acquired by Clear Channel Broadcasting Network. As a board member and corporate officer, she provided executive leadership, management oversight, and strategic direction to the sales, operations and financial functional areas.

Paul J. Micciche, Senior Vice President of Engineering

Mr. Paul J. Micciche has served as our vice president of engineering since November 2004 and was elevated to our senior vice president of engineering during March 2010. Mr. Micciche has over 24 years of experience in the high technology industry. Prior to his position at XStream Systems he was principal member of Technical Staff at Lucent Technologies from June 2000 through October 2004 where he managed development teams in the architecture, design, development and deployment of high throughput multi-service IP edge router platforms. At Ascend Communications, from 1999 to 2000, Mr. Micciche served as technical manager where he oversaw the architecture, design and development teams for high performance central processing units, internet physical layer cards and high speed backplanes. Ascend Communications was acquired by Lucent Technologies for $22.0 billion in 1999. From 1996 to 1999, Mr. Micciche served as an engineering manager for BayNetworks Inc. and was responsible for the architecture and design for data compression cards, FPGA control units and overall Ethernet router systems. BayNetworks was acquired by Nortel Networks in 1998 for over $9.0 billion. As a Senior Engineering at UB Networks from 1993 to 1996, Mr. Micciche was part of the development team that architected and designed several products including one of the industry’s first Ethernet concentration platforms, ATM Universal Network Interfaces and desk top switch products. Prior to these roles, Mr. Micciche worked for Draper Laboratories from 1985 to 1993 on U.S. Navy related defense programs and held a secret security clearance.

Advisory Board

Our advisory board offers counsel to our management on an informal basis concerning development of new technology, and strategic planning and partnering. We have also specifically designated one member of the advisory board to act as advisor to the co-chief executive officers. We do not have contractual relationships with the members of our advisory board. Each member of our advisory board is eligible to receive an annual grant of 2,500 share-based incentive awards for advisory service.

Mark S. Butler.  Mr. Butler is the former executive vice president, chief administrative officer and general counsel to the public company Indevus Pharmaceuticals, Inc. which was acquired in March 2009 by Endo Pharmaceuticals, Inc.

Dr. Ronald B. Gaeta.  Dr. Gaeta is a veterinarian and a partner in Patterson Veterinary MRI an equine exclusive imaging center located in Patterson, New York and an owner of Dunbarton Equine, a three doctor equine exclusive sport horse medicine practice located in Brookfield, Connecticut. Dr. Gaeta serves as the equine consultant to the Bronx Zoo.

Dr. William Hamilton.  Dr. Hamilton is an orthopedic surgeon specializing in the foot and ankle related medical conditions of athletes and performing artists including ballet dancers. He has served as a clinical professor of orthopedic surgery at the College of Physicians & Surgeons, at Columbia University from July 1995 to the present.

Dr. James D. Henry.  Dr. Henry is a urologic surgeon and has served as the Chief of Urologic Surgery at Good Samaritan Hospital and Saint Mary’s Hospital in West Palm Beach, Florida. Dr. Henry is a co-founder of Jupiter Hospital in Jupiter, Florida.

John R. Kennedy.  Mr. Kennedy is the former president and chief executive officer of Federal Paper Board Company, Inc. He was employed with Federal Paper Board Company from 1952 in various management positions until his retirement in April 1996. Mr. Kennedy is past chairman of Georgetown University and is currently chairman emeritus. As past chairman for The East Hampton Healthcare Foundation, Inc., Mr. Kennedy now serves as one of its trustees. He is also vice chairman of the Indian River Memorial Hospital Foundation and a board member of the Riverside Theater.

Frank Navarro.  Mr. Navarro is the managing principal of Navarro Lowrey, Inc., an owner, developer and manager of commercial real estate founded in 1993. Mr. Navarro leads the company’s business ventures while also developing and executing new business strategies such as the creation and development of “EcoPlex®”, the Company’s trademarked, sustainability brand. He began his career as an architect, spending 10 years leading projects and advising clients in Florida, Virginia and Colorado then went on to earn his MBA in Finance and Real Estate Finance from Columbia University. Upon graduation, Mr. Navarro co-founded Navarro Lowrey, Inc. along with Mr. James J. Lowrey. Mr. Navarro is a LEED — Accredited Professional.

James A. Wilcox.  Mr. Wilcox is the Lowrey Professor of Financial Institutions at the Haas School of Business at the University of California, Berkley where he teaches courses on macroeconomics, financial markets and institutions and risk management at financial institutions. Mr. Wilcox was the Chief Economist at the Office of the Comptroller of the Currency in Washington, D.C. from 1999 to 2001. He has also served as the senior economist for monetary policy and macroeconomics for the President’s council of economic advisors under first President Bush and as an economist for the Board of Governors of the Federal Reserve System.

Board of Directors and Corporate Governance

Our board of directors is responsible for establishing broad corporate policies and for overseeing our overall management. In addition to considering various matters which require board approval, the board provides advice and counsel to, and ultimately monitors the performance of, our senior management.

We established an Audit Committee and Compensation Committee in January 2005. In March 2009, we established a Finance Committee. In October 2009, we established a Nominating and Corporate Governance Committee. The charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available at our website, www.xstreamsystems.com. We believe Messrs. Kennedy, Murphy, Odeen, Chawla, Ferro, Irish, Vaughan, and Weinstein are independent members of our board of directors, under NASDAQ’s independence standards. The Audit, Compensation and Nominating and Corporate Governance Committees are composed of at least one of these independent members. In accordance with NASDAQ phase-in rules for initial public offerings, we anticipate that within one year of our expected listing on NASDAQ, each of the directors on the committees will be determined by the board to be “independent.”

The board, its committees and our management strive to perform and fulfill their respective duties and obligations in a responsible and ethical manner. We have adopted a Code of Ethics for Senior Financial Officers that applies to our co-chief executive officers, president, and chief financial officer, as well as a chief accounting officer and controller if we employ persons in these positions in the future. In addition, we have adopted a Code of Conduct generally applicable to all of our employees. Upon request, we will provide to any person without charge a copy of our Code of Ethics or Code of Conduct. Any such request should be made to Dennis K. Cummings, Chief Financial Officer, XStream Systems, Inc., 10305 102nd Terrace, Suite 101, Sebastian, FL 32958.

Committees of the Board

Audit Committee.  The board has an Audit Committee comprised of three directors, Messrs. Philip A. Odeen (Co-Chairman), Anthony Chidoni and Robert E. Kennedy (Co-Chairman). Each member of the Audit Committee is independent as defined under NASDAQ’s listing standards, other than Mr. Chidoni. The board of directors has determined that Mr. Kennedy and Mr. Chidoni each qualify as an “audit committee financial expert.” The Audit Committee functions pursuant to a written charter, under which the committee has such powers as may be assigned to it by the board from time to time. The Audit Committee was established in January 2005. The Audit Committee is currently charged with, among other things:

•	discuss with management and our independent public accountants our annual audited financial statements, quarterly financial statements, earnings press releases, and financial information and earnings guidance provided to analysts and rating agencies, if any;

•	discuss with management and our independent public accountants our major financial risk exposures, the guidelines and policies by which risk assessment and management is undertaken, and the steps management has taken to monitor and control risk exposure;

•	appoint, retain, compensate, evaluate, and terminate our independent public accountants for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for us and oversight of such work;

•	pre-approve, or adopt procedures to pre-approve, all audit, audit related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent public accountants;

•	review, at least annually, the qualifications, performance, and independence of our independent public accountants, including to ensure the rotation of the lead audit partner at least every five years;

•	reviewing the integrity of our financial reporting process with our independent auditors and with our management and internal auditor, if any;

•	review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on our financial statements;

•	review with our independent auditors any audit problems or difficulties encountered and management’s response thereto;

•	discuss the scope of the annual audit and review the form of the opinion the independent auditor proposes to issue;

•	establish procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	review and approve all related party transactions and review and make recommendations to the board of directors, or approve, any contracts or other transactions with our current or former executive officers, including consulting arrangements, employment agreements, change-in-control agreements, termination arrangements, and loans to employees made or guaranteed by us; and

•	review and reassess the adequacy of the Audit Committee Charter on an annual basis and recommend any changes to the board of directors.

Compensation Committee.  The board has a Compensation Committee comprised of two directors, Messrs. Anthony Chidoni (Chairman) and Robert E. Kennedy. Mr. Kennedy is independent as defined under NASDAQ’s listing standards. The Compensation Committee functions pursuant to a written charter, under which the committee has such powers as may be assigned to it by the board from time to time. The Compensation Committee was established in January 2005. The Compensation Committee is currently charged with, among other things, assisting the board to:

•	review and recommend for approval by the independent directors of the board of directors, the total compensation package of the co-chief executive officers and other members of senior management and key employees for the upcoming year, at least on an annual basis;

•	discuss performance evaluation of the co-chief executive officers and recommend approval by the independent board of directors of bonus compensation and develop performance goals for the co-chief executive officers and other members of senior management for purposes of determining bonus compensation;

•	review market data to assess our competitive position for all components of compensation for the co-chief executive officers and senior management to ensure we are competitive with comparable public companies;

•	administer any plan, recommend to the board of directors the adoption of any amendments to a plan or modifying or canceling any existing grants under such plans; and review the sufficiency of the shares available for grant under the plans;

•	review and recommend director compensation, including cash payments, equity awards and other benefits;

•	retain consultants of its selection to advise it with respect to our salary and incentive compensation and benefits programs, and approve the consultants’ fees and other retention terms;

•	review and reassess the adequacy of the Compensation Committee Charter annually and recommend any proposed changes to the board of directors for approval; and

•	perform such other functions as necessary and appropriate under law, the rules of NASDAQ (or other exchange or interdealer electronic quotation service which rules may be applicable to us), our certificate of incorporation or amended and restated by-laws and the resolutions and other directives of the board of directors.

In general, the Compensation Committee formulates and recommends compensation policies for board approval, oversees and implements these board-approved policies, and keeps the board apprised of its activities on a regular basis. In addition, the Compensation Committee develops criteria to assist the board’s assessment of the co-chief executive officers’ leadership of our company.

Nominating and Corporate Governance Committee.  The board has a Nominating and Corporate Governance Committee comprised of two directors, Messrs. Robert E. Kennedy (Chairman) and Mr. James J. Lowrey. Mr. Kennedy is independent as defined under NASDAQ’s listing standards. The Nominating and Corporate Governance Committee functions pursuant to a written charter, under which the committee has such powers as may be assigned to it by the board from time to time. The Nominating and Corporate Governance Committee was established in October 2009. The Nominating and Corporate Governance Committee is currently charged with, among other things, assisting the board in:

•	selecting or recommending to the board for selection, the individuals to stand for election as directors at the annual meeting of stockholders;

•	overseeing the selection and composition of committees of the board and, as applicable, oversee management continuity planning processes;

•	identifying individuals believed to be qualified as candidates to serve on the board and select, or recommend that the board select, the candidates for all directorships to be filled by the board or by the stockholders at an annual or special meeting;

•	reviewing and making recommendations to the full board, or determine, whether members of the board should stand for re-election and consider matters relating to the retirement of board members, including term limits or age caps;

•	if applicable, in the case of a director nominated to fill a vacancy on the board due to an increase in the size of the board, recommending to the board the class of directors in which the director-nominee should serve;

•	conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;

•	considering questions of independence and possible conflicts of interest of members of the board and executive officers;

•	reviewing and making recommendations, as the committee deems appropriate, regarding the composition and size of the board in order to ensure the board has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds; and

•	overseeing the evaluation, at least annually, and as circumstances otherwise dictate, of the board and management.

Finance Committee.  The board has a Finance Committee comprised of Messrs. Dennis H. Ferro (Chairman) and James J. Lowrey. The Finance Committee does not have a written charter. The Finance Committee was established in March 2009. This committee is currently charged with, among other things, assisting the board in:

•	formulation of policies relating to the our cash flow, cash management and working capital, stockholder dividends and distributions, share repurchases and investments;

•	adjustments to our capital structure;

•	capital and debt issuances;

•	financial strategies;

•	working capital and cash flow management;

•	policies for managing interest rate and investment risk;

•	the financial aspects of insurance and risk management;

•	tax planning and compliance;

•	proposed mergers, acquisitions, divestitures and strategic investments; and

•	other transactions or financial issues that management desires to have reviewed by the Finance Committee.

Additionally, the Finance Committee reports periodically to the full board on our insurance and risk management programs.

The board of directors has additional standing committees including the executive committee, the investor relations committee, the medical advisory committee, the communications committee and the global business development committee.

Director Compensation for the Year Ended December 31, 2009

All directors are entitled to receive compensation for their services. In February 2008, a resolution was passed by the Compensation Committee granting directors the following annual compensation package:

•	Grant of stock options to purchase 7,500 shares of our common stock pursuant to our Amended and Restated 2004 Stock Option Plan; and

•	Grant of stock options to purchase 1,875 shares of our common stock for committee service.

In addition, in October 2009, the board of directors determined that the chairs of each of the board committees would receive stock options to purchase 2,500 shares of our common stock for their service.

The following table summarizes the compensation of each member of our board of directors for their service in 2009.

		Option
		Awards	Total
Name(1)	Year	($)(2)	($)

Joseph J. Melone(3)	2009	$1,558	$1,558
Anthony Chidoni(4)	2009	$1,558	$1,558
Robert E. Kennedy(5)	2009	$1,558	$1,558
Phillip A. Odeen(6)	2009	$1,558	$1,558
Ash K. Chawla(7)	2009	$1,558	$1,558
Simon Irish(8)	2009	$1,558	$1,558
Dennis H. Ferro(9)	2009	$1,558	$1,558
Dr. E. Darracott Vaughan, Jr.(10)	2009	$1,558	$1,558
Dr. Stuart Weinstein(11)	2009	$1,558	$1,558
John R. (Reg) Murphy(12)	2009	$1,169	$1,169
Thomas W. Cook, Former Director (13)	2009	$1,558	$1,558
Walter Lovejoy, Former Director (14)	2009	$1,169	$1,169

(1)	Brian T. Mayo, our president and chief technology officer, is a named executive officer and did not receive any compensation during the fiscal year ended December 31, 2009 for serving on our board of directors. Mr. James J. Lowrey, our chairman and co-chief executive officer is a named executive officer and received an option to purchase 10,000 shares of common stock at an exercise price of $0.69 per share for serving on our board of directors during the fiscal year ended December 31, 2009. The value of Mr. Lowrey’s option award is fully reflected in the 2009 Summary Compensation Table appearing elsewhere in this prospectus and is therefore not included in this table. As of December 31, 2009, Mr. Lowrey did not individually hold any option awards, however, he had transferred all of his option awards in the aggregate amount of 423,316 to the James J. Lowrey 2009 Irrevocable Trust.

(2)	The determination of value of option awards is based upon the Black-Scholes Option pricing model the details and assumptions of which are set out in our financial statements included in this prospectus. The amount reported above is the aggregate grant date fair value of the option awards computed in accordance with FASB ASC Topic 718.

(3)	As of December 31, 2009, Mr. Melone held an aggregate of 10,000 option awards.

(4)	As of December 31, 2009, Mr. Chidoni held an aggregate of 10,000 option awards.

(5)	As of December 31, 2009, Mr. Kennedy held an aggregate of 23,500 option awards.

(6)	As of December 31, 2009, Mr. Odeen held an aggregate of 13,280 option awards.

(7)	As of December 31, 2009, Mr. Chawla held an aggregate of 10,000 option awards.

(8)	As of December 31, 2009, Mr. Irish held an aggregate of 10,000 option awards.

(9)	As of December 31, 2009, Mr. Ferro held an aggregate of 10,000 option awards.

(10)	As of December 31, 2009, Dr. Vaughan held an aggregate of 10,000 option awards.

(11)	As of December 31, 2009, Dr. Weinstein held an aggregate of 10,000 option awards.

(12)	As of December 31, 2009, Mr. Murphy held an aggregate of 7,500 option awards.

(13)	As of December 31, 2009, Mr. Cook held an aggregate of 24,250 option awards. Mr. Cook resigned from the board of directors on August 14, 2009.

(14)	As of December 31, 2009, Mr. Lovejoy held an aggregate of 18,180 option awards. Mr. Lovejoy resigned from the board of directors on August 14, 2009.

Executive Compensation

Compensation Discussion and Analysis

Compensation Philosophy and Design: Our compensation philosophy is to provide our executive officers listed in the summary compensation table with compensation packages that attract, retain, reward and motivate them. Therefore, our board of directors and our Compensation Committee generally construct compensation packages that take into account those of executive officers with similar positions in comparable companies, linking the performance of the company and individual performance and designed to align the interests of the executive officers with those of our stockholders. Our compensation philosophy is also designed to reinforce a sense of ownership in the company, urgency with respect to meeting deadlines and overall entrepreneurial spirit and to link rewards to measurable corporate performance metrics.

While the board of directors and Compensation Committee seek to provide compensation packages that are competitive within our markets and the technology industry, in general, it does not utilize an established peer group in our industry and does not set compensation levels based on any predetermined benchmarks for total compensation or any individual element of compensation. The Compensation Committee reviews our performance on a regular basis using a variety of financial and non-financial metrics. These metrics include, but are not limited to, net sales, gross margin, sales and marketing expenses, personnel costs, accounts receivable and accounts payable aging, liquidity and cash resources. Management compares actual results against goals and budgets to take appropriate actions in order to improve performance.

Certain compensation adjustments are made pursuant to each executive officer’s employment terms established at the time he or she is hired. Executive officer Brian T. Mayo is the only named executive officer with whom we have an employment agreement. We established the salary levels included in the employment agreements by surveying companies within the technology industry including current compensation data based upon organization size, industry and geographic location.

The terms of such employment agreements are described in the “Employment Agreements” section below.

Elements of Compensation: Our compensation packages for executive officers consist of cash salaries, long-term incentive awards in the form of stock option and restricted stock grants.

Salary:  Base salaries are set initially upon hire based predominantly on available market data and are adjusted based on market trends, our overall performance, individual contributions to our performance, and our available cash to a lesser extent. We also take into consideration the scope of our officers’ respective responsibilities. In reviewing base salaries, we also consider several other factors, including cost of living increases, and levels of responsibility.

Long-term Incentives:  Executive officers may be granted stock options and other awards to purchase our common stock under our Amended and Restated 2004 Stock Option Plan and 2009 Long Term Incentive Compensation Plan, typically with time vesting requirements, as a way to align the interests of the executive officers with those of our stockholders. We believe that our long-term performance is aided by a culture that encourages superior performance by our executive officers, and that equity awards encourage and will appropriately reward such superior performance.

The following table sets forth information concerning the annual and long-term compensation of our chief executive officer and the other named executive officers, for services as executive officers for the last two fiscal years.

2009 Summary Compensation Table

			Stock		Option		All Other
	Fiscal	Salary	Award(s)		Award(s)		Compensation	Total
Name and Principal Position	Year	($)	($)(10)		($)(13)		($)	($)

James J. Lowrey(1)(2)(3)	2009	—	$330,000	(2)	$1,558	(3)	—	$331,558
Chairman of the Board and	2008	—	—		—		—	—
Co-Chief Executive Officer

				Stock	Option		All Other
	Fiscal	Salary		Award(s)	Award(s)		Compensation		Total
Name and Principal Position	Year	($)		($)(10)	($)(13)		($)		($)

Brian T. Mayo(4)(5)(6)(7)(12)	2009	$254,570	(4)	—	$18.010	(5)	$120	(12)	$272,700
President and Chief	2008	$253,950	(6)	—	$32,354	(7)	$120	(12)	$286,424
Technology Officer
Dennis K. Cummings(8)	2009	—		—	—		—		—
Chief Financial Officer	2008	—		—	—		—		—
and Executive Vice President
Alan D. Clock(9)(10)(11)(12)	2009	$175,871	(9)	—	$26,297	(10)	$120	(12)	$202,288
Senior Vice President of	2008	$168,009		—	$2,071	(11)	$120	(12)	$170,200
Sales and Marketing

(1)	Mr. Lowrey was appointed chief executive officer in August 2009 and did not receive any compensation as our executive officer during the fiscal year ended December 31, 2008.

(2)	Includes a stock grant on August 14, 2009 of 1,000,000 shares of common stock for his services as chief executive officer of the company.

(3)	Includes an incentive stock option granted on December 31, 2009 for 10,000 shares of common stock at an exercise price of $0.69 per share, which were awarded to Mr. Lowrey for his services on the board of directors of the company.

(4)	Includes deferred compensation in the aggregate amount of $142,212, of which as of April 2, 2010, $127,500 has not been paid. A payment in the amount of $14,712 was made on January 14, 2010.

(5)	Includes an incentive stock option granted on January 15, 2009 for 41,000 shares of common stock at an exercise price of $0.69 per share, as a merit award in exchange for services rendered; an incentive stock option granted on March 31, 2009 for 11,769 shares of common stock at an exercise price of $0.69 per share, as compensation in exchange for deferring a portion of his salary in the amount of $29,423; an incentive stock option granted on June 30, 2009 for 11,769 shares of common stock at an exercise price of $0.69 per share, as compensation in exchange for deferring a portion of his salary in the amount of $29,423; an incentive stock option granted on September 30, 2009 for 13,731 shares of common stock at an exercise price of $0.69 per share, as compensation in exchange for deferring a portion of his salary in the amount of $34,327; and an incentive stock option granted on December 31, 2009 for 13,731 shares of common stock at an exercise price of $0.69 per share, as compensation in exchange for deferring a portion of his salary in the amount of $34,327.

(6)	Includes deferred compensation in the aggregate amount of $132,404, of which as of April 2, 2010, $32,404 has not been paid. On February 28, 2009, $100,000 of the accrued compensation was used as partial payment to acquire 30,116 shares of Series B preferred stock and 150,580 Series B warrants.

(7)	Includes an incentive stock option granted on February 7, 2008 for 3,500 shares of common stock at an exercise price of $0.69 per share, as a merit award in exchange for services rendered; an incentive stock option granted on March 12, 2008 for 45,115 shares of common stock at an exercise price of $0.69 per share, as compensation in exchange for deferring a portion of his salary in the amount of $112,789; an incentive stock option granted on March 31, 2008 for 13,730 shares of common stock at an exercise price of $0.69 per share, as compensation in exchange for deferring a portion of his salary in the amount of $34,327; and an incentive stock option granted on June 30, 2008 for 7,846 shares of common stock, on September 30, 2008 for 17,653 shares of common stock, and on December 31, 2008 for 11,769 shares of common stock, all at an exercise price of $0.69 per share, as compensation in exchange for deferring a portion of his salary in the aggregate amount of $93,173.

(8)	Mr. Cummings was appointed chief financial officer in February 2010 and did not receive any compensation as our executive officer during the fiscal years ended December 31, 2008 and December 31, 2009.

(9)	Includes deferred compensation in the aggregate amount of $20,192, which as of April 2, 2010, has not been paid.

(10)	Includes an incentive stock option granted on January 15, 2009 for 122,000 shares of common stock at an exercise price of $0.69 per share in connection with his employment with us as senior vice president of sales and marketing.

(11)	Includes an incentive stock option granted on October 8, 2007 for 16,000 shares of common stock at an exercise price of $3.80 per share in connection with his employment with us as senior vice president of sales and marketing.

(12)	This amount includes a premium payment of $120 for a life insurance policy with payable benefits of $25,000.

(13)	The amounts in this column reflect the amounts we recorded in accordance with FASB ASC Topic 718 as stock-based compensation in our financial statements for the applicable year in connection with options we granted in that year and in prior years, adjusted to disregard the effects of any estimate of forfeitures related to service-based vesting but assuming, instead, that the executive will perform the requisite service for the award to vest in full. The assumptions we used in valuing options are described under the caption “Share-Based Payments” in Note 8 to our financial statements included in this prospectus and in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Employment and Severance Agreements

We have entered into the agreements set forth below with the following executive officer, Mr. Brian T. Mayo and key employee Mr. Paul J. Micciche.

Brian T. Mayo Employment Agreement

We entered into an employment agreement with Mr. Mayo on November 1, 2006 whereby Mr. Mayo agreed to serve as our president and chief executive officer. The agreement terms provide for automatic annual renewal. Under the terms of the agreement, Mr. Mayo’s base annual salary is $255,000 and he is entitled to receive an annual performance bonus in accordance with our annual bonus program. The base salary is reviewed each year by the board and it may in its discretion elect to increase the base salary at any time. Subject to certain conditions, Mr. Mayo is entitled to receive certain benefits under the agreement including health insurance, disability insurance, life insurance and paid vacation of not less than four weeks per year. The terms of the agreement additionally provide that we will maintain a directors’ and officers’ liability insurance policy covering Mr. Mayo in an amount of no less than $1,000,000. If Mr. Mayo’s employment is terminated by us without cause or by Mr. Mayo for good reason, Mr. Mayo will be entitled to receive a severance payment equal to all of the base salary, annual bonus, stock options, business expenses and benefits which are due, have accrued, or will otherwise become due or accrue through the end of the term of the agreement, or six months, whichever is the greater amount of time. If Mr. Mayo’s employment is terminated by Mr. Mayo without “good reason,” Mr. Mayo will be entitled to receive a severance payment of all base salary, annual bonus (if already awarded), stock options, business expenses and benefits which are due and accrued through the date of termination. If Mr. Mayo’s employment is terminated by us for cause, Mr. Mayo will be entitled to receive a severance payment of all base salary, annual bonus (if already awarded), stock options, business expenses and benefits which are due and accrued through the effective date of termination. For purposes of the agreement, cause is defined as Mr. Mayo’s conviction of a felony or of any crime involving moral turpitude, and/or being found guilty or otherwise pleading guilty to willful gross neglect or willful gross misconduct in performing his duties. If Mr. Mayo’s employment is terminated by Mr. Mayo by reason of Mr. Mayo’s death, his estate shall be entitled to receive all base salary, annual bonus (if already awarded), stock options, business expenses and benefits which are due and accrued through the date of death.

In the event of Mr. Mayo’s termination upon a change of control as defined in the agreement, subject to certain conditions, he will be entitled to receive all base salary, annual bonus (if already awarded), stock options, business expenses and benefits which are due or otherwise become due or accrue for a period of six months. Prior to the effective date of the change of control, 25% of the stock options granted to Mr. Mayo will vest and be exercisable by Mr. Mayo for a period of one year following the effective date of termination of his employment.

The agreement provides that Mr. Mayo is not permitted during the term and for 12 months after the effective date of the expiration or termination of the term of the agreement, to solicit any employees, agents and other business contacts of ours to terminate or modify their relationship with or compete against us or conduct business activities in competition with us.

The agreement provides that the results of Mr. Mayo’s employment under the agreement, including any works of authorship resulting from the performance of his duties during his employment with us and any works in progress are works-made-for-hire for the benefit of us and we are the sole owner of the work.

During October 2009, we entered into a verbal agreement with Mr. Mayo to temporarily reduce his salary to approximately $63,750 in connection with salary reductions implemented for certain executive officers and key employees of the company. Mr. Mayo delivered a demand letter to our management, dated November 16, 2009, alleging our breach of his executive employment agreement. Mr. Mayo claims in the demand letter his base salary was reduced in violation of his executive employment agreement from $255,000 per year to approximately $63,750. Mr. Mayo requested restoration of his salary to $255,000 per year and payment of his base salary since the date his salary was reduced. Mr. Mayo’s salary reduction was related to general salary reductions affecting four key employees of the company which reductions were implemented to address budgeting and cash flow concerns. As of January 1, 2010, Mr. Mayo’s annual base salary has been restored to $127,500 and we paid Mr. Mayo a cash payment of $14,711 on January 14, 2010, which included all deferred amounts since the reduction of Mr. Mayo’s salary in October 2009. The company and Mr. Mayo have verbally agreed that Mr. Mayo will be paid all additional deferred amounts under Mr. Mayo’s agreement following completion of the offering. No written release of the demand letter claims has been executed by the parties at this time and the company and Mr. Mayo have been unable to amicably resolve the issues raised by Mr. Mayo in his demand letter. Accordingly, we notified Mr. Mayo on March 4, 2010 that we will not renew or otherwise extend the employment agreement with Mr. Mayo after it expires on October 31, 2010. We will continue to pay all sums due under Mr. Mayo’s employment agreement until the expiration date, in accordance with our current payroll practices.

Paul J. Micciche Employment Agreement

We entered into an employment agreement with Mr. Micciche on November 1, 2006 whereby Mr. Micciche agreed to serve as our vice president of engineering. The agreement terms provide for automatic annual renewal. Under the terms of the agreement Mr. Micciche’s base annual salary is currently $125,640, and he is entitled to receive an annual performance bonus in accordance with our annual bonus program. The base salary is reviewed each year by the board and it may in its discretion elect to increase the base salary at any time. Subject to certain conditions, Mr. Micciche is entitled to receive certain benefits under the agreement including health insurance, disability insurance, life insurance and paid vacation of not less than four weeks per year. If Mr. Micciche’s employment is terminated by us without cause or by Mr. Micciche for good reason, Mr. Micciche will be entitled to receive a severance payment equal to all of the base salary, annual bonus, stock options, business expenses and benefits which are due, have accrued, or will otherwise become due or accrue through the end of the term of the agreement, or six months, whichever is the greater amount of time. If Mr. Micciche’s employment is terminated by Mr. Micciche without “good reason,” he will be entitled to receive a severance payment of all base salary, annual bonus (if already awarded), stock options, business expenses and benefits which are due and accrued through the date of termination. If Mr. Micciche’s employment is terminated by us for cause, Mr. Micciche will be entitled to receive a severance payment of all base salary, annual bonus (if already awarded), stock options, business expenses and benefits which are due and accrued through the effective date of termination. If Mr. Micciche’s employment is terminated by Mr. Micciche by reason of Mr. Micciche’s death, his estate shall be entitled to receive all base salary, annual bonus (if already awarded), stock options, business expenses and benefits which are due and accrued through the date of death.

In the event of Mr. Micciche’s termination upon a change of control as defined in the agreement and subject to certain conditions, he will be entitled to receive all base salary, annual bonus (if already awarded), stock options, business expenses and benefits which are due or otherwise become due or accrue for a period of six months. Prior to the effective date of the change of control, 25% of the stock options granted to Mr. Micciche will vest and be exercisable by Mr. Micciche for a period of one year following the effective date of termination of his employment.

The agreement provides that Mr. Micciche is not permitted during the term and for 12 months after the effective date of the expiration or termination of the term of the agreement, to solicit any employees, agents and other business contacts of ours to terminate or modify their relationship with or compete against us or conduct business activities in competition with us.

The agreement provides that the results of Mr. Micciche’s employment under the agreement, including any works of authorship resulting from the performance of his duties during his employment with us and any works in progress are works-made-for-hire for the benefit of us and we are the sole owner of the work.

Outstanding Equity Awards at 2009 Fiscal Year End

The following table lists all outstanding equity awards held by our named executive officers as of December 31, 2009.

		Equity Incentive
	Number of	Plan Awards:
	Securities	Number of
	Underlying	Securities
	Unexercised	Underlying
	Options	Unexercised		Exercise	Option
Name	Exercisable(1)	Unearned Options(1)		Price Option	Expiration Date

James J. Lowrey(2)	26,316	0		$3.80	7/14/2016
	45,000	0		$3.80	5/1/2017
	342,000	0		$3.00	8/14/2018
	0	10,000	(3)	$0.69	12/31/2019
Brian T. Mayo	350	0		$2.57	4/26/2010
	1	0		$2.57	3/3/2011
	18,824	0		$2.34	4/22/2016
	6,093	1,407		$2.57	9/7/2011
	18,859	0		$3.80	1/30/2017
	2	0		$4.18	3/3/2012
	3,333	1,667		$4.18	4/3/2012
	18,912	0		$4.18	6/7/2012
	21,088	0		$4.18	6/7/2012
	1,000	0		$4.18	6/13/2012
	1,604	1,896		$0.69	2/7/2018
	45,115	0		$0.69	3/12/2018
	13,730	0		$0.69	3/31/2018
	7,846	0		$0.69	6/30/2018
	17,653	0		$0.69	9/30/2018
	11,769	0		$0.69	12/31/2018
	20,500	20,500	(4)	$0.69	1/15/2019
	11,769	0		$0.69	3/31/2019
	11,769	0		$0.69	6/30/2019
	13,731	0		$0.69	9/30/2019
	13,731	0		$0.69	12/31/2019
Alan D. Clock	8,666	7,334		$3.80	10/7/2017
	61,000	61,000	(5)	$0.69	1/15/2019

(1)	Except as noted above, all un-exercisable options vest in the following manner: 25% on the first anniversary of the grant date and monthly thereafter at the rate of 1/36 per month on the monthly anniversary of the grant date for a period of three years.

(2)	Mr. Lowrey transferred these option awards to the James J. Lowrey 2009 Irrevocable Trust.

(3)	10,000 options vest on December 31, 2010.

(4)	20,500 options vest on January 15, 2010.

(5)	61,000 options vest on January 15, 2010.

2004 Stock Option Plan

On May 27, 2004, our board of directors and sole stockholder as of that date adopted a stock option plan (the “2004 Stock Option Plan”). Pursuant to this plan, which expires on May 27, 2014, incentive stock options or non-qualified options to purchase an aggregate of 2,600,000 shares of common stock may be issued, as adjusted. The plan may be administered by our board of directors or by a committee to which administration of the plan, or part of the plan, may be delegated by our board of directors. Options granted under this plan are not generally transferable by the optionee except by the optionee’s will or by the laws of descent and distribution or to optionee’s Immediate Family (as defined hereafter) or a trust for the benefit of optionee’s Immediate Family. “Immediate Family” as used in the 2004 Stock Option Plan means spouse, lineal descendant or antecedent, father, mother, brother or sister. In such case, the transferee or other recipient will receive and hold the option so transferred subject to the provisions of the 2004 Stock Option Plan and the respective optionee’s option agreement, except that the permitted transferee of the option will not be subject to the requirement of the original optionee to provide services to us. All options granted under the 2004 Stock Option Plan become exercisable at such times and in such installments (which may be cumulative) as the committee shall provide in the terms of each individual option agreement. All vested options and options that have become exercisable from time to time may be exercised in whole or in part in accordance with the terms of the applicable option agreement; provided, however, that the committee shall be authorized to require that any partial exercise be with respect to a minimum number of shares of common stock. Subject to the provision for permitted transferees of the options, to the extent that options are vested, they must be exercised within a maximum of three months of the end of the optionee’s status as an employee, director or consultant, or within a maximum of 12 months after such optionee’s termination or by death or disability, but in no event later than the expiration of the option term. The exercise price of all stock options granted under the plan will be determined by our board of directors or designated committee. No options may be granted under the 2004 Stock Option Plan after March 1, 2014, but options granted on or before that date may be exercised according to the terms of their respective option agreements and shall continue to be governed by and interpreted consistent with the terms of the 2004 Stock Option Plan. As of April 2, 2010, we have 1,952,026 options outstanding under the 2004 Stock Option Plan.

The following grants to executive officers under the 2004 Stock Option Plan were outstanding on April 2, 2010: James J. Lowrey — 413,316 options at a weighted average exercise price of $3.14; Brian Mayo — 283,149 options at a weighted average exercise price of $1.67; and Alan Clock — 138,000 options at a weighted average exercise price of $1.05.

2009 Long Term Incentive Compensation Plan

On August 14, 2009, our board of directors adopted a stock incentive plan (the “2009 Incentive Compensation Plan” or “2009 Plan”). Pursuant to this plan, incentive stock options, non-qualified options, restricted stock awards, deferred stock awards, bonus stock and awards in lieu of obligations, dividends equivalents, performance awards and other stock based awards to purchase an aggregate of 5,000,000 shares of common stock may be issued, as adjusted. The 2009 Plan will be administered by a committee designated by the board of directors to administer the 2009 Plan except to the extent that our board of directors elects to administer the plan, in which case the 2009 Plan shall be administered by only those members of the board of directors who are independent members of the board.

The 2009 Incentive Compensation Plan became effective upon the approval by the board of directors and by our stockholders eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Sections 162(m) (if applicable) and 422, Rule 16b-3 under the Exchange Act of 1934, as amended (“Exchange Act”) (if applicable), applicable requirements under the rules of any stock exchange or automated quotation system on which the shares may be listed or quoted, and other laws, regulations, and obligations of the company applicable to the plan, and the subsequent approval by any other securityholders of the company which may be required to approve the plan. The 2009 Incentive Compensation Plan will terminate at the earliest of (i) such time as no shares remain available for issuance under the plan, (ii) termination of the plan by the board of directors, or (iii) the tenth anniversary of the Stockholder Approval Date. Awards outstanding upon expiration of the 2009 Plan shall remain in effect until they have been exercised or terminated, or have expired.

No award or other right or interest granted under the 2009 Plan may be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such participant to any party, or assigned or transferred by such participant otherwise than by will or the laws of descent and distribution or to a beneficiary upon the death of a participant, and such awards or rights that may be exercisable shall be exercised during the lifetime of the participant only by the participant or his or her guardian or legal representative, except that awards and other rights may be transferred to one or more beneficiaries or other transferees during the lifetime of the participant, and may be exercised by such transferees in accordance with the terms of the award, but only if and to the extent such transfers are permitted by the committee pursuant to the express terms of an award agreement (subject to any terms and conditions which the committee may impose thereon). A beneficiary, transferee, or other person claiming any rights under the 2009 Plan from or through any participant will be subject to all terms and conditions of the 2009 Plan and any award agreement applicable to such participant, except as otherwise determined by the committee, and to any additional terms and conditions deemed necessary or appropriate by the committee.

The exercise price per share purchasable under an option granted under the 2009 Plan will be determined by the committee, provided that an exercise price may not be less than 100% of the fair market value of a share on the date of grant of the option and shall not, in any event, be less than the par value of a share on the date of grant of the option. The committee may impose on any award or the exercise thereof, at the date of grant or thereafter, additional terms and conditions, not inconsistent with the provisions of the 2009 Plan, as the committee may determine, including terms requiring forfeiture of awards in the event of termination of the participant’s continuous service and terms permitting a participant to make elections relating to his or her award.

As of April 2, 2010, there are 1,153,731 incentive awards outstanding under the 2009 Plan. On August 14, 2009, the board approved the issuance to our chairman and co-chief executive officer, James J. Lowrey, of 1,000,000 shares of vested common stock at a fair value of $0.33 per share for services rendered to the company. In addition, the following stock option grants to executive officers under the 2009 Plan were outstanding on April 2, 2010: James J. Lowrey — 10,000 options at a weighted average exercise price of $0.69; Anthony Chidoni — 10,000 options at a weighted average exercise price of $0.69; and Brian Mayo — 13,731 options at a weighted average exercise price of $0.69.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the number of shares of our common stock beneficially owned on April 19, 2010, except as otherwise set forth below, and as adjusted to reflect the sale of the shares of common stock offered by this prospectus, by:

•	each of our executive officers,

•	each of our directors,

•	all of our directors and executive officers as a group, and

•	each person who is known by us to beneficially own 5% or more of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our common stock which may be acquired upon conversion of preferred stock or exercise of stock options or warrants which are currently exercisable or convertible or which become exercisable or convertible within 60 days after the date indicated in the table are deemed beneficially owned by the optionees or warrant holders. Subject to any applicable community property laws, the persons or entities named in the table below have sole voting and investment power with respect to all shares indicated as beneficially owned by them.

Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Unless otherwise indicated, the address of the beneficial owner is c/o XStream Systems, Inc., 10305 102nd Terrace, Suite 101, Sebastian, FL 32958.

	Number of	Percentage of Shares
	Shares	Beneficially Owned(1)
	Beneficially	Before this	After this
Name and Address of Beneficial Owner	Owned	Offering (%)	Offering (%)

Principal Stockholders:
Marianne B. Lowrey Trust dated Nov. 29, 2007(2)	1,160,470	35.7%	13.2%
Mayo Family Revocable Trust(3)	377,918	13.1%	4.3%
Dr. William E. Mayo(4)	496,000	17.7%	5.6%
James J. Lowrey 2009 Irrevocable Trust(5)	413,316	12.9%	4.5%
HLG, LLC(6)	306,946	9.9%	3.5%
Thomas W. Cook(7)	234,991	8.0%	2.7%
Walter R. Lovejoy(8)	184,173	6.2%	2.1%
JTW Partners(9)	153,522	5.5%	1.7%
Lovejoy Family Limited Partnership(10)	150,892	5.1%	1.7%
Management:
James J. Lowrey(11)	1,720,938	46.3%	19.5%
Joseph Melone(12)	107,972	3.7%	1.2%
Anthony Chidoni(13)	153,616	5.2%	1.7%
Robert E. Kennedy(14)	76,587	2.7%	*
Brian T. Mayo(15)	745,633	23.3%	8.2%
Philip A. Odeen(16)	58,163	2.0%	*
Ash K. Chawla(17)	0	*	*
Simon Irish(18)	101,189	3.5%	1.1%
Dennis H. Ferro(19)	16,864	*	*
Dr. E. Darracott Vaughan, Jr.(20)	10,119	*	*
Dr. Stuart Weinstein(21)	0	*	*
John R. Murphy(22)	0	*	*
Dennis Cummings(23)	35,761	1.3%	*
Alan Clock(24)	132,666	4.5%	1.5%
All directors and executive officers as a group (14 persons)	3,159,508	65.7%	33.9%

*	Represents less than 1% of outstanding common stock or voting power.

(1)	Applicable percentage ownership is based on 2,792,404 shares of common stock outstanding as of April 19, 2010. The shares of Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock are all convertible on the effective date of the registration statement into shares of common stock on a one-for-one basis.

(2)	Includes 131,580 shares of Series A preferred stock; 100,001 shares of Series B preferred stock; 75,000 shares of Series C preferred stock; 100,000 shares of Series D preferred stock; and 53,889 shares of common stock issuable upon conversion of accrued dividends on such preferred stock as of December 31, 2009. Marianne Lowrey is the trustee of the Marianne B. Lowrey Trust and the wife of our co-chief executive officer, Mr. James J. Lowrey. Mr. Lowrey disclaims beneficial ownership of the shares of common stock and preferred stock owned by Mrs. Lowrey’s trust..

(3)	The securities are also included in the beneficial ownership calculation for Mr. Brian T. Mayo. Mr. Mayo and his spouse are each trustees of the trust and each may exercise voting and dispositive power over the securities held in the trust. Includes 46,782 shares of Series B preferred stock; 8,333 shares of Series C preferred stock; 6,387 shares of common stock issuable upon conversion of accrued dividends on such preferred stock as of December 31, 2009; warrants to purchase 40,000 shares of common stock at an exercise price of $2.34 per share; and 276,416 shares of common stock. Excludes warrants to purchase 275,575 shares of common stock at an exercise price of $3.00 per share, which are not exercisable within 60 days of April 19, 2010

(4)	Includes 100,000 shares of common stock owned by William E. Mayo, as Trustee of The Mayo Children’s 2000 Irrevocable Trust dated July 13, 2000; 195,000 shares of common stock and options to purchase 5,000 shares of common stock at an exercise price of $0.11 per share, which are exercisable within 60 days of April 19, 2010. Includes the following securities owned by Dr. Mayo’s spouse: 195,000 shares of common stock and options to purchase 1,000 shares of common stock at an exercise price of $0.10 per share, which are exercisable within 60 days of April 19, 2010. Dr. William E. Mayo is the brother of our president and chief technical officer, Mr. Brian T. Mayo. Brian Mayo disclaims beneficial ownership of the shares and options owned by Dr. Mayo and his spouse.

(5)	Includes options to purchase 413,316 shares of common stock at exercise prices ranging from $3.00 to $3.80 per share, which are exercisable within 60 days of April 19, 2010. Excludes options to purchase 10,000 shares of common stock at an exercise price of $0.69 per share, which are not exercisable within 60 days of April 19, 2010. Mr. Lowrey’s three daughters Jessica Lee Lowrey, Tracy Lowrey Lenehan and Whitney Lowrey Gaeta have the right to exercise shared voting and dispositive power with respect to the securities in trust for Mr. Lowrey’s grandchildren. Mr. Lowrey disclaims beneficial ownership of the securities held in the trust.

(6)	Includes 87,711 shares of Series A preferred stock; 66,660 shares of Series B preferred stock; 49,993 shares of Series C preferred stock; 66,660 shares of Series D preferred stock; and 35,922 shares of common stock issuable upon conversion of accrued dividends on such preferred stock as of December 31, 2009. Mr. Lowrey is the manager of the limited liability company and has the sole right to exercise voting and dispositive power with respect to the securities.

(7)	Includes 13,450 shares of Series A preferred stock; 100,519 shares of Series B preferred stock; 17,118 shares of common stock issuable upon conversion of accrued dividends on such preferred stock as of December 31, 2009; warrants to purchase 10,000 shares of common stock at an exercise price of $2.34 per share, which are exercisable within 60 days of April 19, 2010; options to purchase 14,250 shares of common stock at exercise prices ranging from $0.69 to $3.80 per share, which are exercisable within 60 days of April 19, 2010; and 79,654 shares of common stock. Excludes warrants to purchase 502,595 shares of common stock at an exercise price of $3.00 per share and options to purchase 10,000 shares of common stock at an exercise price of $0.69 per share, which are not exercisable within 60 days of April 19, 2010.

(8)	Includes the following securities owned by the Lovejoy Family Limited Partnership: 100,386 shares of Series B preferred stock; 24,999 shares of Series C preferred stock; 6,387 shares of common stock issuable upon conversion of accrued dividends on such preferred stock as of December 31, 2009; and options to purchase 10,680 shares of common stock at exercise prices ranging from $3.80 to $0.69 per share, which are exercisable within 60 days of April 19, 2010. Excludes options to purchase 7,500 shares of common stock at an exercise price of $0.69 per share, which are not exercisable within 60 days of April 19, 2010. Includes the following securities owned by Mr. Lovejoy: 26,316 shares of Series A preferred stock and 6,965 shares of common stock issuable upon conversion of accrued dividends on such preferred stock as of December 31, 2009.

(9)	Includes 43,869 shares of Series A preferred stock; 33,340 shares of Series B preferred stock; 25,006 shares of Series C preferred stock; 33,340 shares of Series D preferred stock; and 17,967 shares of common stock issuable upon conversion of accrued dividends on such preferred stock as of December 31, 2009. Mr. Lowrey is the managing partner of the general partnership and has the sole right to exercise voting and dispositive power with respect to the securities.

(10)	The securities are also included in the beneficial ownership calculation for Mr. Walter R. Lovejoy. Includes 100,386 shares of Series B preferred stock; 24,999 shares of Series C preferred stock; 6,387 shares of common stock issuable upon conversion of accrued dividends on such preferred stock as of December 31, 2009; and options to purchase 10,680 shares of common stock at exercise prices ranging from $3.80 to $0.69 per share, which are exercisable within 60 days of April 19, 2010. Excludes options to purchase 7,500 shares of common stock at an exercise price of $0.69 per share, which are not exercisable within 60 days of April 19, 2010. Mr. Walter R. Lovejoy, a former member of our board of directors, is the trustee of the Walter R. Lovejoy

Declaration of Trust Dtd. 9/24/85, the general partner of the limited partnership, and has the right to exercise voting and dispositive power with respect to the securities.

(11)	Includes the following securities owned by the Marianne B. Lowrey Trust, JTW Partners, and HLG, LLC: 131,580, 43,869, and 87,711 shares of Series A preferred stock, respectively; 100,001, 33,340, and 66,660 shares of Series B preferred stock, respectively; 75,000, 25,006 and 49,993 shares of Series C preferred stock, respectively; 100,000, 33,340 and 66,660 shares of Series D preferred stock, respectively; and 53,889, 17,967, and 35,922 shares of common stock, respectively, issuable upon conversion of accrued dividends on such preferred stock as of December 31, 2009. Includes 700,000 shares of common stock owned by the Marianne B. Lowrey Trust directly. Excludes warrants owned by Lowrey Family Investments, LLC to purchase 2,750,000 shares of common stock at an exercise price of $3.00 per share, which are not exercisable within 60 days of April 19, 2010. Excludes options to purchase 413,316 shares of common stock at exercise prices ranging from $3.00 to $3.80 per share, which are exercisable within 60 days of April 19, 2010, as well as options to purchase 10,000 shares of common stock at an exercise price of $0.69 per share, which are not exercisable within 60 days of April 19, 2010, because these options are owned by the James J. Lowrey 2009 Irrevocable Trust and Mr. Lowrey is not deemed to be the beneficial owner of such options in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended. Mr. Lowrey disclaims beneficial ownership of the shares of common stock and preferred stock owned by Mrs. Lowrey’s trust.

(12)	Includes 32,895 shares of Series A preferred stock; 58,332 shares of Series B preferred stock; and 16,745 shares of common stock issuable upon conversion of accrued dividends on such preferred stock as of December 31, 2009. Excludes warrants to purchase 291,660 shares of common stock at an exercise price of $3.00 per share and options to purchase 10,000 shares of common stock at an exercise price of $0.69 per share, which are not exercisable within 60 days of April 19, 2010.

(13)	Includes 99,999 shares of Series B preferred stock; 24,999 shares of Series C preferred stock; 13,333 shares of Series D preferred stock; and 15,285 shares of common stock issuable upon conversion of accrued dividends on such preferred stock as of December 31, 2009. Excludes warrants to purchase 691,655 shares of common stock at an exercise price of $3.00 per share and options to purchase 10,000 shares of common stock at an exercise price of $0.69 per share, which are not exercisable within 60 days of April 19, 2010.

(14)	Includes 6,579 shares of Series A preferred stock; 33,387 shares of Series B preferred stock; 8,333 shares of Series C preferred stock; 8,333 shares of Series D preferred stock; 6,455 shares of common stock issuable upon conversion of accrued dividends on such preferred stock as of December 31, 2009; and options to purchase 13,500 shares of common stock at exercise prices ranging from $0.69 to $3.80 per share, which are exercisable within 60 days of April 19, 2010. Excludes warrants to purchase 250,265 shares of common stock at an exercise price of $3.00 per share and options to purchase 10,000 shares of common stock at an exercise price of $0.69 per share, which are not exercisable within 60 days of April 19, 2010.

(15)	Includes the following securities owned by The Mayo Family Revocable Trust: 46,782 shares of Series B preferred stock; 8,333 shares of Series C preferred stock; 6,387 shares of common stock issuable upon conversion of accrued dividends on such preferred stock as of December 31, 2009; warrants to purchase 40,000 shares of common stock at an exercise price of $2.34 per share; and 276,416 shares of common stock. Excludes warrants to purchase 275,575 shares of common stock at an exercise price of $3.00 per share, which are not exercisable within 60 days of April 19, 2010. Includes the following securities owned by Mr. Mayo: warrants to purchase 21,000 shares of common stock at an exercise price of $3.80 per share, which are exercisable within 60 days of April 19, 2010; options to purchase 280,175 shares of common stock at exercise prices ranging from $0.69 to $4.18 per share, which are exercisable within 60 days of April 19, 2010; and 65,000 shares of common stock. Also includes options to purchase 1,540 shares of common stock at exercise prices ranging from $0.10 to $3.80 per share, which are owned by Mr. Mayo’s spouse and are exercisable within 60 days of April 19, 2010. Excludes options to purchase 2,974 shares of common stock at exercise prices ranging from $0.69 to $4.18, which are not exercisable within 60 days of April 19, 2010.

(16)	Includes 13,158 shares of Series A preferred stock; 33,333 shares of Series B preferred stock; 8,392 shares of common stock issuable upon conversion of accrued dividends on such preferred stock as of December 31, 2009; and options to purchase 3,280 shares of common stock at an exercise price of $0.69 per share, which are exercisable within 60 days of April 19, 2010. Excludes warrants to purchase 166,665 shares of common stock at an exercise price of $3.00 per share and options to purchase 10,000 shares of common stock at an exercise price of $0.69 per share, which are not exercisable within 60 days of April 19, 2010.

(17)	Excludes options to purchase 10,000 shares of common stock at an exercise price of $0.69 per share, which are not exercisable within 60 days of April 19, 2010.

(18)	Includes 100,000 shares of Series D preferred stock; and 1,189 shares of common stock issuable upon conversion of accrued dividends on such preferred stock as of December 31, 2009. Excludes warrants to purchase 500,000 shares of common stock at an exercise price of $3.00 per share and options to purchase 10,000 shares of common stock at an exercise price of $0.69 per share, which are not exercisable within 60 days of April 19, 2010.

(19)	Includes 16,666 shares of Series D preferred stock; and 198 shares of common stock issuable upon conversion of accrued dividends on such preferred stock as of December 31, 2009. Excludes warrants to purchase 83,330 shares of common stock at an exercise price of $3.00 per share and options to purchase 10,000 shares of common stock at an exercise price of $0.69 per share, which are not exercisable within 60 days of April 19, 2010.

(20)	Includes 10,000 shares of Series D preferred stock; and 119 shares of common stock issuable upon conversion of accrued dividends on such preferred stock as of December 31, 2009. Excludes warrants to purchase 50,000 shares of common stock at an exercise price of $3.00 per share and options to purchase 10,000 shares of common stock at an exercise price of $0.69 per share which are not exercisable within 60 days of April 19, 2010.

(21)	Excludes options to purchase 10,000 shares of common stock at an exercise price of $0.69 per share, which are not exercisable within 60 days of April 19, 2010.

(22)	Excludes options to purchase 7,500 shares of common stock at an exercise price of $0.69 per share, which are not exercisable within 60 days of April 19, 2010.

(23)	Includes 13,158 shares of Series A preferred stock; 16,666 shares of Series B preferred stock; and 5,937 shares of common stock issuable upon conversion of accrued dividends on such preferred stock as of December 31, 2009. Excludes warrants to purchase 83,330 shares of common stock at an exercise price of $3.00 per share, which are not exercisable within 60 days of April 19, 2010.

(24)	Includes options to purchase 132,666 shares of common stock at exercise prices ranging from $0.69 to $3.80 per share, which are exercisable within 60 days of April 19, 2010. Excludes options to purchase 5,334 shares of common stock at an exercise price of $3.80 per share, which are not exercisable within 60 days of April 19, 2010.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We engage a significant stockholder, Dr. William Mayo, under a consulting agreement to serve as chairman of our scientific advisory board. Dr. Mayo is also the brother of Brian T. Mayo, our president and chief technical officer. This agreement provides for an hourly fee for work performed under the agreement as well as 25,000 options, which vest over a period of four years. We have paid Dr. Mayo approximately $3,800 under the contract from the time period beginning October 2004 and ending June 2009.

We periodically engage H&M Analytical Services, Inc. (“H&M”) to provide material analysis services and execution of the 2005/2006 Department of Homeland Security Simulants contract. H&M is owned by Dr. William Mayo, shareholder and brother of Brian T. Mayo, and Walter Helfrecht, shareholder and brother-in-law of Brian T. Mayo. As of the date of this prospectus, the total amount paid to H&M under this arrangement was approximately $69,000.

We engaged a consulting firm Catalyst Capital Investment, LLC (“Catalyst”), by written consulting agreement, dated May 1, 2007, to perform certain exclusive consulting services related to our capital structure, budgeting and financial planning. In addition, we had consulting agreements to provide introductions to potential new customers and suppliers with Catalyst, each agreement dated May 31, 2006 (the “Prospective Customer Agreement” and the “Prospective Supplier Agreement”). Mr. James J. Lowrey, our co-chief executive officer is a member of the consulting firm. A former director of the company is also a managing member of Catalyst. As compensation to the consulting firm for services rendered under these consulting agreements, we issued fully vested options to purchase 180,000 shares of our common stock exercisable for a ten-year period at an exercise price of $3.80 per share. Effective August 14, 2008, the agreement was supplemented and amended to cancel 90,000 of the vested options granted under the original agreement and issue fully vested options to purchase 578,000 shares of our common stock exercisable for a ten-year period at an exercise price of $3.00 per share. During July 2009, we and Catalyst agreed to terminate the Catalyst Consulting agreement dated May 1, 2007, the Prospective Customer Agreement and the Prospective Supplier Agreement.

On November 16, 2006, we executed a secured revolving demand promissory note in principal amount not to exceed $400,000 in favor of Mr. Brian T. Mayo. The note was amended in February 2007 to increase the amount not to exceed $450,000. Under the terms of the note, Mr. Mayo agreed to make revolving loans to the company from time to time with 9% interest accruing from the date the amount of the borrowing is received from the lender. All outstanding amounts of $465,938 including principal and interest were repaid under the note in March 2007.

On March 12, 2009, we entered into a marketing agreement with Avani International (“Avani”) which is owned by Mr. Ash Chawla, a member of our board of directors. The marketing agreement seeks to engage Mr. Chawla to market our XT250tm product in exchange for commissions at 15% of the actual purchase price of any XT250tm system sold by Avani. As of April 2, 2010, we have paid Avani $13,878 under this arrangement.

On October 7, 2009, Mr. James J. Lowrey loaned us $39,660 for general operating expenses. We executed a promissory note in principal amount of $39,660, bearing interest at 5% per year, in favor of Mr. Lowrey. All outstanding amounts of $39,763 including principal and interest were repaid to Mr. Lowrey under the note in October 2009.

On August 14, 2009, the board approved the issuance to our chairman and co-chief executive officer, James J. Lowrey, of 1,000,000 shares of common stock for services rendered to the company. The shares were issued under the 2009 Long Term Incentive Compensation Plan.

During the years ended December 31, 2007 and 2008 and the subsequent period through April 2, 2010, Mr. Lowrey purchased the following securities in an exempt private placement transaction for aggregate cash consideration of $2,650,000 as follows: 263,160 shares of Series A convertible preferred stock for cash consideration of $1,000,000; 200,001 shares of Series B convertible preferred stock and 1,000,005 Series B warrants, each warrant exercisable for five shares of common stock for cash consideration of $600,003; 149,999 shares of Series C convertible preferred stock and 749,995 Series C warrants, each warrant exercisable for five shares of common stock for cash consideration of $449,997; and 200,000 shares of Series D convertible preferred stock and 1,000,000 Series D warrants, each warrant exercisable for five shares of common stock, for cash consideration of $600,000.

During the year ended December 31, 2008 and the subsequent period through April 2, 2010, our co-chief executive officer, chief operating officer, secretary and director, Mr. Anthony Chidoni, purchased the following securities in an exempt private placement transaction for aggregate cash consideration of $414,993 as follows: 99,999 shares of Series B convertible preferred stock and 499,995 Series B warrants, each warrant exercisable for five shares of common stock for cash consideration of $299,997; 24,999 shares of Series C convertible preferred stock and 124,995 Series C warrants, each warrant exercisable for five shares of common stock for cash consideration of $74,997; and 13,333 shares of Series D convertible preferred stock and 66,665 Series D warrants, each warrant exercisable for five shares of common stock, for cash consideration of $39,999.

During 2009, our director Mr. Simon Irish purchased the following securities for aggregate cash consideration of $300,000 as follows: 100,000 shares of Series D convertible preferred stock and 500,000 Series D warrants, each warrant exercisable for five shares of common stock.

During 2009, our director Dr. E. Darracott Vaughan purchased the following securities in an exempt private placement transaction for aggregate cash consideration of $30,000 as follows: 10,000 shares of Series D convertible preferred stock and 50,000 Series D warrants, each warrant exercisable for five shares of common stock.

During 2009, our director Mr. Dennis Ferro purchased the following securities in an exempt private placement transaction for aggregate cash consideration of $49,998 as follows: 16,666 shares of Series D convertible preferred stock and 83,330 Series D warrants, each warrant exercisable for five shares of common stock.

During the years ended December 31, 2007 and 2008 and the subsequent period through April 2, 2010, our director Mr. Joseph Melone purchased the following securities in an exempt private placement transaction for aggregate cash consideration of $299,996 as follows: 32,895 shares of Series A convertible preferred stock for $125,000 in cash consideration; 58,332 shares of Series B convertible preferred stock and 291,660 Series B warrants, each warrant exercisable for five shares of common stock, for cash consideration of $174,996.

During the years ended December 31, 2007 and 2008 and the subsequent period through April 2, 2010, our director Mr. Robert Kennedy purchased the following securities in an exempt private placement transaction for aggregate cash consideration of $175,159 as follows: 6,579 shares of Series A convertible preferred stock for $25,000 in cash consideration; 33,387 shares of Series B convertible preferred stock and 166,935 Series B warrants, each warrant exercisable for five shares of common stock, for cash consideration of $100,161; 8,333 shares of Series C convertible preferred stock and 41,665 Series C warrants, each warrant exercisable for five shares of common stock, for cash consideration of $24,999; and 8,333 shares of Series D convertible preferred stock and 41,665 Series D warrants, each warrant exercisable for five shares of common stock, for cash consideration of $24,999.

During the years ended December 31, 2007 and 2008, our director Mr. Philip Odeen purchased the following securities in an exempt private placement transaction for aggregate cash consideration of $99,999 as follows: 13,158 shares of Series A convertible preferred stock for $50,000 in cash consideration; 33,333 shares of Series B convertible preferred stock and 166,665 Series B warrants, each warrant exercisable for five shares of common stock, for cash consideration of $99,999.

During the year ended December 31, 2007, Mr. Lowrey purchased a demand promissory note in the principal amount of $50,000 and debentures for $150,000 and our director Mr. Robert Kennedy purchased a demand promissory note in the principal amount of $50,000. Outstanding amounts repaid to Mr. Lowrey under the promissory note was $50,074 including and principal and interest and was repaid on March 14, 2007. Mr. Lowrey’s $150,000 debentures were converted into Series B units on December 21, 2007. The amount converted included $1,067 of interest. Mr. Kennedy converted the demand promissory note in the principal amount of $50,000 and $183 of interest into Series B units on December 21, 2007.

During the year ended December 31, 2007, our chief financial officer, executive vice president and treasurer, Mr. Dennis Cummings, purchased the following securities in an exempt private placement transaction for aggregate cash consideration of $99,998 as follows: 13,158 shares of Series A convertible preferred stock for cash consideration of $50,000; 16,666 shares of Series B convertible preferred stock and 83,330 Series B warrants, each warrant exercisable for five shares of common stock for cash consideration of $49,998.

Board of Directors

Our preferred stock investors have the right to appoint three of our directors while shares of our preferred stock are outstanding. Upon the conversion of outstanding shares of our preferred stock into common stock on the effective date of this registration statement, the preferred stock investors’ right to appoint board members will terminate. We anticipate each of the preferred stock appointees will remain on our board following this offering.

Stock and Stock Options Granted to and Employment Arrangements with Directors and Executive Officers

For more information regarding the grant of stock options to directors and executive officers and employment arrangements with our executive officers, please see “Director Compensation for the Year Ended December 31, 2009” and “Executive Compensation.”

In October 2009, a resolution was passed by the Compensation Committee providing for the following annual compensation package to members of the board of directors:

•	chairpersons of a committee will receive a share-based incentive grant to purchase 2,500 shares of our common stock pursuant to our 2009 Long Term Incentive Compensation Plan; and

•	board members will receive a share-based incentive award to purchase 7,500 shares of our common stock for full board service.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Procedures for Related Party Transactions

Under our Code of Conduct, our employees, officers and directors are discouraged from entering into any transaction that may cause a conflict of interest for us. In addition, they must report any potential conflict of interest, including related party transactions, to their managers or our general counsel who then reviews and summarizes the proposed transaction for our Audit Committee. Pursuant to its charter, our Audit Committee must then approve any related-party transactions, including those transactions involving our directors. In approving or rejecting such proposed transactions, the Audit Committee considers the relevant facts and circumstances available and deemed relevant to the Audit Committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our Audit Committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion. A copy of our Code of Conduct generally applicable to all employees, our Code of Ethics for senior financial officers, and Audit Committee Charter may be found at our corporate website at: www.xstreamsystems.com.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock as of April 2, 2010 consists of 60,000,000 shares of common stock, $.0001 par value per share, and 6,000,000 shares of preferred stock, par value $.0001 per share. The preferred stock authorized may be issued from time to time in one or more series with the rights, preferences and designations for each such series of preferred stock to be determined by the company’s board of directors. As of April 2, 2010, there were issued and outstanding:

•	2,792,404 shares of common stock;

•	stock options to purchase 2,103,257 shares of common stock at an average weighted price of $2.08 per share;

•	warrants to purchase 336,000 shares of common stock in connection with our debentures (for which cash would need to be remitted to us for exercise), at an average exercise price of $2.48 per share;

•	962,101 shares of Series A Redeemable Convertible Preferred Stock;

•	1,619,127 shares of Series B Redeemable Convertible Preferred Stock;

•	365,996 shares of Series C Redeemable Convertible Preferred Stock;

•	563,414 shares of Series D Redeemable Convertible Preferred Stock;

•	Series B and Series C warrants to purchase 9,925,615 shares of common stock (for which cash would need to be remitted to us for exercise), at an average exercise price of $3.00 per share; and

•	Series D warrants to purchase 2,817,070 shares of common stock (for which cash would need to be remitted to us for exercise), at an average exercise price of $3.00 per share.

The following summary of the material provisions of our common stock, certificate of incorporation and by-laws is qualified by reference to the provisions of our certificate of incorporation and by-laws incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Accordingly, the holders of a majority of our outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. Holders of common stock are entitled to receive dividends ratably when, as, and if declared by the board of directors out of funds legally available therefor and, upon our liquidation, dissolution or winding up are entitled to share ratably in all assets remaining after payment of liabilities. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock.

Series A Redeemable Convertible Preferred Stock

General.  We have designated 962,101 shares as our Series A Redeemable Convertible Preferred Stock, of which, as of April 2, 2010, there were 962,101 shares issued and outstanding.

Series B Redeemable Convertible Preferred Stock

General.  We have designated 1,800,000 shares as our Series B Redeemable Convertible Preferred Stock, of which, as of April 2, 2010, there were 1,619,127 shares issued and outstanding.

Series C Redeemable Convertible Preferred Stock

General.  We have designated 1,350,000 shares as our Series C Redeemable Convertible Preferred Stock, of which, as of April 2, 2010, there were 365,996 shares issued and outstanding.

Series D Redeemable Convertible Preferred Stock

General.  We have designated 700,000 shares as our Series D Redeemable Convertible Preferred Stock, of which, as of April 2, 2010, there were 563,414 shares issued and outstanding.

Rights and Preferences of the Series A, B, C and D Preferred Stock

The rights and preferences of the holders of Series A, Series B, Series C and Series D Preferred Stock are substantially identical except as set forth below. Except where the reference may indicate otherwise, the Series A, B, C and D are referred to collectively as our “Preferred Stock” or the “Pari Passu Preferred.” Shares of our Preferred Stock will convert to shares of common stock on a one-for-one basis on the effective date of this registration statement.

Dividends.  The holders of the Preferred Stock are entitled to receive dividends as follows: when and as declared by the board of directors, and to the fullest extent permitted under the General Corporation Law of the State of Delaware, we will pay preferential dividends on each issued and outstanding share of the Preferred Stock; provided however, that no dividend will be declared on a series of preferred stock unless a pro rata amount (based upon relative liquidation value) is declared on each of the other series of pari passu preferred. Subject to certain provisions, dividends on each issued and outstanding share of the Preferred Stock will be cumulative and accrue on a daily basis at a rate of 5% per annum of the Preferred Stock liquidation value thereof (with such accrued and unpaid dividends compounding on each annual anniversary of the Preferred Stock original issuance date) from and including the Preferred Stock original issuance date to and including the first to occur of (i) the date on which the Preferred Stock liquidation value of such share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with our liquidation, (ii) the date on which such share is converted into shares of common stock hereunder or (iii) the date on which such share is otherwise acquired by us. Such dividends will accrue whether or not they been declared and whether or not there are profits, surplus or other funds of the company legally available for the payment of dividends, and such dividends will be cumulative such that all accrued and unpaid dividends will be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any Preferred Stock junior securities.

Voting Rights Generally.  The holders of the Preferred Stock will be entitled to notice of all meetings of stockholders in accordance with our amended and restated by-laws, and except as otherwise provided or required by applicable law, the holders of the Preferred Stock will be entitled to vote on all matters submitted to the stockholders for a vote, voting as a single class with the common stock and other securities that vote with the common stock, with the holder of Preferred Stock entitled to one vote for each share of common stock issuable upon conversion of the Preferred Stock held as of the record date for such vote or, if no record date is specified, as of the date of such vote.

Actions requiring the consent of the holders of the Preferred Stock.  So long as any shares of a respective series of Preferred Stock are outstanding, without the approval of at least a majority of the shares of that respective series of Preferred Stock then outstanding, we are not permitted to file any resolution of the board with the Delaware Secretary of State that contains any provisions, or take any other action, that would amend the terms of the series of preferred stock in question, increase the number of authorized preferred stock in that respective series, approve a reverse stock split or adversely affect or otherwise impair the rights or the relative preferences or priorities of the holders of the Preferred Stock under its respective certificate of designation or the amended and restated by-laws.

Actions requiring the consent of the holders of the Series A, Series B, Series C and Series D Preferred Stock and the holders of common stock issued or issuable upon conversion of the Preferred Stock.

So long as any shares of Pari Passu Preferred are outstanding, we are not permitted to take any of the following actions without the approval of the holders of at least a majority of the shares of all of the Pari Passu Preferred, voting as a single class on a common equivalent basis, then outstanding:

•	amend our certificates of designation or the amended and restated by-laws;

•	except for permitted issuances, authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of any capital stock or other equity securities of the company ranking pari passu or senior to the Preferred Stock (or any securities convertible into or exchangeable for any capital stock or other equity securities of the company ranking pari passu or senior to the Preferred Stock);

•	except for the ratable payment of dividends on the Pari Passu Preferred, directly or indirectly declare or pay any cash or property dividends or make any cash or property distributions upon any of its capital stock or other equity securities;

•	directly or indirectly redeem, purchase or otherwise acquire any of our capital stock or other equity securities (including, without limitation, options) other than (i) the Pari Passu Preferred pursuant to the terms of the respective Certificate of Designation, (ii) repurchases of our securities from employees upon termination of an employee’s employment with the company pursuant to terms approved by the Board, (iii) certain repurchases of options outstanding as of March 14, 2007, and (iv) pursuant to the terms of the securityholders’ agreement;

•	merge or consolidate with any person or entity (other than a wholly owned subsidiary) or take any action which results in a change in ownership as defined in the applicable Preferred Stock instrument;

•	sell, license, lease or otherwise transfer all or substantially all of its assets to any person or entity (other than to a wholly owned subsidiary of ours) in any transaction or series of related transactions;

•	liquidate, dissolve or effect a recapitalization, bankruptcy or reincorporation in any form of transaction (including, without limitation, any reincorporation into a limited liability company, a partnership or any other non-corporate entity that is treated as a partnership for federal income tax purposes);

•	make any loans or advances to, guarantees for the benefit of, or investments in, any person or entity (other than a wholly owned subsidiary established under the laws of a jurisdiction of the U.S. or any of its territorial possessions), except for (i) reasonable advances to employees in the ordinary course of business consistent with past practice and (ii) advances to newly-hired employees in order to cover such employees’ relocation expenses;

•	except as provided in the current budget or incurred in connection with a public offering, including the issuance of debt securities in a public offering, create, incur, assume or suffer to exist any indebtedness;

•	create, incur, assume or suffer to exist any liens other than (i) permitted liens and (ii) liens incurred in connection with the incurrence of indebtedness not prohibited by the preceding clause above;

•	acquire any interest in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise), or enter into any joint venture, in either case, that is material to the business of the company and its subsidiaries, taken as a whole (each, an “Acquisition”), other than Acquisitions the aggregate value of which (after taking into account the assumption of any indebtedness or other liabilities in connection therewith) do not exceed $300,000 in any 12 month period, measured after giving effect to any purchase price adjustments relating thereto;

•	become subject to (including, without limitation, by way of amendment to or modification of) any agreement or instrument that by its terms would (under any circumstances) restrict our right to perform the provisions of the Preferred Stock transactions documents and the our certificates of designation or our amended and restated by-laws;

•	except as provided in the current budget, make or commit to make capital expenditures for any fiscal year;

•	except as required under the Preferred Stock transaction documents, increase the size of the board to a number greater than 11;

•	enter into or become a party to any license, agreement or other arrangement after March 14, 2007 with respect to intellectual property rights licensed to, or owned or developed by us except that the foregoing shall not prevent us from entering into, or becoming a party to, any such license, agreement or other arrangement that (i) has a term of one year or less, (ii) is non-exclusive and would be customary in connection with the sale of our products or services, (iii) relates to “off the shelf” software licenses to us by a third party or (iv) is approved by a majority of the board (including at least one of the investor appointed directors); or

•	change our primary line of business from materials identification, verification and analysis, and any related field, or enter into any material new line of business.

Liquidation Rights.  Upon any liquidation, fundamental change, change in ownership, dissolution or winding up of the company (whether voluntary or involuntary) (each, a “Significant Event”) each holder of Preferred Stock may be entitled to receive, prior and in preference to any distribution or payment made upon any Preferred Stock junior securities, an amount equal to (i) the aggregate Preferred Stock liquidation value of all shares of Preferred Stock held by such holder plus (ii) all accrued and unpaid dividends on such shares of Preferred Stock. If, upon any Significant Event, our assets to be distributed among the holders of the Pari Passu Preferred are insufficient to permit payment to such holders of the aggregate amount to which they are entitled to be paid under the applicable provisions of the Preferred Stock certificates of designation and the equivalent provisions of the other series of Pari Passu Preferred, then the entire assets available to be distributed to the stockholders shall be distributed pro rata among such holders of the Pari Passu Preferred based upon the aggregate liquidation value (plus all accrued and unpaid dividends) of the shares of Pari Passu Preferred held by each such holder. After payment to the holders of the Preferred Stock of the amounts set forth in above, the entire remaining assets and funds of the company legally available for distribution, if any, shall be distributed pro rata among the holders of the common stock and the holders of the Pari Passu Preferred (on a common equivalent basis). The liquidation values of the Series A preferred, Series B preferred, the Series C preferred and the Series D preferred are $3.80 per share, $3.00 per share, $3.00 per share and $3.00 per share, respectively.

Redemption.  At any time on or after March 14, 2012, upon the request of the holders of at least a majority of the then outstanding shares of each series of Preferred Stock, each of the holders of the then outstanding preferred shares shall have the right (a “Redemption Right”) to require us to redeem all or any of their shares of Preferred Stock at a price per share equal to the Preferred Stock liquidation value plus a rate of return on such amount (after taking into account all dividends paid by us under certain provisions of the certificates of designation equal to 7% per annum, compounded annually. Any holder of the Preferred Stock may exercise his, her or its Redemption Right by delivering to us a redemption notice on or after March 14, 2012, provided that holders of at least a majority of the then outstanding shares of Pari Passu Preferred have requested a redemption pursuant to the provisions of the respective series of Preferred Stock certificate of designation and the equivalent provisions of the other series of Pari Passu Preferred. Within ten days after the date of a redemption notice delivered by any holder of Preferred Stock, we are required to notify all other holders of Pari Passu Preferred that the Redemption Right has been exercised, and each other holder of Pari Passu Preferred shall have the right, exercisable by written notice delivered to us within 30 days after receipt of such notice from us, to request that all or a portion of such other holder’s shares of Pari Passu Preferred be redeemed on the redemption date together with the shares of Preferred Stock of the holder who delivered the redemption notice. We will be obligated to redeem the total number of shares of Preferred Stock requested to be redeemed on the redemption date. For each share of Preferred Stock which is to be redeemed on a particular redemption date, we will be obligated on the date specified for redemption thereof in the written notice with respect thereto, to pay to the holder thereof (upon surrender by such holder at our principal office of the certificate representing such share) such amount specified in the applicable provision of the certificate of designation in immediately available funds. If the funds of the company legally available for redemption of Preferred Stock on any redemption date are insufficient to redeem the total number of shares of that respective series of Preferred Stock and all other shares of Pari Passu Preferred to be redeemed on such date: (i) those funds which are legally available shall be used to redeem the maximum possible number of shares of Pari Passu Preferred ratably among the holders of such shares to be redeemed based upon the aggregate amount to which they are entitled to be paid and the equivalent provisions of the other series of Pari Passu Preferred; and (ii) with respect to those shares of Pari Passu Preferred requested to be redeemed but for which funds are not legally available (the “Non-Funded Shares”), we are entitled to issue and deliver to each holder of Non-Funded Shares a promissory note (each a “Redemption Note”). Each Redemption Note will be payable one year from date of issuance and will bear interest at the rate of 8% per annum, compounded quarterly, and shall have an aggregate principal amount per Non-Funded Share equal to the liquidation value of that series of Preferred Stock plus a rate of return on such amount (after taking into account all dividends paid by us) equal to 7% per annum, compounded annually. A Redemption Note may be prepaid by us at any time without penalty. The issuance of Redemption Notes will be made without charge to the holders of the Non-Funded Shares receiving such Redemption Notes for any issuance tax in respect thereof or other cost incurred by us in connection with the issuance thereof, and we will pay the fees and expenses of each holder of Non-Funded Shares in connection with the issuance of Redemption Notes, including reasonable attorney’s fees and expense. Subject to the terms of any then existing senior debt or credit facility, the terms and documentation relating to each Redemption Note will provide that the debt obligation evidenced thereby will at all times be pari passu with the most senior debt or credit facility of our outstanding at any time during the term of the Redemption Note.

Conversion Rights.  At any time and from time to time, a holder of Preferred Stock will have the right to convert all or any portion of its shares of Preferred Stock into the number of shares of common stock computed by dividing (i) the aggregate liquidation value of the shares of that respective series of preferred stock to be converted by (ii) the conversion price of that series of Preferred Stock then in effect.

All shares of Preferred Stock automatically convert into common stock upon (A) the affirmative written consent of the holders of at least a majority of the outstanding shares of Pari Passu Preferred or (B) any offering by us of debt or equity securities to the public pursuant to an effective registration statement under the Securities Act, as then in effect, or any comparable statement under any similar federal statute then in force.

If any fractional interest in a share of common stock would be delivered upon any conversion of the Preferred Stock, the company, in lieu of delivering the fractional share therefor, may pay an amount to the holder thereof equal to the fair market value per share of common stock as of the date of conversion as determined in good faith by the board of directors, including a majority of the directors appointed by the investor group, multiplied by such fractional interest; provided, however, that in the case of a public offering the fair market value per share of common stock shall be the gross price per share of common stock in such public offering. The determination as to whether or not to make any cash payment in lieu of the issuance of fractional shares shall be based upon the total number of shares of Preferred Stock being converted at any one time by the holder thereof, not upon each share of Preferred Stock being converted.

Conversion Price.  The conversion price is $3.80 per share of common stock (subject to adjustment in the event of stock splits, stock dividends, stock combinations, recapitalizations and like occurrences) with respect to the Series A preferred stock, and $3.00 with respect to the Series B, Series C and Series D preferred stock. If and whenever on or after the Preferred Stock original issuance date we issue or sell or are deemed to have issued or sold, any shares of our common stock for a consideration per share less than the Preferred Stock conversion price in effect immediately prior to the time of such issuance, then immediately upon such issuance or sale or deemed issuance or sale the Preferred Stock conversion price shall be reduced to the conversion price determined by dividing (i) the sum of (A) the product derived by multiplying the Preferred Stock conversion price in effect immediately prior to such issuance or sale by the number of shares of common stock deemed outstanding immediately prior to such issuance or sale, plus (B) the consideration, if any, received by us upon such issuance or sale, by (ii) the number of shares of common stock deemed outstanding immediately after such issue or sale.

Notwithstanding the foregoing, there will be no adjustment in the Preferred Stock conversion price as a result of any issuance or sale (or deemed issuance or sale) of:

(i) shares of common stock issued upon conversion of the Pari Passu Preferred;

(ii) shares of common stock issued upon the exercise of warrants;

(iii) shares of common stock issued upon the exercise of options or other convertible securities outstanding as of the first closing date of the Preferred Stock;

(iv) securities issued pursuant to a board-approved (including at least one of the investor appointed directors) bona fide acquisition of an entity by merger, purchase of substantially all of the assets or other reorganization;

(v) shares of common stock issued to Catalyst Capital Investments, LLC, a Delaware limited liability company (“Catalyst”) pursuant to the options granted under the Catalyst letter agreements;

(vi) shares of common stock or other securities issued as a dividend or distribution on, or in connection with a split of or recapitalization of, any of our capital stock;

(vii) up to an aggregate of 800,000 shares of common stock reserved for issuance per year pursuant to an option plan (subject to adjustment in the event of stock splits, stock dividends, stock combinations, recapitalizations and like occurrences) and shares of common stock reserved for issuance pursuant to an option plan in lieu of the repayment of certain salary deferrals as approved by a majority of the board (including at least one of the investor appointed directors), which foregoing shares may be subject to options or restricted stock awards granted under an option plan; provided that any options that expire or terminate unexercised or any restricted stock awards that are repurchased by us pursuant to the terms of such award shall not be counted toward the maximum number set forth in this subparagraph (vi) unless and until such shares are subject to new restricted stock awards (or new options) pursuant to the terms of an option plan;

(viii) shares of common stock issued or issuable (including options to acquire such shares of common stock) to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions in the ordinary course of business and approved by a majority of the board of directors, including at least one of the investor appointed directors;

(ix) shares of common stock issued or issuable in connection with bona-fide sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships or joint ventures entered into in the ordinary course of business and approved by a majority of the board, including at least one of the investor appointed directors (and by at least a majority of the outstanding shares of Pari Passu Preferred voting as a single class on a common equivalent basis, then outstanding, if required under the provisions of the certificate of designation; or

(x) securities issued in connection with a public offering;

(xi) 1,000,000 incentive stock options or other share-based award in such amount to Mr. James Lowrey, our chairman and co-chief executive officer, approved at the August 14, 2009 meeting of the board in consideration for services rendered to us;

(xii) permitted issuances; or

(xiii) options (covering up to an aggregate of 330,000 shares of common stock) issued in substitution for outstanding options;

provided that the aggregate number of shares of common stock issued or issuable pursuant to clauses (viii) and (ix) above will not exceed 350,000 (or such greater or lesser number of shares as may be approved by a majority of the board of directors (including at least one of the directors appointed by the investors)) in any 12 month period.

Election of Directors.  For so long as any shares of Pari Passu Preferred remain outstanding, the holders of the Pari Passu Preferred, voting together as a single class on a common equivalent basis, are entitled to elect three members of our board of directors at each meeting or pursuant to each consent of our stockholders for the election of directors, and to remove from office any such director and to fill any vacancy caused by the resignation, death or removal of any such director. Upon the conversion of outstanding shares of our Preferred Stock into common stock on the effective date of this registration statement, the Preferred Stock investors’ right to appoint board members will terminate.

Series B and Series C Warrants

In connection with the Series B and Series C preferred stock financing, we entered into Series B and Series C warrant agreements on December 19, 2007 and March 6, 2009, respectively, as amended from time to time, with certain investors whereby we agreed to issue and deliver warrant certificates evidencing warrants to purchase up to an aggregate of 9,000,000 and 6,750,000 shares of common stock at the per share exercise price of $3.00. The Series B warrants and Series C warrants expire on December 19, 2017 and March 6, 2019, respectively. The warrants are subject to a three year lock-up period beginning on the effective date of this registration statement and ending on the third anniversary of the effective date. During the lock-up period the warrants may not be exercised for shares of common stock. As of April 2, 2010, 9,925,615 Series B and Series C warrants are outstanding.

If and whenever on or after the original issue date, we issue or sell or are deemed to have issued or sold any shares of our common stock for a consideration per share less than the exercise price of the Series B or Series C warrant agreement in effect immediately prior to the time of such issuance, then immediately upon such issuance or sale or deemed issuance or sale the exercise price will be reduced to the exercise price determined by dividing (i) the sum of (A) the product derived by multiplying the exercise price in effect immediately prior to such issuance or sale by the number of shares of common stock deemed outstanding immediately prior to such issuance or sale, plus (B) the consideration, if any, received by us upon such issuance or sale, by (ii) the number of shares of common stock deemed outstanding immediately after such issue or sale. Notwithstanding the foregoing, there is not required to be an adjustment in the exercise price of the Series B or Series C warrants as a result of any issuance or sale (or deemed issuance or sale) of:

(i) shares of common stock issued upon conversion of the Preferred Stock;

(ii) shares of common stock issued upon the exercise of the Series B Warrants or the Series C Warrants;

(iii) shares of common stock issued upon the exercise of options or other convertible securities outstanding as of March 14, 2007;

(iv) securities issued pursuant to a board-approved (including at least one of the directors appointed by the investors) bona fide acquisition of an entity by merger, purchase of substantially all of the assets or other reorganization;

(v) shares of common stock issued to Catalyst pursuant to the options granted under the Catalyst letter agreements;

(vi) shares of common stock or other securities issued as a dividend or distribution on, or in connection with a split of or recapitalization of, any of our capital stock;

(vii) up to an aggregate of 800,000 shares of common stock reserved for issuance per year pursuant to an option plan (subject to adjustment in the event of stock splits, stock dividends, stock combinations, recapitalizations and like occurrences) and shares of common stock reserved for issuance pursuant to an option plan in lieu of the repayment of certain salary deferrals as approved by a majority of the board of director (including at least one of the investor appointed directors), which foregoing shares may be subject to options or restricted stock awards granted under an option plan; provided that any options that expire or terminate unexercised or any restricted stock awards that are repurchased by us pursuant to the terms of such award will not be counted toward the maximum number set forth in this subparagraph (vii) unless and until such shares are subject to new restricted stock awards (or new options) pursuant to the terms of an option plan;

(viii) shares of common stock issued or issuable (including options to acquire such shares of common stock) to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions in the ordinary course of business and approved by a majority of the board of directors, including at least one of the investor appointed directors;

(ix) shares of common stock issued or issuable in connection with bona-fide sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships or joint ventures entered into in the ordinary course of business and approved by a majority of the board of directors, including at least one of the investor appointed directors (and by at least a majority of the shares of Preferred Stock voting as a single class on a common equivalent basis, then outstanding, if required pursuant to the Preferred Stock certificates of designation);

(x) securities issued in connection with a public offering;

(xi) 1,000,000 incentive stock options or other share-based award in such amount to Mr. James Lowrey, our chairman and co-chief executive officer, approved at the August 14, 2009 meeting of the board in consideration for services rendered to us;

(xii) permitted issuances; or

(xiii) options (covering up to an aggregate of 330,000 shares of common stock) issued in substitution for outstanding options.

provided that the aggregate number of shares of common stock issued or issuable pursuant to clauses (viii) and (ix) above shall not exceed 350,000 (or such greater or lesser number of shares as may be approved by a majority of the board of directors (including at least one of the investor-appointed directors) in any 12 month period.

Series D Warrants

In connection with the Series D preferred stock financing, we entered into Series D warrant agreements on October 30, 2009, with certain investors agreeing to issue and deliver warrant certificates evidencing warrants to purchase an aggregate of 2,817,070 shares of common stock at the per share exercise price of $3.00.

The Series D warrants expire on August 27, 2019. The warrants are subject to a three year lock-up period beginning on the effective date of this registration statement and ending on the third anniversary of the effective date. During the lock-up period the warrants may not be exercised for shares of common stock. As of April 2, 2010, 2,817,070 Series D warrants are outstanding.

If and whenever on or after the original issue date we issue or sell or are deemed to have issued or sold any shares of our common stock for a consideration per share less than the exercise price of the Series D warrant agreement in effect immediately prior to the time of such issuance, then immediately upon such issuance or sale or deemed issuance or sale the exercise price shall be reduced to the exercise price determined by dividing (i) the sum of (A) the product derived by multiplying the exercise price in effect immediately prior to such issuance or sale by the number of shares of common stock deemed outstanding immediately prior to such issuance or sale, plus (B) the consideration, if any, received by us upon such issuance or sale, by (ii) the number of shares of common stock deemed outstanding immediately after such issue or sale. Notwithstanding the foregoing, there is not required to be an adjustment in the exercise price of the Series D warrants as a result of any issuance or sale (or deemed issuance or sale) of:

(i) shares of common stock issued upon conversion of the Preferred Stock;

(ii) shares of common stock issued upon the exercise of the Series D warrants;

(iii) shares of common stock issued upon the exercise of options or other convertible securities outstanding as of March 14, 2007;

(iv) securities issued pursuant to a board-approved (including at least one of the directors appointed by the investors) bona fide acquisition of an entity by merger, purchase of substantially all of the assets or other reorganization;

(v) shares of common stock issued to Catalyst pursuant to the options granted under the Catalyst letter agreements;

(vi) shares of common stock or other securities issued as a dividend or distribution on, or in connection with a split of or recapitalization of, any of our capital stock;

(vii) up to an aggregate of 800,000 shares of common stock reserved for issuance per year pursuant to an option plan (subject to adjustment in the event of stock splits, stock dividends, stock combinations, recapitalizations and like occurrences) and shares of common stock reserved for issuance pursuant to an option plan in lieu of the repayment of certain salary deferrals as approved by a majority of the board of director (including at least one of the investor appointed directors), which foregoing shares may be subject to options or restricted stock awards granted under an option plan; provided that any options that expire or terminate unexercised or any restricted stock awards that are repurchased by us pursuant to the terms of such award shall not be counted toward the maximum number set forth in this subparagraph (vii) unless and until such shares are subject to new restricted stock awards (or new options) pursuant to the terms of an option plan;

(viii) shares of common stock issued or issuable (including options to acquire such shares of common stock) to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions in the ordinary course of business and approved by a majority of the board of directors, including at least one of the investor appointed directors;

(ix) shares of common stock issued or issuable in connection with bona-fide sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships or joint ventures entered into in the ordinary course of business and approved by a majority of the board of directors, including at least one of the investor appointed directors (and by at least a majority of the shares of Preferred Stock voting as a single class on a common equivalent basis, then outstanding, if required pursuant to the Preferred Stock certificates of designation);

(x) securities issued in connection with a public offering;

(xi) 1,000,000 incentive stock options or other share-based award in such amount to Mr. James Lowrey, our chairman and co-chief executive officer, approved at the August 14, 2009 meeting of the board in consideration for services rendered to us;

(xii) permitted issuances; or

(xiii) options (covering up to an aggregate of 330,000 shares of common stock) issued in substitution for outstanding options.

provided that the aggregate number of shares of common stock issued or issuable pursuant to clauses (viii) and (ix) above shall not exceed 350,000 (or such greater or lesser number of shares as may be approved by a majority of the board of directors (including at least one of the investor-appointed directors) in any 12 month period.

Registration Rights

According to the terms of a registration rights agreement, dated March 14, 2007, as amended from time to time (the “Registration Rights Agreement”), our holders of Series A, Series B, Series C and Series D preferred stock, and the Series B, Series C and Series D warrants are entitled to demand, piggyback, and Form S-3 registration rights. The stockholders who are a party to the Registration Rights Agreement, from time to time (the “Securityholders”) will hold an aggregate of 3,510,638 shares of our common stock upon completion of this offering and the conversion of all existing series of our Preferred Stock and exercise of warrants into shares of our common stock that are subject to the registration rights under that Registration Rights Agreement.

Demand Registration Rights

At any time following the earlier of the fifth anniversary of the date of the agreement and six months after we have completed our initial public offering of common stock pursuant to a registration statement declared effective under the Securities Act, the holders holding at least 30% of the registrable securities have the right, under our Registration Rights Agreement, to require that we register all or a portion of their registrable securities (provided that the aggregate offering price of the registrable securities to be registered is at least $30,000,000) on Form S-1 or any similar long-form registration or, if available, holders holding at least 50% of the registrable securities may, request registration under the Securities Act of all or a portion of their registrable securities on Form S-3 or any similar short form registration. The underwriter of any underwritten offering has the right to limit the number of shares to be included in a registration statement filed in response to the exercise of these demand registration rights. We must pay all expenses, except for underwriter’s discounts and commissions, incurred in connection with these demand registration rights.

Piggyback Registration Rights

If we register any securities for public sale after this offering, our Securityholders have piggyback registration rights under our Registration Rights Agreement and the right to include their shares in the registration, subject to specified exceptions. Our board of directors or the underwriter of any underwritten offering have the right to limit the number of shares registered by these holders. We must pay all expenses, except for underwriter’s discounts and commissions, incurred in connection with these piggyback registration rights.

Form S-3 Registration Right

Our Securityholders have the right, under our Registration Rights Agreement, to require that we register all or a portion of their shares of common stock on Form S-3 if we are eligible to file a registration statement on that form provided that the aggregate offering price of the registrable securities to be registered is at least $1,000,000 for each registration and the company will not be required to cause more than three such short-form registrations to become effective in any 12 month period. The other stockholders who are a party to the Registration Rights Agreement may also include their shares in any such registration. We must pay all registration expenses, as defined in the agreement, for all registrations on Form S-3 which are “demand registrations” under the terms of the agreement.

Investor Rights Agreement with Rutgers University

Pursuant to a registration rights agreement with Rutgers, The State University of New Jersey (“Rutgers”), dated December 13, 2004, if we propose to register any shares of our common stock, excluding (i) an initial public offering of the common stock resulting in net proceeds to us of at least $10,000,000, (ii) a registration on Form S-8 or S-4 or any successor or similar form which includes substantially the same information as would be required to be included in a registration statement covering the sale of the common stock, or (iii) a registration statement related to common stock issuable upon exercise of employee stock options or with any employee benefit or similar plan of ours) Rutgers will have the right to include their shares in the registration, subject to specified exceptions. If the piggyback registration involves an underwritten public offering of the common stock, the number of shares requested to be included in such an underwriting by Rutgers may be reduced if and to the extent that the managing underwriter is of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by us or the holders of securities exercising demand registration rights.

Securityholders’ Agreement

Our investors under each of the Series A, B, C and D preferred stock financings (together, the “Preferred Stock Investors”) have agreed to abide by certain agreements providing rights and restrictions related to our securities pursuant to a Securityholders’ Agreement originally executed on March 14, 2007, as amended from time to time, and most recently amended on November 9, 2009 (the “Second Amended and Restated Securityholders’ Agreement”). The Second Amended and Restated Securityholders’ Agreement will terminate, and all rights and obligations under the agreement will terminate on the effective date of this registration statement, except for the holdback provisions described below, drag-along obligations and other certain provisions more particularly described in our First Amendment to the Second Amended and Restated Securityholders’ Agreement with our securityholders, included as an exhibit to this registration statement.

Restrictions on transfer

The Second Amended and Restated Securityholders’ Agreement provides no Securityholder is permitted to transfer any of the Securityholder’s securities except (i) in accordance with the terms and conditions of the agreement or (ii) to any permitted transferee. The agreement provides neither Messrs. Brian Mayo, William Mayo nor Walter Helfrecht are permitted to transfer any of management Securityholder’s securities other than to a permitted transferee until March 14, 2012.

Each Securityholder agrees not to, directly or indirectly, transfer any of such Securityholder’s Securities (as defined in the Securityholders’ Agreement) to any person whose activities, products or services directly compete with the activities, products or services of the company as reasonably determined in good faith by the board as of the date of such proposed transfer; provided that the foregoing limitation shall not apply to transfers registered under the Securities Act or Rule 144 promulgated thereunder. We may impose stop transfer instructions with our transfer agent in order to enforce the foregoing limitation.

Holdback

Each Securityholder has agreed not to effect any public sale or distribution (including sales pursuant to Rule 144 promulgated under the Securities Act (as such rule may be amended from time to time)) of common stock, or to lend, offer, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any common stock, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences associated with ownership of the common stock, during the period beginning on the effective date of the registration statement relating to the initial public offering and ending on the following dates:

(i) for holders of an aggregate of 2,500 or greater shares of common stock and preferred stock (on an as-converted basis), the date that is one (1) year after the public offering effective date; and

(ii) for holders of less than an aggregate of 2,500 shares of common stock and preferred stock (on an as-converted basis), the date that is 180 days after the public offering effective date.

Each Securityholder has agreed to execute a standard lock-up agreement reflecting the foregoing. In order to enforce the foregoing, we may impose stop-transfer instructions with respect to the securities of each Securityholder until the end of such period.

Right Of First Refusal And Co-Sale Right

Each Preferred Stock Investor has agreed to provide (i) each holder of Preferred Stock and (ii) the company a right of first refusal to purchase any or all Securities which such securityholder may, from time to time, propose to transfer (other than with respect to a transfer to a permitted transferee).

Voting Agreement

The Preferred Stock Investors have agreed to vote all of their shares of Preferred Stock and common stock and any other voting securities of the company over which such securityholder has voting control and to take all other necessary or desirable actions within its control (whether in its capacity as a stockholder, director, member of a committee of the board or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and we will take all necessary or desirable actions within our control (including, without limitation, calling special board and stockholder meetings), so that:

•	the authorized number of directors on the board will be established at, and remain during the term of the agreement fixed at, 11 directors, except for any increases in the size of the board provided for upon the occurrence of certain events set forth in our certificate of incorporation;

•	for so long as any shares of Preferred Stock remain outstanding, three persons nominated by the holders of a majority of shares of common stock (on a fully-diluted basis) held by the Preferred Stock Investors will be elected to the board;

•	if any investor appointed director ceases to serve as a member of the board during his or her term of office, whether due to such director’s death, resignation or removal then the resulting vacancy shall be filled by a representative designated by the holders of a majority of shares of Preferred Stock held by the Preferred Stock Investors; and

•	no investor appointed director will be removed from the board without the written consent of the holders of a majority of shares of Preferred Stock (voting on a common stock equivalent basis) held by the Preferred Stockholders.

Miscellaneous Registration Rights

We granted our former consultant Catalyst piggyback registration rights in connection with the shares underlying the option received by Catalyst or its assigns under the consulting agreement with Catalyst dated May 31, 2007. The registration rights agreement provides if we determine to register any of our common stock other than a registration relating solely to employee benefit plans or s registration on Form S-4 relating solely to a Rule 145 transaction, we will promptly give Catalyst written notice thereof and Catalyst will have the right to include its shares in the registration statement and sell its shares of common stock in the offering at no additional cost to Catalyst. The registration rights are subject to limitation or elimination if a representative of the underwriter of an offering advises us in writing that marketing factors require a limitation or elimination on the number of shares to be included in the registration statement.

Market Information

Our common stock is not presently quoted or traded on an exchange. We have applied for the listing of our common stock on the NASDAQ Capital Market under the symbol “XTRM”. There can be no assurance that we will continue to satisfy the eligibility criteria to be listed on NASDAQ.

Transfer Agent

We have engaged BNY Mellon Shareholder Services as our transfer agent and registrar for our common stock.

Anti-Takeover Law, Limitations of Liability and Indemnification

Delaware Anti-Takeover Law.  We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents many Delaware corporations from engaging in a business combination with any interested stockholder, under specified circumstances. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

•	the transaction in which the stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or

•	on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Limited Liability and Indemnification.  Our certificate of incorporation and amended and restated by-laws eliminate the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

•	conducted himself or herself in good faith;

•	reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorneys fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SHARES ELIGIBLE FOR FUTURE SALE

The sale, or availability for sale, of a substantial number of shares of common stock in the public market subsequent to this offering pursuant to Rule 144 of the Securities Act or otherwise could materially adversely affect the market price of our common stock and could impair our ability to raise additional capital through the sale of equity securities or debt financing. Upon completion of this offering, there will be approximately 8,803,042 shares of common stock issued and outstanding. Of these shares, 2,500,000 would be freely transferable immediately. Our executive officers and directors beneficially own 3,159,508 shares of common stock and shares of common stock issuable upon conversion of preferred stock, which would be eligible for resale subject to the volume and manner of sale limitations of Rule 144 of the Securities Act following expiration of any applicable lock-ups. Upon the conversion of our outstanding preferred stock into shares of common stock, an additional 3,804,180 shares are “restricted securities,” as that term is defined in Rule 144, and will be eligible for sale under the provision of Rule 144 following expiration of any applicable lock-ups.

Stock options to purchase an aggregate of 1,952,026 and 151,231 shares of common stock were outstanding under our 2004 Stock Option Plan and 2009 Plan, respectively, as of April 2, 2010. Warrants to purchase an aggregate of 13,078,685 shares of common stock (for which cash would need to be remitted to us for exercise) were outstanding as of April 2, 2010.

The shares of common stock outstanding that are deemed to be “restricted securities” (as that term is defined under Rule 144) or that are owned by our affiliates may only be sold pursuant to an effective registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. Restricted shares and shares of common stock held by our affiliates that are not “restricted” will be eligible for sale, under Rule 144, subject to certain volume and manner of sale limitations prescribed by Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including a person who may be deemed an “affiliate” of the company, who has beneficially owned restricted securities for at least six months may sell, within any three-month period, a number of shares that does not exceed the greater of: (i) 1% of the then outstanding shares of common stock or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales of shares held by our affiliates that are not “restricted” are subject to such volume limitations, but are not subject to the holding period requirement. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about our company. A person who is not deemed to have been an affiliate of our company at any time during the 90 days preceding a sale by such person, and who has beneficially owned the restricted shares for at least six months, is entitled to sell such shares under Rule 144 without regard to any of the restrictions described above.

Following this offering, we cannot predict the effect, if any, that the availability for sale of shares held by our current stockholders will have on the market price of our securities from time to time. Nevertheless, sales by our current stockholders of a substantial number of shares of common stock in the public market could materially and adversely affect the market price for our common stock. In addition, the availability for sale of a substantial number of shares of our common stock acquired through the exercise of outstanding stock options or warrants could materially adversely affect the market price of our common stock.

PLAN OF DISTRIBUTION

In accordance with the terms of the underwriting agreement between W.R. Hambrecht + Co., LLC and us, W.R. Hambrecht + Co has agreed to use its best efforts to procure potential purchasers for the shares of common stock offered hereby.

The underwriting agreement provides that the obligations of the underwriter are subject to various conditions, principally the declaration of effectiveness by the SEC of the registration statement of which this prospectus forms a part, the absence of any material adverse change in our business, and the receipt of certificates, opinions and letters from us and counsel. The underwriter is not purchasing or selling any of the shares being sold pursuant to this prospectus and it is not required to arrange the purchase or sale of any specific number or dollar amount of shares. However, in the event the anticipated offering size or price changes and such change constitutes a material change, we will file a pre-effective amendment to this registration statement.

Underwriting Fees and Concessions

The underwriter proposes to procure potential purchasers to purchase shares of our common stock at the offering price set forth on the cover page of this prospectus, as this price is determined by the OpenIPO process described below, and to certain dealers at this price less a concession not in excess of $      per share. The underwriter may allow, and dealers may reallow, a concession not to exceed $      per share on sales to other dealers. The underwriter as well as any dealers that participate in the distribution of our common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discount, commission or concession received by them and any provided by the sale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act.

The following table shows the per share and total underwriting fee (rounded to the nearest cent for the purposes of this table) to be paid to the underwriter by us in connection with this offering. The underwriting fee has been determined through negotiations between us and the underwriter, and has been calculated as a percentage of the offering price.

Per Share

Initial public offering price	$
Underwriting fee	$
Proceeds, before expenses, to us	$

We estimate that the costs of this offering, exclusive of the underwriting fee, will be approximately $      million, including fees and expenses of the underwriter as described below. These fees and expenses are payable entirely by us. An electronic prospectus is available on the website maintained by W.R. Hambrecht + Co and may also be made available on websites maintained by selected dealers and selling group members participating in this offering.

The OpenIPO Auction Process

The distribution method being used in this offering is known as the OpenIPO auction, which differs from methods traditionally used in public offerings. In particular, as described under the captions “—Determination of Public Offering Price” and “—Allocation of Shares” below, the public offering price and the allocation of shares are determined by an auction conducted by the underwriter and other factors as described below. All qualified individual and institutional investors may place bids in an OpenIPO auction and investors submitting valid bids have an equal opportunity to receive an allocation of shares. Requirements for valid bids are discussed below in the section titled “Requirements for Valid Bids.”

The following describes how the underwriter and some selected dealers conduct the auction process and, on our behalf, confirm bids from prospective investors:

Prior to Effectiveness of the Registration Statement

Before the registration statement relating to this offering becomes effective, but after a preliminary prospectus is available, the auction will open and the underwriter and participating dealers will solicit bids from prospective investors through individual meetings, the Internet and by telephone and facsimile. The bids specify the number of shares of our common stock the potential investor proposes to purchase and the price the potential investor is willing to pay for the shares. These bids may be above or below the range set forth on the cover page of the prospectus. The minimum size of any bid is 100 shares. Bidders may submit multiple bids in the auction.

The shares offered by this prospectus may not be sold, nor may offers to buy be accepted, prior to the time that the registration statement filed with the SEC becomes effective. A bid received by the underwriter or a dealer involves no obligation or commitment of any kind prior to the notice of acceptance being sent, which will occur after effectiveness of the registration statement and closing of the auction. Bids can be modified at any time prior to the closing of the auction.

Potential investors may contact the underwriter or dealers through which they submitted their bid to discuss general auction trends or to consult on bidding strategy. The current clearing price is at all times kept confidential and will not be disclosed during the OpenIPO auction to any bidder; however, the underwriter or participating dealers may discuss general auction trends with potential investors. General auction trends may include a general description of the bidding trends or the anticipated timing of the offering. In all cases, any oral information provided with respect to general auction trends by the underwriter or dealer is subject to change. Any general auction trend information that is provided orally by the underwriter or participating dealer is necessarily accurate only as of the time of inquiry and may change significantly prior to the auction closing. Therefore, bidders should not assume that any particular bid will receive an allocation of shares in the auction based on any auction trend information provided to them orally by the underwriter or participating dealer.

Approximately two business days prior to the registration statement being declared effective, prospective investors will receive, by e-mail, telephone or facsimile, a notice indicating the proposed effective date. Potential investors may at any time expressly request that all, or any specific, communications between them and the underwriter and participating dealers be made by specific means of communication, including e-mail, telephone and facsimile. The underwriter and participating dealers will contact the potential investors in the manner they request.

Effectiveness of the Registration Statement

After the registration statement relating to this offering has become effective, potential investors who have submitted bids to the underwriter or a dealer will be contacted by e-mail, telephone or facsimile. Potential investors will be advised that the registration statement has been declared effective and that the auction may close in as little as one hour following effectiveness. Bids will continue to be accepted in the time period after the registration statement is declared effective but before the auction closes. Bidders may also withdraw their bids in the time period following effectiveness, including after the closing of the auction but before the notice of acceptance of their bid is sent.

Reconfirmation of Bids

The underwriter will require that bidders reconfirm the bids that they have submitted in the offering if any of the following events occur:

• more than 15 business days have elapsed since the bidder submitted its bid in the offering; or

• there is a material change in the prospectus that requires that the underwriter and we convey the material change to bidders in the offering and file an amended registration statement.

If a reconfirmation of bids is required, the underwriter and participating brokers will send an electronic notice (or communicate in an alternative manner as requested by a bidder) to everyone who has submitted a bid notifying them that they must reconfirm their bids by contacting the underwriter or participating dealers with which they have their brokerage accounts. Bidders will have a minimum of four hours to reconfirm their bids from the time they receive the notice requesting reconfirmation. Bidders will have the ability to modify or reconfirm their bids at any time until the auction closes. If bidders do not reconfirm their bids before the auction is closed (which will be no sooner than four hours after the request for reconfirmation is sent), we and the underwriter will disregard their bids in the auction, and they will be deemed to have been withdrawn. If appropriate, the underwriter may include the request for reconfirmation in a notice of effectiveness of the registration statement.

Changes in the Price Range or Offering Size Before the Auction is Closed

Based on the auction demand, we and the underwriter may elect to change the price range or the number of shares being sold in the offering either before or after the SEC declares the registration statement effective. If, prior to effectiveness of the registration statement, we and the underwriter elect to change the price range or the offering size, and these changes constitute material changes, we will file a pre-effective amendment to the registration statement. If we and the underwriter elect to change the price range or the offering size after effectiveness of the registration statement, the underwriter will keep the auction open for at least one hour after notifying bidders of the new auction terms. If the change in price range or offering size is not otherwise material to this offering, we and the underwriter or participating dealers will:

• provide notice on the W.R. Hambrecht + Co website of the revised price range or number of shares to be sold in this offering, as the case may be;

• if appropriate, issue a press release announcing the revised price range or number of shares to be sold in this offering, as the case may be; and

• send an electronic notice (or communicate in an alternative manner as requested by a bidder) to everyone who has submitted a bid notifying them of the revised price range or number of shares to be sold in this offering, as the case may be.

In these situations, the underwriter could accept an investor’s bid after the SEC declares the registration statement effective without requiring a bidder to reconfirm. However, the underwriter may decide at any time to require potential investors to reconfirm their bids, and if they fail to do so, their unconfirmed bids will be invalid.

In the event that the changes to the price range or the offering size constitute material changes, alone or in the aggregate, to the previously provided disclosure, we will reconfirm all bids that have been submitted in the auction after notifying bidders of the new auction terms. In the event that there is a material change to the price range or the offering size after effectiveness of the registration statement, we will file a post-effective amendment to the registration statement containing the new auction terms prior to accepting any offers. We will generally not consider any increase or decrease in the price range or offering size to be material unless such increase or decrease represents more than a 20% change in the maximum aggregate offering price of the shares.

Changes in the Price Range or Offering Size After the Auction is Closed and Pricing Outside the Price Range

If we determine after the auction is closed that the initial public offering price will be above or below the stated price range in the auction but that it will not result in any material change to the previously provided disclosure, the underwriter and participating dealers may accept all successful bids without reconfirmation. Similarly, if after effectiveness of the registration statement and the auction is closed the number of shares sold in the offering is increased or decreased in a manner that is not otherwise material to this offering, the underwriter and participating dealers may accept all successful bids without reconfirmation. In this situation the underwriter and participating dealers will communicate the final price and size of the offering in the notice of acceptance that is sent to successful bidders.

If we determine, after the auction is closed, that the initial public offering price will be outside of the price range or we elect to change the size of the offering, and the public offering price and/or change in the offering size, alone or in the aggregate, constitute material changes to the previously provided disclosure, then we may convey the final price and offering size to all bidders in the auction, file a post-effective amendment to the registration statement with the final price and offering size, reconfirm all bids and accept offers after the post-effective amendment has been declared effective by the SEC. In the alternative, we may re-open the auction pursuant to the following procedures:

•	W.R. Hambrecht + Co will provide notice on the W.R. Hambrecht + Co OpenIPO website that the auction has re-opened with a revised price range or offering size, as the case may be;

•	we and the underwriter and participating dealers will issue a press release announcing the new auction terms;

•	the underwriter and participating dealers will send an electronic notice (or communicate in an alternative manner as requested by a bidder) to everyone who has submitted a bid notifying them that the auction has re-opened with a revised price range or offering size, as the case may be;

•	the underwriter and participating dealers will reconfirm all bids in the auction; and

•	we will file a post-effective amendment to the registration statement containing the new auction terms and have the post-effective amendment declared effective prior to the acceptance of any offers by the underwriter or participating dealers.

We will generally not consider any increase or decrease in the initial public offering price or offering size to be material unless such increase or decrease represents more than a 20% change in the maximum aggregate offering price of the shares.

Closing of the Auction and Pricing

The auction will close and a public offering price will be determined after the registration statement becomes effective at a time agreed to by us and W.R. Hambrecht + Co, which we anticipate will be after the close of trading on the NASDAQ Capital Market on the same day on which the registration statement is declared effective. The auction may close in as little as one hour following effectiveness of the registration statement. However, the date and time at which the auction will close and a public offering price will be determined cannot currently be predicted and will be determined by us and W.R. Hambrecht + Co based on general market conditions during the period after the registration statement is declared effective. If we are unable to close the auction, determine a public offering price and file a final prospectus with the SEC within 15 days after the registration statement is initially declared effective, we will be required to file with the SEC and have declared effective a post- effective amendment to the registration statement before the auction may be closed and before any bids may be accepted.

Once a potential investor submits a bid, the bid remains valid unless subsequently withdrawn by the potential investor. Potential investors are able to withdraw their bids at any time before the notice of acceptance is sent by notifying the underwriter or a participating dealer through which they submitted their bids. The auction website will not permit modification or cancellation of bids after the auction closes. Therefore, if a potential investor that bid through the Internet wishes to cancel a bid after the auction closes, the investor may have to contact the underwriter

(or the participating dealer through which the investor submitted the bid) by telephone, facsimile or e-mail (or as specified by the underwriter or participating dealer through which the bidder submitted the bid).

Following the closing of the auction, the underwriter determines the highest price at which all of the shares offered may be sold to potential investors. This price, which is called the “clearing price,” is determined based on the results of all valid bids at the time the auction is closed. The clearing price is not necessarily the public offering price, which is set as described in “Determination of Public Offering Price” below. The public offering price determines the allocation of shares to potential investors, with all valid bids submitted at or above the public offering price receiving a pro rata portion of the shares bid for.

You will have the ability to withdraw your bid at any time until the notice of acceptance is sent. The underwriter will notify successful bidders that we have accepted their bids by sending notice of acceptance after the auction closes and a public offering price has been determined, and bidders who submitted successful bids will be obligated to purchase the shares allocated to them regardless of (1) whether such bidders are aware that the registration statement has been declared effective and that the auction has closed or (2) whether they are aware that the notice of acceptance of that bid has been sent. The underwriter will not cancel or reject a valid bid after the notices of acceptance have been sent.

Once the auction closes and a clearing price is set as described below, the underwriter or a participating dealer accepts on our behalf the bids that are at or above the public offering price, but may allocate to a prospective investor fewer shares than the number included in the investor’s bid, as described in “—Allocation of Shares” below.

Determination of Initial Public Offering Price

The public offering price for this offering is ultimately determined by negotiation between the underwriter and us after the auction closes and does not necessarily bear any direct relationship to our assets, current earnings or book value or to any other established criteria of value, although these factors are considered in establishing the initial public offering price. Prior to this offering, there has been no public market for our common stock. The principal factor in establishing the public offering price is the clearing price resulting from the auction, although other factors are considered as described below. The clearing price is used by the underwriter and us as the principal benchmark, among other considerations described below, in determining the public offering price for the stock that will be sold in this offering.

The clearing price is the highest price at which all of the shares offered may be sold to potential investors, based on the valid bids at the time the auction is closed. Based on the auction results, we may elect to change the number of shares sold in the offering. Depending on the public offering price and the amount of the increase or decrease, an increase or decrease in the number of shares to be sold in the offering could affect the clearing price and result in either more or less dilution to potential investors in this offering.

Depending on the outcome of negotiations between the underwriter and us, the public offering price may be lower, but will not be higher, than the clearing price. The bids received in the auction and the resulting clearing price are the principal factors used to determine the public offering price of the stock that will be sold in this offering. The public offering price may be lower than the clearing price depending on a number of additional factors, including general market trends or conditions, the underwriter’s assessment of our management, operating results, capital structure and business potential and the demand and price of similar securities of comparable companies. The underwriter and we may also agree to a public offering price that is lower than the clearing price in order to facilitate a wider distribution of the stock to be sold in this offering. For example, the underwriter and we may elect to lower the public offering price to include certain institutional or retail bidders in this offering. The underwriter and we may also lower the public offering price to create a more stable post-offering trading price for our shares.

The public offering price always determines the allocation of shares to potential investors. Therefore, if the public offering price is below the clearing price, all valid bids that are at or above the public offering price receive a pro rata portion of the shares bid for. If sufficient bids are not received, or if we do not consider the clearing price to be adequate, or if the underwriter and we are not able to reach agreement on the public offering price, then the underwriter and we will either postpone or cancel this offering. Alternatively, we may file with the SEC a post-effective amendment to the registration statement in order to conduct a new auction.

The following simplified example illustrates how the public offering price is determined through the auction process:

Company X offers to sell 1,500 shares in its public offering through the auction process. The underwriter, on behalf of Company X, receives five bids to purchase, all of which are kept confidential until the auction closes.

The first bid is to pay $10.00 per share for 1,000 shares. The second bid is to pay $9.00 per share for 100 shares. The third bid is to pay $8.00 per share for 900 shares. The fourth bid is to pay $7.00 per share for 400 shares. The fifth bid is to pay $6.00 per share for 800 shares.

Assuming that none of these bids are withdrawn or modified before the auction closes, and assuming that no additional bids are received, the clearing price used to determine the public offering price would be $8.00 per share, which is the highest price at which all 1,500 shares offered may be sold to potential investors who have submitted valid bids. However, the shares may be sold at a price below $8.00 per share based on negotiations between Company X and the underwriter.

If the public offering price is the same as the $8.00 per share clearing price, the underwriter would accept bids on behalf of Company X at or above $8.00 per share. Because 2,000 shares were bid for at or above the clearing price, each of the three potential investors who bid $8.00 per share or more would receive approximately 75% (1,500 divided by 2,000) of the shares for which bids were made. The two potential investors whose bids were below $8.00 per share would not receive any shares in this example.

If the public offering price is $7.00 per share, the underwriter would accept bids on behalf of Company X that were made at or above $7.00 per share. No bids made at a price of less than $7.00 per share would be accepted. The four potential investors with the highest bids would receive a pro rata portion of the 1,500 shares offered, based on the 2,400 shares they requested, or 62.5% (1,500 divided by 2,400) of the shares for which bids were made. The potential investor with the lowest bid would not receive any shares in this example.

As described in “—Allocation of Shares” below, because bids that are reduced on a pro rata basis may be rounded down to round lots, a potential investor may be allocated less than the pro rata percentage of the shares bid for. Thus, if the pro rata percentage was 75%, the potential investor who bids for 200 shares may receive a pro rata allocation of 100 shares (50% of the shares bid for), rather than receiving a pro rata allocation of 150 shares (75% of the shares bid for).

The following table illustrates the example described above, after rounding down any bids to the nearest round lot in accordance with the allocation rules described below and assuming that the initial public offering price is set at $8.00 per share. The table also assumes that these bids are the final bids, and that they reflect any modifications that have been made to reflect any prior changes to the offering range, and to avoid the issuance of fractional shares.

Bid Information
Initial Public Offering
of Company X				Auction Results
					Approximate
		Cumulative			Allocated
	Shares	Shares	Bid	Shares	Requested	Clearing	Amount
	Requested	Requested	Price	Allocated	Shares	Price	Raised

	1,000	1,000	$10.00	700	75.0%	$8.00	$5,600
	100	1,100	$9.00	100	75.0%	$8.00	$800
Clearing price	900	2,000	$8.00	700	75.0%	$8.00	$5,600
	400	2,400	$7.00	0	0%	—	—
	800	3,200	$6.00	0	0%	—	—

Total				1,500			$12,000

Allocation of Shares

Bidders receiving a pro rata portion of the shares they bid for generally receive an allocation of shares on a round-lot basis, rounded to multiples of 100 or 1,000 shares, depending on the size of the bid. No bids are rounded to a round lot higher than the original bid size. Because bids may be rounded down to round lots in multiples of 100 or 1,000 shares, some bidders may receive allocations of shares that reflect a greater percentage decrease in their original bid than the average pro rata decrease. Thus, for example, if a bidder has submitted a bid for 200 shares, and there is an average pro rata decrease of all bids of 30%, the bidder may receive an allocation of 100 shares (a 50% decrease from 200 shares) rather than receiving an allocation of 140 shares (a 30% decrease from 200 shares). In addition, some bidders may receive allocations of shares that reflect a lesser percentage decrease in their original bid than the average pro rata decrease. For example, if a bidder has submitted a bid for 100 shares, and there is an average pro rata decrease of all bids of 30%, the bidder may receive an allocation of all 100 shares to avoid having the bid rounded down to zero.

Generally the allocation of shares in this offering will be determined in the following manner, continuing the first example above:

•	Any bid with a price below the public offering price is allocated no shares.

•	The pro rata percentage is determined by dividing the number of shares offered by the total number of shares bid at or above the public offering price. In our example, if there are 2,000 shares bid for at or above the public offering price, and 1,500 shares offered in the offering, then the pro rata percentage is 75%.

•	All of the successful bids are then multiplied by the pro rata percentage to determine the allocations before rounding. For example, the three winning bids for 1,000 shares (Bid 1), 100 shares (Bid 2) and 900 shares (Bid 3) would initially be allocated 750 shares, 75 shares and 675 shares, respectively, based on the pro rata percentage.

•	The bids are then rounded down to the nearest 100 share round lot, so the bids would be rounded to 700, 0 and 600 shares respectively. This creates a stub of 200 unallocated shares.

•	The 200 stub shares are then allocated to the bids. Continuing the example above, because Bid 2 for 100 shares was rounded down to 0 shares, 100 of the stub shares would be allocated to Bid 2. If there were not sufficient stub shares to allocate at least 100 shares to Bid 2, Bid 2 would not receive any shares in the offering. After allocation of these shares, 100 unallocated stub shares would remain.

•	Because Bid 3 for 900 shares was reduced, as a result of rounding, by more total shares than Bid 1 for 1,000 shares, Bid 3 would then be allocated the remaining 100 stub shares up to the nearest 100 round lot (from 600 shares to 700 shares).

If there are not sufficient remaining stub shares to enable a bid to be rounded up to a round lot of 100 shares the remaining unallocated stub shares would be allocated to smaller orders that are below their bid amounts. The table below illustrates the allocations in the example above.

		Pro-rata
		Allocation
		(75% of	Initial	Allocation of	Final
	Initial Bid	Initial Bid)	Rounding	Stub Shares	Allocation

Bid 1	1,000	750	700	0	700
Bid 2	100	75	0	100	100
Bid 3	900	675	600	100	700

Total	2,000	1,500	1,300	200	1,500

Requirements for Valid Bids

In order to participate in an OpenIPO offering, all bidders must have an account with W.R. Hambrecht + Co., LLC or one of the participating dealers. Valid bids are those that meet the requirements, including eligibility, account status and size, established by the underwriter or participating dealers. In order to open a brokerage account with W.R. Hambrecht + Co, a potential investor must deposit $2,000 in its account. This brokerage account will be a general account subject to W.R. Hambrecht + Co’s customary rules, and will not be limited to this offering. Bidders will be required to have sufficient funds in their account to pay for the shares they are allocated in the auction at the closing of the offering, which is generally on the third business day following the pricing of the offering. The underwriter reserves the right, in its discretion and on our behalf, to reject or reduce any bids that they deem manipulative or disruptive or not creditworthy in order to facilitate the orderly completion of the offering. For example, in previous transactions for other issuers in which the auction process was used, W.R. Hambrecht + Co has rejected or reduced bids when, in its sole discretion, it deems the bids not creditworthy or had reason to question the bidder’s intent or means to fund its bid. In the absence of other information, we and the underwriter or participating dealer may assess a bidder’s creditworthiness based solely on the bidder’s history with the underwriter or participating dealer. W.R. Hambrecht + Co has also rejected or reduced bids in past OpenIPO offerings that it deemed, in its sole discretion, to be potentially manipulative or disruptive or because the bidder had a history of alleged securities law violations. Suitability and eligibility standards of participating dealers may vary. As a result of these varying requirements, a bidder may have its bid rejected by the underwriter or a participating dealer while another bidder’s identical bid is accepted.

The Closing of the Auction and Allocation of Shares

The auction will close on a date and at a time estimated and publicly disclosed in advance by the underwriter on the websites of W.R. Hambrecht + Co at www.wrhambrecht.com and www.openipo.com. The auction may close in as little as one hour following effectiveness of the registration statement. The      shares offered by this prospectus will be sold to investors who have submitted valid bids at or higher than the public offering price through the underwriter or participating dealers.

The underwriter or a participating dealer will notify successful bidders that we have accepted their bid by sending a notice of acceptance by e-mail, telephone, facsimile or mail (according to any preference indicated by a bidder) informing bidders that the auction has closed and that their bids have been accepted. The notice will indicate the price and number of shares that have been allocated to the successful bidder. Other bidders will be notified that their bids have not been accepted.

Each participating dealer has agreed with the underwriter to conduct its solicitation efforts in accordance with the auction process described above, unless the underwriter otherwise consents. The underwriter does not intend to consent to the sale of any shares in this offering outside of the auction process. The underwriter reserves the right, in its sole discretion, to reject or reduce any bids that it deems manipulative or disruptive in order to facilitate the orderly completion of this offering, and it reserves the right, in exceptional circumstances, to alter this method of allocation as it deems necessary to ensure a fair and orderly distribution of the shares of our common stock. For example, large orders may be reduced to ensure a public distribution and bids may be rejected or reduced based on eligibility or creditworthiness criteria. Once the underwriter has closed the auction and we have accepted a bid, the allocation of shares sold in this offering will be made according to the process described in “— Allocation of Shares” above, and no shares sold in this offering will be allocated on a preferential basis or outside of the allocation rules to any institutional or retail bidders. In addition, the underwriter or the participating dealers may reject or reduce a bid by a prospective investor who has engaged in practices that could have a manipulative, disruptive or otherwise adverse effect on this offering.

Investors who receive notice of acceptance of their bids must make payment for the applicable number of shares by the close of business on the third business day (the “closing date”) following notice of acceptance of their bids. We will have the option to cancel any bids that are not funded by the close of business on the closing date without any obligation to the bidder and may reallocate the unpaid for shares to other successful bidders on a case by case basis or determine not to issue all or any portion of the unpaid for shares.

The underwriter and some dealers participating in the selling group may submit firm bids that reflect indications of interest from their customers that they have received at prices within the initial public offering price range. Some participating dealers or the underwriter may also manage bids on behalf of their bidding customers. In these cases, the dealer submitting the bid is treated as the bidder for the purposes of determining the clearing price and allocation of shares.

Price and volume volatility in the market for our common stock may result from the somewhat unique nature of the proposed plan of distribution. Price and volume volatility in the market for our common stock after the completion of this offering may adversely affect the market price of our common stock.

Lock-Up Agreements

We have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of W.R. Hambrecht + Co, other than the shares of common stock or options to acquire common stock issued under our equity incentive plans.

Notwithstanding the foregoing, if (a) during the last 17 days of the 180-day period after the date of this prospectus, we issue an earnings release or publicly announce material news or if a material event relating to us occurs or (b) prior to the expiration of the 180-day period after the date of this prospectus, we announce that we will release earnings during the 16-day period beginning on the last day of the 180-day period, the above restrictions will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We anticipate that the holders of nearly 100% of our outstanding capital stock prior to this offering, including our directors and executive officers, will agree not to (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of W.R. Hambrecht + Co, other than (a) transfers or distributions of shares of our common stock acquired from the underwriter in this offering; (b) transfers or distributions of shares of our common stock acquired in open market transactions after the completion of this offering; (c) transfers of shares of common stock or any security convertible into our common stock as a bona fide gift or gifts; (d) transfers to any trust for the direct or indirect benefit of the persons bound by the foregoing terms or the immediate family of the persons bound by the foregoing terms; or (e) distributions of shares of our common stock or any security convertible into our common stock to the partners, members or stockholders of the persons bound by the foregoing terms, provided that in the case of any transfer or distribution described in (c) through (e) above, the transferees, donees or distributees agree to be bound by the foregoing terms and the transferor, donor or distributor would not be required to, or voluntarily, file a report under Section 16(a) of the Exchange Act. These restrictions will remain in effect beyond the 180-day period under the same circumstances described in the immediately preceding paragraph.

There are no specific criteria that W.R. Hambrecht + Co requires for an early release of shares subject to lock-up agreements. The release of any lock-up will be on a case-by-case basis. Factors in deciding whether to release shares may include the length of time before the lock-up expires, the number of shares involved, the reason for release, including financial hardship, market conditions and the trading price of the common stock. W.R. Hambrecht + Co has no present intention or understanding, implicit or explicit, to release any of the shares subject to the lock-up agreements prior to the expiration of the 180-day period.

Short Sales, Stabilizing Transactions and Penalty Bids

In connection with this offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Any short sales made by the underwriter would be naked short sales. “Naked” short sales are any sales made by the underwriter that the underwriter cannot cover through exercise of any option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriter in the open market for the purpose of pegging, fixing or maintaining the price of the common stock.

These activities by the underwriter may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, the underwriter may discontinue them at any time. These transactions may be effected on the NASDAQ Capital Market, in the over-the-counter market or otherwise.

WR Hambrecht + Co currently intends to act as a market maker for the common stock following this offering. However, it is not obligated to do so and may discontinue any market making at any time.

Indemnity

The underwriting agreement provides that we and the underwriter have agreed to indemnify each other against specified liabilities, including liabilities under the Securities Act, and contribute to payments that each other may be required to make relating to these liabilities.

Foreign Jurisdictions

United Kingdom.  The underwriter has represented and agreed that:

•	it has not offered or sold and will not offer or sell any shares to persons in the United Kingdom except to persons who are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that also are persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances which have not resulted and which will not result in an offer to the public in the United Kingdom within the meaning of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”);

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area.  In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each a Relevant Member State, no offer to the public of any shares which are the subject of the offering contemplated by this prospectus, may be made in that Relevant Member State other than the offers contemplated in this prospectus in that Relevant Member State once this prospectus has been approved by the competent authority of the Relevant Member State and published and passported in accordance with the Prospectus Directive as implemented in that Relevant Member State except that an offer to the public in any Relevant Member State of any shares may be made at any time under the following exemptions if they have been implemented in that Relevant Member State:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) in the Relevant Member State subject to obtaining the prior consent of the lead underwriter; or

•	in any other circumstances falling within article 3(2) of the Prospective Directive,

provided that no such offer of shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to article 3 of the Prospectus Directive and each person who initially acquires any shares to whom any offer is made under this prospectus will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that member state by any measure implementing the prospectus directive in that member state and the expression “Prospective Directive” means European Union Directive 2003//71/EC and includes any relevant implementing measure in each Relevant Member State.

Switzerland.  This prospectus does not constitute an issue prospectus pursuant to Art 652a of the Swiss code of obligations. The shares will not be listed on the SWX Swiss Exchange and, therefore, the prospectus may not comply with the disclosure standards of the listing rules of the SWX Swiss Exchange.

Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe the shares with a view to distribution. The investors will be individually approached by the underwriter from time to time.

This prospectus is personal to each offeree and does not constitute an offer to any person. The prospectus may only be used by those persons to whom it has been handed out in connection with the offer described therein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland.

LEGAL MATTERS

Greenberg Traurig, P.A., Boca Raton, Florida, will pass upon the validity of the securities offered by this prospectus as our counsel. Certain legal matters in connection with this offering will be passed on for the underwriter by Katten Muchin Rosenman LLP, New York, New York.

EXPERTS

The financial statements for the years ended December 31, 2008 and December 31, 2009 included in this prospectus have been audited by McGladrey & Pullen, LLP, independent registered public accountants, to the extent and for the periods set forth in its report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement or the exhibits. Statements made in this prospectus regarding the contents of any contract, agreement or other document are only summaries. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved.

We are not currently subject to the informational requirements of the Securities Exchange Act of 1934. As a result of the offering of the shares of our common stock, we will become subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports and other information with the SEC. You may read and copy all or any portion of the registration statement or any reports, statements or other information in the files at the public reference room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our filings, including the registration statement, will also be available to you on the web site maintained by the SEC at http://www.sec.gov.

We intend to furnish our stockholders with annual reports containing financial statements audited by our independent auditors, and to make available to our stockholders quarterly reports for the first three quarters of each year containing unaudited interim financial statements.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our certificate of incorporation contains provisions relating to the indemnification of director and officers and our amended and restated by-laws extend such indemnities to the full extent permitted by Delaware law. We may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which we could not indemnify such persons.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There are not and have not been any disagreements between us and our accountants on any matter of accounting principles, practices or financial statement disclosure during our two most recent fiscal years and subsequent interim period.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
XStream Systems, Inc.

We have audited the accompanying balance sheets of XStream Systems, Inc. as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of XStream Systems, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has a working capital deficiency, negative cash flows from operations and its total liabilities exceed its total assets. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As described in Note 15 to the financial statements, the 2009 financial statements have been restated to correct misstatements.

Orlando, Florida
March 12, 2010, except for note 15 as to which the date is April 21, 2010

/s/  McGladrey & Pullen, LLP

McGladrey & Pullen, LLP is a member firm of RSM International, an affiliation of separate and independent accounting legal entities.

XStream Systems, Inc.

Balance Sheets
December 31, 2009 and 2008

	2009
	(Restated)	2008

ASSETS
Current Assets
Cash and cash equivalents	$516,849	$120,478
Inventory	104,999	175,721
Prepaid expenses	24,322	31,802

Total current assets	646,170	328,001
Deferred offering costs	380,224	—
Property and equipment, net	176,727	282,616
Intangible assets, net	114,629	126,095
Deposits	18,919	18,919

Total assets	$1,336,669	$755,631

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$1,335,884	$366,853
Accrued compensation	423,990	253,871
Accrued expenses	62,017	72,041
Customer deposits	10,000	10,000
Notes payable — stockholders	26,835	89,185
Notes payable	2,850,000	2,507,500

Total current liabilities	4,708,726	3,299,450
Warrant liability	681,602	—

Total liabilities	5,390,328	3,299,450

Series A Preferred stock, $.0001 par value, 7% cumulative dividend, 962,101 shares authorized, issued and outstanding	4,419,094	4,130,897

Series B Preferred stock, $.0001 par value, 7% cumulative dividend 1,800,000 shares authorized and 1,619,127 shares issued and outstanding	5,539,656	5,177,299

Series C Preferred stock, $.0001 par value, 7% cumulative dividend 1,350,000 shares authorized and 365,996 and 0 shares issued and outstanding 2009 and 2008, respectively	1,144,285	—

Series D Preferred stock, $.0001 par value, 7% cumulative dividend 700,000 shares authorized and 563,414 and 0 shares issued and outstanding 2009 and 2008, respectively	1,710,340	—

Stockholders’ Deficit
Common stock, $.0001 par value, 60,000,000 and 30,000,000 shares authorized, 2,792,404 and 1,702,156 shares issued and outstanding, at December 31, 2009 and 2008, respectively	279	170
Additional paid-in capital	2,233,831	3,021,994
Accumulated deficit	(19,101,144)	(14,874,179)

Total stockholders’ deficit	(16,867,034)	(11,852,015)

Total liabilities and stockholders’ deficit	$1,336,669	$755,631

See Notes to Financial Statements.

XStream Systems, Inc.

Statements of Operations
Years Ended December 31, 2009 and 2008

	2009
	(Restated)	2008

Revenues	$271,520	$439,000
Cost of revenues	133,843	129,036

Gross profit	137,677	309,964

Operating expenses:
Salaries and wages	1,201,322	1,032,179
General and administrative	598,899	455,996
Selling and advertising	432,371	613,239
Research and development	581,547	635,531
Royalty fees	500,000	300,000
Legal settlement	781,190	—

Total operating expenses	4,095,329	3,036,945

Loss from operations	(3,957,652)	(2,726,981)

Financial income (expense):
Warrant expense	(106,673)	—
Interest income	2,316	26,156
Interest expense	(164,956)	(159,429)

Total other expense	(269,313)	(133,273)

Loss before income taxes	(4,226,965)	(2,860,254)
Income tax expense	—	—

Net loss	(4,226,965)	(2,860,254)
Preferred stock dividend and accretion	(1,066,200)	(4,323,044)

Net loss available to common stockholders	$(5,293,165)	$(7,183,298)

Basic and diluted loss per share	$(2.76)	$(4.22)

Weighted average shares outstanding	1,917,157	1,702,156

See Notes to Financial Statements.

XStream Systems, Inc.

Statement of Stockholders’ Deficit
Years Ended December 31, 2009 and 2008

	Common	Additional	Accumulated
	Stock	Paid-In Capital	Deficit	Total

Balance (deficit) at December 31, 2007	$170	$6,354,602	$(12,013,925)	$(5,659,153)
Stock-based compensation expense	—	235,326	—	235,326
Warrants issued in connection with Series B
Preferred Stock	—	781,029	—	781,029
Accretion of redemption value of preferred stock	—	(4,323,044)	—	(4,323,044)
Syndication costs	—	(25,919)	—	(25,919)
Net loss	—	—	(2,860,254)	(2,860,254)

Balance (deficit) at December 31, 2008	170	3,021,994	(14,874,179)	(11,852,015)
Stock-based compensation expense	—	227,006	—	227,006
Exercise of options	9	12,615	—	12,624
Issuance of stock in lieu of compensation	100	329,900	—	330,000
Impact of initial adoption of recent accounting pronouncement (Note 1)	—	(225,675)	—	(225,675)
Accretion of redemption value of preferred stock	—	(1,066,200)	—	(1,066,200)
Syndication Costs	—	(65,809)	—	(65,809)
Net loss	—	—	(4,226,965)	(4,226,965)

Balance (deficit) at December 31, 2009 (Restated)	$279	$2,233,831	$(19,101,144)	$(16,867,034)

See Notes to Financial Statements.

Xstream Systems, Inc.

Statements of Cash Flows
Years Ended December 31, 2009 and 2008

	2009
	(Restated)	2008

Cash Flows From Operating Activities
Net loss	$(4,226,965)	$(2,860,254)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	227,006	235,326
Depreciation and amortization	117,355	129,485
Loss on disposal of property and equipment	—	9,247
Accrued interest on notes payable	134,504	125,556
Non-cash legal settlement	781,190	—
Non-cash issuance of common stock and preferred stock in lieu of compensation	330,000	115,347
Change in fair value of warrants	106,673	—
Changes in assets and liabilities:
(Increase) decrease in:
Inventory	70,722	46,174
Prepaid expenses	7,480	(13,129)
Increase (decrease) in:
Accounts payable	603,807	(52,758)
Accrued compensation	170,119	(34,603)
Accrued expenses	(10,024)	16,474

Net cash used in operating activities	(1,688,133)	(2,283,135)

Cash Flows From Investing Activities
Purchase of property and equipment	—	(2,999)
Proceeds from disposal of property and equipment	—	200

Net cash used in investing activities	—	(2,799)

Cash Flows From Financing Activities
Principal payments on stockholder loans	(62,350)	(301,095)
Principal payments on notes payable	(588,190)	(50,000)
Proceeds from the exercise of options	12,624	—
Proceeds from the issuance of preferred stock	2,788,230	998,974
Payments for syndication costs	(65,809)	(25,919)

Net cash provided by financing activities	2,084,504	621,960

Net increase (decrease) in cash and cash equivalents	396,371	(1,663,974)
Cash and cash equivalents:
Beginning	120,478	1,784,452

Ending	$516,849	$120,478

Supplemental Disclosures of Cash Flow Information
Cash payments for:
Interest	$10,181	$23,103

Income taxes	$—	$—

Supplemental Schedule of Noncash Investing and Financing Activities
Reclassification of deferred salary to notes payable stockholders	$—	$35,831

Deferred offering costs	$380,224	$—

See Notes to Financial Statements.

XStream Systems, Inc.

Notes to Financial Statements

Note 1.	Nature of Operations and Significant Accounting Policies

Nature of operations:  XStream Systems, Inc. (the “Company”) produces next generation X-ray systems for material authentication and verification markets. The Company’s patented systems are based on energy-dispersive X-ray diffraction (EDXRD). The Company’s products enable on-site, real-time material identification to the pharmaceutical markets. The Company has its corporate and financial offices in Sebastian, Florida. Manufacturing of the systems is completed by the Company’s contract manufacturer. The Company was founded in 2004.

Management’s plans, liquidity and profitability:  As shown in the accompanying financial statements, the Company incurred net losses for the years ended December 31, 2009 and 2008 of $4,226,965 and $2,860,254, respectively, and cumulative losses since inception of $19,101,144. The Company has consistently generated negative cash flows from operations and as of December 31, 2009, the Company’s current liabilities exceeded its current assets by $4,062,556. Those factors, as well as the uncertainty regarding the ability to obtain additional working capital and the uncertainty regarding market acceptance of the XT250tm product, create overall uncertainty about the Company’s ability to continue as a going concern.

Management of the Company has raised additional working capital in 2009 through issuance of Series C Redeemable Convertible Preferred Stock and Series D Redeemable Convertible Preferred Stock (see Note 9), and is actively seeking additional funding for working capital. The Company does not currently maintain a line of credit or term loan with any commercial bank or other financial institution and has not made any other arrangements to obtain additional financing. The Company can provide no assurance that it will not require additional financing. Likewise, the Company can provide no assurance that, if additional financing is needed that it will be available in an amount or on terms acceptable to the Company, if at all. If the Company is unable to obtain additional funds when they are needed or if such funds cannot be obtained on favorable terms, the Company may be unable to execute upon its business plan or pay its costs and expenses as they are incurred, which could have a material adverse effect on the Company’s business, financial condition and results of operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

A summary of the Company’s significant accounting policies follows:

Revenue recognition:  The Company’s XT250tm systems include software embedded in the tangible product that is essential to its functionality. The software does not require significant production, modification or customization.

Revenue from the sale of our XT250tm systems is recognized when all of the following criteria have been met:

a. persuasive evidence of an arrangement exists,

b. delivery has occurred,

c. the vendor’s fee is fixed or determinable, and

d. collectability is probable.

While the Company engages in strategic pilot programs with pharmaceutical manufacturers and distributors, revenue is not recognized until the unit is sold, delivered, installed and accepted, and collection of the sales price is probable.

The Company has two pricing models including wholesale pricing for distributors who are authorized sales agents and retail pricing to third party end-users.

Prior to installation, deposits are ordinarily required from customers before manufacturing commences. These amounts are recorded as customer deposits in current liabilities on the accompanying balance sheets.

There are no post-installation obligations other than warranty of the equipment for one year after installation. Warranty expense is estimated based on historical results and is accrued at the time the revenue is recognized.

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

Use of estimates:  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents:  For purposes of the statements of cash flows, cash includes cash on hand and amounts on deposit at federally-insured financial institutions. Cash equivalents include cash in money market accounts that are convertible to a known amount of cash.

Inventories:  Inventories consist of finished goods and are valued at lower of cost or market using the average cost method.

Property and equipment:  Property and equipment are recorded at cost. Major additions and improvements are capitalized, and routine expenditures for repairs and maintenance are charged to expense as incurred.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Years

Machinery and equipment	3 - 7
Computer equipment	3 - 5
Furniture and fixtures	7
Website	3

Intangible assets:  Intangible assets consist of license for the use of patents and are stated at amortized cost. The license is amortized on a straight-line basis over their estimated useful lives of fifteen years.

Product warranty:  The Company offers warranties to its customers depending on the specific product and the terms of the customer agreement. The average length of the warranty period is one year. The Company’s warranties require it to repair or replace defective products during the warranty period at no cost to the customer. At the time product revenue is recognized, the Company records a liability for estimated costs that may be incurred under the related warranties. The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the balance as necessary.

Advertising costs:  Advertising costs are charged to operations when incurred and are not significant.

Income taxes:  Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

On January 1, 2007, the Company adopted the Financial Accounting Standards Board’s (“FASB”) guidance on accounting for uncertainty in income taxes. The guidance clarified the accounting for uncertainty in an enterprise’s financial statements by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It requires management to evaluate its open tax positions that exist on the date of initial adoption in each jurisdiction.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority.

Fair value measurement:  The FASB issued accounting guidance fair value measurements. Assets and liabilities recorded at fair value in the balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value.

Fair value represents the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The FASB specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. In accordance with the FASB, these inputs are summarized in the three broad levels listed below:

•	Level 1 — Quoted prices in active markets for identical securities;

•	Level 2 — Other significant observable inputs that are observable through corroboration with market data (including quoted prices in active markets for similar securities);

•	Level 3 — Significant unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability.

Preferred stock and warrants:  The Company has issued redeemable convertible preferred stock with detachable warrants for the purchase of common stock. The Company reviews the conversion terms for indications requiring bifurcation and separate accounting for the embedded conversion feature. Generally, embedded conversion features where the ability to physical or net-share settle the conversion option is not within the control of the Company are bifurcated and accounted for as derivative financial instruments. Other convertible instruments that are not derivative financial instruments are accounted for by recording the intrinsic value, if any, of the embedded conversion feature as a discount from the initial value of the instrument and accreting such discount back to face value over the term of the instrument using the effective interest rate method.

Detachable warrants are evaluated to determine if they are liability instruments or equity instruments. Warrants determined to be liability instruments at carried at fair value. For warrants determined to be equity instruments, the issuance price of the stock and warrants is allocated between the stock and the warrants based on the relative fair value of those instruments at the date of issuance. The amount allocated to the warrants is recognized as additional paid in capital and is not adjusted subsequent to issuance.

Redeemable preferred stock that is redeemable at the option of the holder is not reported as permanent equity, but rather as mezzanine equity and is initially carried at fair value at the date of issuance. Subsequent to issuance, stock that is redeemable currently is adjusted to its maximum redemption amount at each balance sheet date. Stock that is not redeemable currently is accounted for by accreting changes in the redemption value and discounts over the period from the date of issuance to the earliest redemption date of the security using the interest method.

Stock-based compensation:  The Company measures and recognizes stock-based compensation expense at the fair value of the awards. Compensation expense for awards and related tax effects are recognized as the awards vest. The Company uses the Black-Scholes Option Pricing Model to determine the fair value of options issued.

Segment reporting:  The Company offers direct sales of our XT250tm systems to customers, three-way revenue sharing arrangements between us, pharmaceutical manufacturers/distributors/chain retailers, and a return goods processing center, with payments to us based on a “pay-per-scan service fee” on returns, recalls and suspected diverted products; and PILOT programs whereby manufacturers will host our system for use on a trial basis, providing our host manufacturer with an option to purchase the system following PILOT testing. To date, the Company has not generated revenues from a three-way revenue sharing arrangement. The Company has sold one unit resulting from a PILOT program. The Company operates in one operating segment as no discrete financial information other than Company-wide information is available or utilized by the Company.

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

Earnings per share:  Basic earnings per share are computed by dividing the net loss available to common stockholders by the weighted-average number of common shares outstanding during the period. The diluted earnings per share is computed by giving effect to all potentially dilutive common shares, including stock options. At December 31, 2009 and 2008, we reported a net loss; therefore, common stock equivalents were excluded in the computation of diluted earnings per share as the effect was anti-dilutive.

Common stock:  On November 6, 2009, the Company’s shareholders approved an increase in the authorized common stock by 30,000,000 shares. As a result, the total number of shares of Common Stock that the Company is authorized to issue is 60,000,000 shares, each with a par value of $.0001 per share.

Royalty fees:  Royalty fees relating to actual sales are recorded as a component of cost of sales while minimum royalty fees are recorded in operating expenses. Royalty fees related to actual sales for the periods presented are not material and are included in operating expenses.

Recent accounting pronouncements:  In June 2008, the FASB issued guidance in determining whether an instrument (or an embedded feature) is indexed to an entity’s own stock. This guidance provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. It also clarifies on the impact of foreign currency denominated strike prices and market based employee stock option valuation instruments on the evaluation. The guidance is effective for fiscal years beginning after December 15, 2008. As of January 1, 2009, the adoption of this guidance resulted in a reclassification of the fair value of certain outstanding warrants from stockholders’ equity to liability. The fair value of the warrants was determined by using the Black-Scholes option pricing model. The initial value of the warrants at adoption was approximately $225,675. The warrants will be marked to market at each reporting period. For the year ended December 31, 2009, the Company recorded loss from the change in fair value of the warrants of $106,673 for the increase in the fair value related to the warrants.

In May 2009, the FASB issued guidance on subsequent events. This guidance requires an entity to recognize in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet. For unrecognized subsequent events that must be disclosed to keep the financial statements from being misleading, an entity will be required to disclose the nature of the event as well as an estimate of its financial effect or a statement that such an estimate cannot be made. It is effective for interim and annual periods ending after June 15, 2009 and is to be applied prospectively. The Company’s adoption of this guidance did not have a material impact on the Company’s financial position, results of operations and cash flows.

In February 2010, the FASB issued an update on the aforementioned accounting standard on subsequent events that amends certain recognition and disclosure requirements. The amendments remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. The FASB believes these amendments remove potential conflicts with the SEC’s literature. All of the amendments in the update were effective upon issuance.

In July 2009, the FASB Accounting Standards Codification (“Codification”) became the single source authoritative generally accepted accounting principles (“GAAP”) in the United States. The previously existing GAAP hierarchy consisted of four levels of authoritative accounting and reporting guidance (levels A through D), including original pronouncements of the FASB, Emerging Issues Task Force abstracts and other accounting literature. The Codification eliminates this hierarchy and replaced the previously existing GAAP (other than rules and interpretive releases of the SEC) with just two levels of literature: authoritative and nonauthoritative.

In October 2009, the FASB issued guidance on certain revenue arrangements that include software elements. The amendments in the update clarify the applicability of the FASB guidance on software revenue recognition that affect vendors that sell tangible products in an arrangement containing software that is more than incidental to the tangible product being sold, and clarifies what guidance should be used in allocating and measuring revenue. The update excludes tangible products containing software and non-software components that function together to

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

deliver the tangible product’s essential functionality from FASB guidance on software revenue recognition. The guidance is effective prospectively for fiscal years beginning on or after June 15, 2010. This guidance does not impact our current financial statements and is not expected to have an impact on the Company’s financial position, results of operations and cash flows.

The FASB issued guidance improving disclosures about fair value. This guidance affects all entities that are required to make disclosures about recurring and nonrecurring fair value measurements. The guidance requires certain new disclosures and clarifies two existing disclosure requirements. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.

Note 2.	Property and Equipment

At December 31, 2009 and 2008, the major classes of property and equipment and the aggregate accumulated depreciation consisted of the following:

	2009	2008

Machinery and equipment	$359,013	$359,013
Computer equipment	151,449	151,449
Furniture and fixtures	72,035	72,035
Website	50,000	50,000

	632,497	632,497
Less accumulated depreciation	(455,770)	(349,881)

Property and equipment, net	$176,727	$282,616

Depreciation expense for the years ended December 31, 2009 and 2008 was $105,889 and $118,019, respectively.

Note 3.	Intangible Assets

At December 31, 2009 and 2008, intangible assets and their accumulated amortization consisted of the following:

	2009			2008
	Gross Carrying	Accumulated	Net Carrying	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

License	$171,990	$57,361	$114,629	$171,990	$45,895	$126,095

Amortization expense for the years ended December 31, 2009 and 2008 was $11,466.

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

Future amortization expense as of December 31, 2009 is as follows:

Year Ending December 31,

2010	$11,466
2011	11,466
2012	11,466
2013	11,466
2014	11,466
Thereafter	57,299

$114,629

The weighted-average remaining amortization period for the license is 10 years.

Note 4.	Fair Value

For certain of the Company’s financial instruments including cash and cash equivalents, accounts payable, accrued expenses, notes payables to stockholders and notes payable the carrying values approximate fair value due to their short-term nature.

The Company uses level 3 inputs to determine the fair value of its warrant liability.

A summary of the analysis of the Company’s warrant liability at fair value is as follows:

Warrant
Liability

Fair value of warrants, January 1, 2009 (initial adoption)	$225,675
New warrant issuances
Series C Preferred Stock	160,742
Series D Preferred Stock	188,512
Change in fair value	106,673

Warrant liability, December 31, 2009	$681,602

The fair value of the warrants was determined by using the Black-Scholes option pricing model. The Company identified two public companies similar in nature. Historical prices were obtained to calculate estimated volatility for the period consistent with the expected term set forth. The assumptions used to value the warrants on the date of adoption and December 31, 2009 are as follows:

	January 1,	December 31,
	2009	2009

Exercise price of warrants	$3.00	$3.00
Risk-free interest rate	1.55%	2.69%
Expected dividend yield	0%	0%
Expected volatility	64.50%	74.93% - 77.25%
Weighted average expected life to maturity	4 years	4 - 5 years

The risk-free interest rate was based on the yield of a US treasury note with a similar period term of the warrant.

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

Note 5.	Income Taxes

Temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities and operating loss carryforwards that give rise to significant portions of the deferred tax assets and liabilities relate to the following as of December 31, 2009 and 2008:

	2009	2008

Deferred tax assets:
Accrued expenses	$147,690	$91,677
Stock compensation costs	230,610	223,701
Discount on debentures	81,702	80,328
Warrant reserve	16,934	13,171
Warrant liability expense	40,141	—
Other	3,563	3,563
Net operating loss carryforward	6,277,543	4,903,147

Deferred tax assets	6,798,183	5,315,587
Less valuation allowance	(6,793,220)	(5,295,473)

Deferred tax assets, net	4,963	20,114
Deferred tax liabilities:
Property and equipment, principally due to differences in depreciation	(4,963)	(20,114)

Deferred tax liabilities:	(4,963)	(20,114)

Net deferred income taxes	$—	$—

A valuation allowance is required to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a $6,793,220 and $5,295,473 valuation allowance at December 31, 2009 and 2008, respectively, is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance for the current year is $1,497,783.

The Company determined that no there were no tax benefits that should not have been recognized, and accordingly no associated interest and penalties were required to be accrued at December 31, 2009 and 2008, respectively. The Company’s policy is to record interest and penalties as a component of income tax expense. The Company does not believe that there are any tax positions for which a material change in unrecognized tax benefit or liability is reasonably possible in the next twelve months. The Company believes that there are no unrecognized tax benefits which, if recognized, would impact the effective tax rate.

The Company has evaluated its open tax years by major jurisdiction, and concluded that the tax years 2006 through 2009 remain open to examination by federal and state taxing authorities.

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

Loss carryforwards for tax purposes as of December 31, 2009 have the following expiration dates:

Expiration Date December 31,	Amount

2024	$425,415
2025	1,700,772
2026	2,897,580
2027	5,438,385
2028	2,568,642
Thereafter	3,651,488

$16,682,282

The Company’s ability to utilize these net operating losses to offset future taxable income of the Company may be limited under the Internal Revenue Code Section 382 Change in Ownership Rules. Management is in the process of evaluating if a change in ownership has occurred to limit the utilization of the net operating losses.

The following table presents the principal reasons for the difference between the effective tax rate and the U.S. federal statutory income tax rate for the year ended December 31, 2009 and 2008:

	2009		2008

Book Income at U.S. federal statutory income tax rate	$(1,437,168)	(34.00)%	$(972,487)	(34.00)%
State taxes, net of federal income tax effect	(133,995)	(3.17)%	(96,296)	(3.37)%
Change in valuation allowance	1,497,747	35.43%	1,050,247	36.72%
Permanent differences	85,452	2.02%	70,538	2.47%
Other, net	(12,036)	(0.28)%	(52,002)	(1.82)%

Effective income tax rate	$—	0.00%	$—	0.00%

Note 6.	Notes Payable — Stockholders

At December 31, 2009 and 2008, notes payable — stockholders were all classified as current liabilities and consisted of the following:

	2009	2008

Unsecured promissory note to a stockholder, with interest at a rate of 12%. Monthly principal and interest of $7,228 are due beginning on January 18, 2008, with a final maturity on December 1, 2008. The balance was paid in full on March 10, 2009.(i)	$—	$21,400
Unsecured promissory note to a stockholder, with interest at a rate of 12%. Monthly principal and interest of $6,508 are due beginning on June 15, 2008 with final maturity on December 15, 2008(i). These notes have not been extended.	6,839	43,070
Unsecured promissory note to a stockholder, with interest at a rate of 12%. Monthly principal and interest of $3,183 are due beginning on July 15, 2008 with final maturity on May 15, 2009.(i) These notes have not been extended.	19,996	24,715

Total notes payable — stockholders	$26,835	$89,185

(i)	The Company was in default of these promissory notes as of December 31, 2009 and 2008. In connection with the default, the interest rate increased from 8% to 12%.

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

Note 7.	Notes Payable

At December 31, 2009 and 2008, notes payable consisted of the following:

	2009	2008

Unsecured note payable to the contract manufacturer (including accrued interest of $134,500)(i). Principal and interest, which accrues at a rate of 5%, is due at maturity, September 5, 2008. The Company was in default on this note as of the maturity date. See Note 13 for terms of tentative settlement agreement.	$2,600,000	$2,257,500
Unsecured subordinated debentures, which accrue interest at a rate of 8% and mature through December 31, 2009. The Company was in default on interest payments as of December 31, 2009 and 2008.	250,000	250,000

Total notes payable	$2,850,000	$2,507,500

(i)	In connection with the note payable, the Company entered into a supply agreement with its contract manufacturer. In accordance with the agreement, the Company commits to purchase from this manufacturer 100% of the Company’s total demand for the initial twenty-four months of volume production.

Note 8.	Share-Based Payments

On November 6, 2009, the Company adopted 2009 Long Term Compensation Plan. Pursuant to this plan, incentive stock options, non-qualified options, restricted stock awards, deferred stock awards, bonus stock and awards in lieu of obligations, dividends equivalents, performance awards and other stock based awards to purchase an aggregate of 5,000,000 shares of common stock may be issued, as adjusted. As of December 31, 2009, there are 1,000,000 incentive awards outstanding under the Plan. The Plan authorized the issuance of incentive stock options (“ISOs”), as defined in the Internal Revenue Code of 1986, as amended, and non-qualified stock options (“NQSO’s”). Consultants and directors who are not also employees of the Company are eligible for grants of only NQSOs. The exercise price of each ISO may not be less than 100% of the fair market value of the common stock at the time of grant, except that in the case of a grant to an employee who owns 10% or more of the outstanding stock of the Company, the exercise price may not be less than 110% of the fair market value on the date of grant. Generally, unless fully vested at the time of grant, options shall be exercisable at 25% per year, and shall be outstanding for ten years.

In 2004, the Company adopted a Stock Incentive Plan (“the Plan”). The Plan is administered by the Board of Directors or a committee thereof and provides for options to purchase 2,600,000 shares of common stock to be granted under the Plan to officers, directors, independent contractors and consultants of the Company. The Plan authorized the issuance of ISOs, as defined in the Internal Revenue Code of 1986, as amended, and NQSOs. Consultants and directors who are not also employees of the Company are eligible for grants of only NQSOs. The exercise price of each ISO may not be less than 100% of the fair market value of the common stock at the time of grant, except that in the case of a grant to an employee who owns 10% or more of the outstanding stock of the Company, the exercise price may not be less than 110% of the fair market value on the date of grant. Generally, unless fully vested at the time of grant, options shall be exercisable at 25% per year, and shall be outstanding for ten years.

The fair value of each option award is estimated on the date of grant using the Black-Scholes Option Pricing Model that uses the assumptions noted in the following table. Expected volatility is based on the historical volatility

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

of similar companies’ stock. The risk-free rate for periods within the contractual life of the option is based on the U.S. treasury strip yield curve in effect at the time of grant.

The assumptions used and the weighted average fair value of options granted are as follows for the years ended December 31, 2009 and 2008:

	2009	2008

Risk-free interest rate	1.36%-2.56%	1.55% - 3.34%
Expected dividend yield	0%	0%
Expected volatility	78.27% - 160.33%	51.69% - 62.58%
Expected life in years	5 - 7	5 - 7
Service period in years	0 - 4	0 - 4
Weighted average fair value of options granted	$0.26	$0.16

Compensation cost recognized on options granted in 2009 and 2008 was $227,006 and $235,326, respectively.

The following is an analysis of options to purchase shares of the Company’s common stock issued and outstanding as of December 31, 2009 and 2008:

	2009		2008
		Weighted-		Weighted-
		Average		Average
	Shares	Exercise Price	Shares	Exercise Price

Outstanding at beginning of year	1,539,760	$2.57	901,991	$2.80
Granted	516,769	0.69	799,044	2.39
Exercised	(90,248)	0.14	—	—
Forfeited	(14,255)	0.90	(161,275)	3.01

Outstanding at year-end	1,952,026	$2.19	1,539,760	$2.57

Exercisable at year-end	1,664,948	$2.40	1,440,416	$2.59

Weighted-average remaining term of outstanding options		7.80		8.04 years

Weighted-average remaining term of vested options		7.65		8.04 years

A summary of the status of the Company’s nonvested shares as of December 31, 2009 and 2008 and changes during the years ended December 31, 2009 and 2008 is presented below:

	2009		2008
		Weighted-Average		Weighted-Average
		Grant Date		Grant Date
	Shares	Fair Value	Shares	Fair Value

Nonvested at beginning of year	99,344	$1.16	176,557	$1.61
Granted	516,769	0.36	799,044	0.16
Vested	(314,655)	0.20	(806,504)	0.25
Forfeited	(14,255)	0.44	(69,753)	1.37

Nonvested at year-end	287,203	$0.53	99,344	$1.16

As of December 31, 2009 and 2008, there was $216,516 and $242,449, respectively, of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted. That cost is expected to be recognized over a weighted average remaining term of 1.04 years.

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

Note 9.	Preferred Stock and Warrants

Series A Redeemable Convertible Preferred Stock:  On March 14, 2007, the Company issued 962,101 shares of redeemable convertible preferred stock. This preferred stock was designated Series A Redeemable Convertible Preferred Stock (“Series A Preferred”). The Series A Preferred has a par value of $.0001 and has a liquidation value of $3.80 plus a rate of return equal to 5% per annum, compounded annually, per share. The Series A Preferred is convertible into shares of the Company’s common stock at a conversion rate of one for one at the request of the holders of Series A Preferred. The Series A Preferred is redeemable at any time on or after March 14, 2012, upon the request of the holders of at least a majority of the then outstanding shares of Series A Preferred. Upon such request, each of the holders of the then outstanding Series A Preferred shall have the right to require the Company to redeem all or any of their shares of Series A Preferred at a price per share equal to the Series A Liquidation Value plus a rate of return on such amount equal to 7% per annum, compounded annually. The issuance of the Series A Preferred generated net cash proceeds of $3,280,984, after transaction fees, expenses and noncash items. The Company used the net cash proceeds for operational purposes.

Dividends on the Series A Preferred accrue daily at 5% per annum except upon an event of noncompliance including; failure to make any redemption payment under the Preferred Stock Purchase Agreement (“the Agreement”), a breach of any covenant or agreement included in the Agreement, any realization that any of the representations or warranties under the agreement are untrue or incorrect, the Company entering into liquidation or bankruptcy, the Company defaulting on one or more indentures, agreements or other instruments under which Indebtedness amounts to at least $100,000, and any judgment rendered against the Company in excess of $500,000, after which the dividend rate shall be increased to 7% per annum. On September 16, 2008, the Company was in default of a loan agreement with its contract manufacturer and as the default was greater than $100,000 the dividend rate increased to 7% on such date, and will continue until the default is cured. In addition, the above noted event of noncompliance results in the Series A Preferred being immediately redeemable upon request of the holders of a majority of the outstanding shares of Series A Preferred at a price per share of $3.80 per share plus a rate of return equal to 7% per annum.

Series B Redeemable Convertible Preferred Stock:  On December 21, 2007, the Company issued 1,264,353 shares of redeemable convertible preferred stock and 6,321,756 warrants to purchase shares of common stock at a strike price of $3.00 per share, which expire 10 years after the date of issuance. This preferred stock was designated Series B Redeemable Convertible Preferred Stock. The Series B Preferred has a par value of $.0001 and has a liquidation value of $3.00 plus a rate of return currently equal to 5% per annum, compounded annually, per share. The Series B Preferred is convertible into shares of the Company’s common stock at a conversion rate of one for one at the request of the holders of Series B Preferred. The Series B Preferred is redeemable at any time on or after March 14, 2012, upon the request of the holders of at least a majority of the then outstanding shares of Series B Preferred, each of the holders of the then outstanding Series B Preferred shall have the right to require the Company to redeem all or any of their shares of Series B Preferred at a price per share equal to the Series B Liquidation Value plus a rate of return on such amount equal to 7% per annum, compounded annually.

Dividends on the Series B Preferred will accrue daily at 5% per annum except upon an event of noncompliance, as described above, after which the dividend rate shall be increased to 7% per annum. On September 16, 2008, the Company was in default of a loan agreement with its contract manufacturer and as the default was greater than $100,000 the dividend rate increased to 7% on such date.

In addition, the above noted event of noncompliance results in the Series B Preferred being immediately redeemable upon request of the holders of a majority of the outstanding shares of Series B Preferred at a price per share of $3.00 per share plus a rate of return equal to 7% per annum.

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

The Company issued shares of Series B Preferred and warrants during the years ended December 31, 2008 as follows:

	Series B	Series B		Noncash
	Preferred	Warrants for	Cash	Conversion of
Date	Shares	Common Stock	Proceeds	Compensation

February 28, 2008	30,116	150,580	$25,000	$65,349
May 30, 2008	291,326	1,456,630	873,974	—
June 30, 2008	16,666	83,330	—	49,998

	338,108	1,690,540	$898,974	$115,347

The 2008 issuances of the Series B Preferred generated net cash proceeds of $837,055, after transaction fees, expenses and noncash items for the year ended December 31, 2008. The Company used the net cash proceeds for operational purposes.

The Company issued Series B Preferred shares and warrants to its interim CEO in exchange for services rendered. Compensation to the CEO in the amount of $49,998 for the year ended December 31, 2008 was exchanged for shares and warrants at the same price as those purchased for cash. The CEO’s total compensation of $99,996 for the period of service was determined by the Company’s board of directors and was recorded as compensation expense in the period earned. The Company also issued Series A Preferred shares and warrants to its President in exchange for deferred salary on February 28, 2008. The President recognized as compensation $100,000 of deferred salary on that date and exchanged the net pay amount of $65,348 to purchase Series B Preferred Units at the same price as those purchased for cash.

The purchase price allocated between the Series B Redeemable Preferred Stock and the Series B warrants (“Series B Units”) was determined using the Black-Scholes Option Pricing model using the following assumptions:

Exercise price of warrants	$3.00
Value of common stock	$0.69
Risk-free interest rate	4.18%
Dividend yield	0.00%
Expected volatility	80.00%
Weighted average expected life to maturity	10 years

The expected volatility utilized for the warrant valuations was 80% compared to the between 53.89% and 70.74% volatility used for the stock options due the expected life of the warrants being longer than the expected life of the stock options.

In connection with the issuance of warrants associated with the Series B Preferred, in accordance with ASC 470, the Company allocated the fair value of the warrants as a discount to the Series B Preferred in the amount of $781,029 for the year ended December 31, 2008. The discount was fully accreted in 2008, due to the event of noncompliance that resulted in the Series B Preferred becoming immediately redeemable, as discussed above.

Series C Redeemable Convertible Preferred Stock:  During 2009 the Company issued a total of 365,996 shares designated Series C Redeemable Preferred Stock. The Series C Redeemable Convertible Preferred Stock has a par value of $.0001 and has a liquidation value of $3.00 plus a rate of return equal to 5% per annum, compounded annually, per share. The Series C Redeemable Convertible Preferred Stock is convertible at the request of the holders of Series C Preferred Stock. The Series C Preferred Stock is redeemable at any time on or after March 14, 2012, upon the request of the holders of at least a majority of the then outstanding shares of Series C Preferred. The holders of the then outstanding Series C Preferred shall have the right to require the Company to redeem all or any of their shares of Series C preferred at a price per share equal to the Series C Liquidation Value plus a rate of return on such amount equal to 5% per annum, compounded annually.

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

Dividends on the Series C Redeemable Convertible Preferred Stock will accrue daily at 5% per annum except upon an event of noncompliance, as described above, after which the dividend rate shall be increased to 7% per annum. Due to an event of noncompliance in 2008 the Company was in default of a loan agreement with its contract manufacturer and as the default was greater than $100,000 the dividend rate was 7% upon issuance.

The issuance of the Series C Redeemable Convertible Preferred Stock and warrants generated net cash proceeds of $1,093,647, after transaction fees and expenses. The Company used the net cash proceeds for operational purposes.

Series D Redeemable Convertible Preferred Stock:  On October 30, 2009, the Company issued 563,414 shares of Series D Redeemable Convertible Preferred Stock. The Series D Redeemable Convertible Preferred Stock has a par value of $.0001 and has a liquidation value of $3.00 plus a rate of return equal to 5% per annum, compounded annually, per share. The Series D Redeemable Convertible Preferred Stock is convertible at the request of the holders of Series D Preferred Stock.

The issuance of the Series D Redeemable Convertible Preferred Stock generated net cash proceeds of $1,628,773, after transaction fees and expenses. The Company used the net cash proceeds for operational purposes.

The Series D Preferred Stock is redeemable at any time on or after March 14, 2012, upon the request of the holders of at least a majority of the then outstanding shares of Series D Preferred, each of the holders of the then outstanding Series D Preferred shall have the right to require the Company to redeem all or any of their shares of Series A preferred at a price per share equal to the Series D Liquidation Value plus a rate of return on such amount equal to 7% per annum, compounded annually. Dividends on the Series D Redeemable Convertible Preferred Stock accrue daily at 5% per annum except upon an event of noncompliance after which the dividend rate shall be increased to 7% per annum.

The purchase price allocated between the Series C and D Redeemable Preferred Stock and the Series C and D warrants was determined using the Black-Scholes Option Pricing Model. The Series C warrants were valued at the date of issuances at amounts ranging from $.083–$.092, per share of common stock to be issued. The Series D warrants were valued at the date of issuance at $.0669 per share of common stock to be issued. The value of the warrants was determined using the Black-Scholes Option Pricing Model using the following assumptions:

	Series C	Series D

Exercise price of warrants	$ 3.00	$3.00
Value of common stock	$ 0.36	$0.33
Risk-free interest rate	1.83%–2.84%	2.31%
Dividend yield	0.00%	0.00%
Expected volatility	78.40%–80.93%	76.36%
Weighted average expected life to maturity	5 years	5 years

Under the terms of the agreements, the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred have no preference over one another.

At any time, holders of Preferred Stock have the right to convert all or any portion of their shares of Preferred Stock into shares of common stock. All shares of Preferred Stock automatically convert into common stock upon (A) the affirmative written consent of the holders of at least a majority of the outstanding shares of Preferred Stock or (B) any offering by the Company of debt or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933.

All outstanding shares of our Series A, B, C, and D preferred stock will automatically convert into 3,510,638 shares of our common stock on the effective date of the registration statement for the Company’s initial public offering.

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

Warrants:  During the years ended December 31, 2009 and 2008, the Company issued warrants to purchase approximately 4,647,050 and 1,712,540 shares of common stock respectively. Under the terms of the warrant agreements, the warrants are exercisable for shares of the company’s $.0001 par value common stock with a strike price of $3.00 per share and are exercisable for a period of ten years.

A summary of the status of the Company’s warrants related to the issuance of debentures and preferred stock, which are classified as equity on the balance sheet is as follows:

	2009			2008
			Weighted			Weighted
			Average			Average
		Weighted	Remaining		Weighted	Remaining
		Average	Contractual		Average	Contractual
	Warrants	Exercise Price	Term	Warrants	Exercise Price	Term

Beginning balance of warrants	8,431,635	2.98	—	6,720,095	2.97	—
Warrants issued	4,647,050	3.00	—	1,711,540	3.00	—
Warrants exercised	—	—	—	—	—	—

Warrants outstanding and exercisable, year end	13,078,685	2.99	8.49	8,431,635	2.98	9.06

Note 10.	Commitments and Contingency

Operating lease:  The Company leases its main office and engineering facility under operating leases through February 28, 2012. Lease expense for the years ended December 31, 2009 and 2008 is $106,659 and $136,836, respectively, which includes expenses related to common area maintenance. Future minimum lease payments under the operating leases are as follows for the years ending December 31:

2010	$119,771
2011	124,562
2012	20,894

Total minimum future lease payments	$265,227

Royalty payments:  As required under the license agreement entered into by the Company with a university for exclusive rights to produce and sell products which utilize the university’s patented X-ray diffraction technology, the Company has agreed to pay the university a minimum annual royalty for a term of 15 years, which was the remaining life of the patent at the inception of the agreement. Minimum annual royalty payments under the license agreement are as follows for the years ending December 31:

2010	$500,000
2011	500,000
2012	500,000
2013	500,000
2014	500,000
Thereafter	2,500,000

Total minimum royalty payments	$5,000,000

Royalty expense for the years ended December 31, 2009 and 2008 was $500,000 and $300,000. Under the terms of the agreement those were the minimum payments due for the years ended December 31, 2009 and 2008, respectively. At December 31, 2009 and 2008 accounts payable includes $797,871 and $296,336 amount of accrued royalties, respectively.

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

The Company is currently in arrears with respect to payment of accrued royalty fees. The licensing agreement provides that if either party breaches or fails to perform any provision of the Agreement, the other party may give written notice of the default to the breaching party. The Company has received an offer from Rutgers University to settle the outstanding amounts under the license agreement including payment of an additional 3.5% of each sale of an XT250tm unit and issuance of shares of common stock in the Company. To date, however, a forbearance agreement has not been executed and the default under the agreement has not been cured. The loss of, or our inability to maintain, this license could result in our inability to sell our products including the XT250tm systems without liability exposure. As a general matter, we anticipate that we will continue to license technology from third parties in the future. This technology may not continue to be available on commercially reasonable terms, if at all. Other than the licensed technology from Rutgers University, we do not believe that we are substantially dependent on any individual licensed technology. However, some of the software that we license from third parties could be difficult for us to replace. The loss of any of these technology licenses could result in delays in the license of our products until equivalent technology, if available, is developed or identified, licensed and integrated.

The use of additional third-party software would require us to negotiate license agreements with other parties, which could result in higher royalty payments and a loss of product differentiation, which could negatively impact our operating results and financial condition.

Product warranty:  The Company estimated its product warranty liability as of December 31, 2009 and 2008 of approximately $35,000, which is included in accrued expenses.

Note 11.	Concentration

Cash and cash equivalents, at times, may exceed federally-insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 as of December 31, 2008. However, this financial institution is participating in the FDIC’s Transaction Accounts Guarantee Program (“TAGP”) through December 31, 2009, whereby all noninterest bearing transaction accounts, including business checking accounts, are fully guaranteed by the FDIC for the entire amount in each account. Coverage under the TAGP is in addition to and separate from the $250,000 of coverage available under general deposit insurance rules. The Company has not experienced any losses in such accounts.

Note 12.	Related Parties

The Company engages a stockholder under a consulting agreement to serve as Chairman of the Company’s Scientific Advisory Board. This arrangement provides for an hourly fee for work performed under the agreement as well as 25,000 options, which vest over a period of four years. During 2009 and 2008, payments of $0 and $200, respectively, were paid to the stockholder under the consulting agreement.

On March 12, 2009, the Company entered into a marketing agreement with a company which is owned by a member of the Company’s board of directors. The marketing agreement engages them to market the Company’s XT250tm product in exchange for commissions at fifteen percent of the actual purchase price of any XT250tm system sold by them. During the year ended December 31, 2009 payments of $13,878 were paid to the director under the marketing agreement.

The Company has engaged a consulting firm to perform certain consulting services related to the Company’s capital structure, budgeting and financial planning. In addition, the Company has consulting agreements to provide introductions to potential new customers and suppliers. The principals of the consulting firm are stockholders, one of whom was a board member during 2007. As compensation to the consulting firm for services rendered during 2008 under these consulting agreements, the Company issued options for 578,000 shares of the Company’s common stock, respectively.

The Company’s President, Mr. Brian T. Mayo delivered a demand letter to our management, dated November 16, 2009, alleging the Company’s breach of his executive employment agreement. Mr. Mayo claims in the

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

demand letter that, among other breaches regarding his position and the corporate reporting structure his base salary was reduced in breach of his executive employment agreement. Mr. Mayo requested restoration of his salary to the amounts set forth by his executive employment agreement and payment of his base salary since the date his salary was reduced.

Beginning in 2006, a portion of Mr. Mayo’s salary was deferred. Through December 31, 2009 and 2008 the Company has accrued the deferred portion of approximately $371,012 and $228,800, respectively for the difference between Mr. Mayo’s salary level, as set forth in his executive employment agreement, and amounts paid to him. As of March 12, 2010, a litigation proceeding has not been filed with respect to this matter. Management of the Company believes the claims in the demand letter are without merit and is attempting to resolve the matter amicably with Mr. Mayo (see Note 14).

Note 13.	Subsequent Events

On September 16, 2008, Kimball International, Inc. and Kimball Electronics, Inc. (“Kimball”) filed suit against the Company. Kimball filed three claims against the Company including a claim alleging the Company defaulted on a $2,000,000 loan provided by Kimball to the Company, breach of a reserve capacity agreement and breach of a supplier agreement. On June 30, 2009, the District Court ordered a partial judgment in favor of Kimball in the amount of $2,000,000 against the Company, which was recorded in the accompanying balance sheet as of December 31, 2008. On December 23, 2009, the Company and Kimball entered into a settlement agreement (the “Agreement”). In connection with the Agreement the Company provided to Kimball an executed Agreed Judgment in favor of Kimball in the amount of $3,200,000 (the “Agreed Judgment”). We agreed to make payments to Kimball via wire transfer or certified funds as follows: (i) one (1) payment of $600,000 to be made on or before December 31, 2009; and (ii) one (1) final payment $2,600,000 to be made on or before January 31, 2010. Upon remittance of the final payment, the Company will take ownership of any remaining inventory, as well as any machinery, equipment, designs and tooling developed or purchased with the proceeds of the term loan at Kimball’s plant in Jasper, Indiana. The Company intends to vigorously pursue the settlement which will include terms under which Kimball will continue to supply XT250tm units and allocate a portion of the payments to be made by us under the settlement agreement to XT250tm component parts inventory in Kimball’s possession. On February 2, 2010 Kimball filed the Agreed Judgment after the Company did not make the payment due on January 31, 2010. On February 10, 2010, Kimball filed a motion for proceedings supplemental to collect the remaining $2,600,000 balance due on the $3,200,000 judgment. Until such time as we repay Kimball the $2.6 million of indebtedness under the settlement agreement, there is uncertainty whether the Company will reach a compromise with Kimball to continue to manufacture the XT250tm units. At the same time, the Company’s management has continued discussions with representatives from Kimball concerning its business relationship with Kimball following the initial public offering. Although no written agreement or memorandum of understanding has been executed by the parties at this time, Kimball and the Company have verbally agreed that following the closing of the offering and upon the repayment of indebtedness to Kimball under the settlement agreement, Kimball will submit bids to the Company to continue the manufacturing and servicing of the Company’s product in the future. The entire outstanding judgment of $2,600,000 is recorded as a component of notes payable (see note 7) as of December 31, 2009.

The Company initiated the process of going public through an initial public offering. The Company is offering 2,500,000 shares of its common stock. The Company has engaged an underwriter for its offering of securities.

Note 14.	Subsequent Events (unaudited)

The Company and Mr. Mayo have been unable to amicably resolve the issues raised by Mr. Mayo in his demand letter. Accordingly, the Company notified Mr. Mayo on March 4, 2010 that it will not renew or otherwise extend the employment agreement with Mr. Mayo after it expires on October 31, 2010. The Company will continue

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

to pay all sums due under Mr. Mayo’s employment agreement until the expiration date, in accordance with its current payroll practices.

Note 15.	Restatement

During 2009, the Company recognized the fair value of stock-based compensation and measured the fair value of warrants attached to Series B, Series C and Series D preferred stock using common stock fair value and volatility assumptions that were not estimated in accordance with accounting principles generally accepted in the United States of America (US GAAP). This resulted in a misstatement of stock-based compensation expense, warrant liability, warrant expense and additional paid in capital. The 2009 financial statements have been restated to properly recognize compensation expense and additional paid-in capital related to the stock options granted and warrant liability, warrant expense, additional paid in capital and preferred stock dividend and accretion related to the warrants attached to Series B, Series C and Series D preferred stock using common stock prices and volatility assumptions determined in accordance with US GAAP.

During 2009, the Company entered into a settlement agreement with the manufacturer of its XT250 units. As a component of the settlement agreement, at the time the Company makes the final payment of $2,600,000 the manufacturer is to deliver to the Company any remaining inventory related to the XT250 units, as well as machinery, equipment, designs and tooling developed or purchased with the proceeds of the term loan (see note 7). Management previously recorded its liability associated with this settlement agreement net of the estimated value of the inventory, machinery, equipment, designs and tooling of approximately $781,000. It was later determined that the inventory may not be recoverable and as a result the settlement liability should have been recorded at its gross amount of $2,600,000. The 2009 financial statements have been restated to accrue the additional liability of $781,000 and to recognize a loss related to the settlement.

The restatements discussed above had the following effects on the balance sheet and statements of operations, stockholder’s deficit and cash flows as of and for the year ended December 31, 2009, as compared to the amounts previously reported. The restatements also had effects on amounts and disclosure in notes 4, 5, 7, 8, 9, 10 and 13.

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

	As Previously		Effect of
	Reported	As Restated	Change

Balance Sheet
Assets
Current Assets
Cash and cash equivalents	$516,849	$516,849	$—
Inventory	104,999	104,999	—
Prepaid expenses	24,322	24,322	—

Total current assets	646,170	646,170	—
Deferred Offering Costs	380,224	380,224	—
Property and equipment, net	176,727	176,727	—
Intangible assets, net	114,629	114,629	—
Deposits	18,919	18,919	—

Total assets	1,336,669	1,336,669	—

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable	1,350,884.00	1,335,884	(15,000)
Accrued compensation	423,990	423,990	—
Accrued expenses	62,017	62,017	—
Customer deposits	10,000	10,000	—
Notes payable — stockholders	26,835	26,835	—
Notes payable	2,053,810	2,850,000	796,190

Total current liabilities	3,927,536	4,708,726	781,190
Warrant liability	505,198	681,602	176,404

Total liabilities	4,432,734	5,390,328	957,594

Series A Preferred stock, $.0001 par value, 7% cumulative dividend, 962,101 shares authorized, issued and outstanding	4,419,094	4,419,094	—

Series B Preferred stock, $.0001 par value, 7% cumulative dividend 1,800,000 shares authorized and 1,619,127 shares issued and outstanding	5,539,656	5,539,656	—

Series C Preferred stock, $.0001 par value, 7% cumulative dividend 1,350,000 shares authorized and 365,996 and 0 shares issued and outstanding 2009 and 2008, respectively	1,144,285	1,144,285	—

Series D Preferred stock, $.0001 par value, 7% cumulative dividend 700,000 shares authorized and 563,414 and 0 shares issued and outstanding 2009 and 2008, respectively	1,710,340	1,710,340	—

Stockholders’ Deficit
Common stock, $.0001 par value, 60,000,000 and 30,000,000 shares authorized, 2,792,404 and 1,702,156 shares issued and outstanding, at December 31, 2009 and 2008, respectively	279	279	—
Additional paid-in capital	2,477,774	2,233,831	(243,943)
Accumulated deficit	(18,387,493)	(19,101,144)	(713,651)

Total stockholders’ deficit	(15,909,440)	(16,867,034)	(957,594)

Total liabilities and stockholders’ deficit	$1,336,669	$1,336,669	$—

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

	As Previously		Effect of
	Reported	As Restated	Change

Statement of Operations
Revenues	$271,520	$271,520	$—
Cost of revenues	133,843	133,843	—

Gross profit	137,677	137,677	0

Operating expenses:
Salaries and wages	1,612,186	1,201,322	(410,864)
General and administrative	598,899	598,899	—
Selling and advertising	432,371	432,371	—
Research and development	581,547	581,547	—
Royalty fees	500,000	500,000	—
Legal settlement	0	781,190	781,190

Total operating expenses	3,725,003	4,095,329	370,326

Loss from operations	(3,587,326)	(3,957,652)	(370,326)

Financial income (expense):
Warrant income/(expense)	236,652	(106,673)	(343,325)
Interest income	2,316	2,316	—
Interest expense	(164,956)	(164,956)	—

Total other income (expense)	74,012	(269,313)	(343,325)

Loss before income taxes	(3,513,314)	(4,226,965)	(713,651)
Income tax expense	—	—	—

Net loss	(3,513,314)	(4,226,965)	(713,651)
Preferred stock dividend and accretion	(1,055,147)	(1,066,200)	(11,053)

Net loss available to common stockholders	$(4,568,461)	$(5,293,165)	$(724,704)

Basic and diluted loss per share	$(2.38)	$(2.76)	$(.38)

Weighted average shares outstanding	1,917,157	1,917,157	—

	As Previously		Effect of
	Reported	As Restated	Change

Statement of Stockholders’ Deficit
Balance (deficit) at December 31, 2008	$(11,852,015)	$(11,852,015)	$—
Stock-based compensation expense	277,870	227,006	(50,864)
Exercise of Options	12,624	12,624	—
Issuance of stock in lieu of compensation	690,000	330,000	(360,000)
Impact of initial adoption of recent accounting pronouncement (Note 1)	(403,649)	(225,675)	177,974
Accretion of redemption value of preferred stock	(1,055,147)	(1,066,200)	(11,053)
Syndication Costs	(65,809)	(65,809)	—
Net loss	(3,513,314)	(4,226,965)	(713,651)

Balance (deficit) at December 31, 2009	$(15,909,440)	$(16,867,034)	$(957,594)

XStream Systems, Inc.

Notes to Financial Statements — (Continued)

	As Previously		Effect of
	Reported	As Restated	Change

Statement of Cash Flows
Cash Flows From Operating Activities
Net loss	$(3,513,314)	$(4,226,965)	$(713,651)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	277,870	227,006	(50,864)
Depreciation and amortization	117,355	117,355	—
Loss on disposal of property and equipment	—	—	—
Accrued interest on notes payable	134,504	134,504	—
Non-cash legal settlement	—	781,190	781,190
Non-cash issuance of common stock and preferred stock in lieu of compensation	690,000	330,000	(360,000)
Change in fair value of warrants	(236,652)	106,673	343,325
Changes in assets and liabilities:
(Increase) decrease in:
Inventory	70,722	70,722	—
Prepaid expenses	7,480	7,480	—
Increase (decrease) in:
Accounts payable	603,807	603,807	—
Accrued compensation	170,119	170,119	—
Accrued expenses	(10,024)	(10,024)	—

Net cash used in operating activities	(1,688,133)	(1,688,133)	—

Cash Flows From Investing Activities
Purchase of property and equipment	—	—	—
Proceeds from disposal of property and equipment	—	—	—

Net cash used in investing activities	—	—	—

Cash Flows From Financing Activities
Principal payments on stockholder loans	(62,350)	(62,350)	—
Principal payments on notes payable	(588,190)	(588,190)	—
Proceeds from the exercise of options	12,624	12,624	—
Proceeds from the issuance of preferred stock	2,788,230	2,788,230	—
Payments for syndication costs	(65,809)	(65,809)	—

Net cash provided by financing activities	2,084,504	2,084,504	—

			—
Net increase in cash and cash equivalents	396,371	396,371	—
			—
Cash and cash equivalents:
Beginning	120,478	120,478	—

Ending	$516,849	$516,849	$—

Supplemental Disclosures of Cash Flow Information
Cash payments for
Interest	$10,181	$23,103	$—

Income taxes	$—	$—	$—

Supplemental Schedule of Noncash Investing and Financing Activities
Reclassification of deferred salary to notes payable stockholders	$—	$35,831	$—

Deferred offering costs	$380,224	$—	$—

2,500,000 Shares of Common Stock

PROSPECTUS

Until          , 2010 ( days after the commencement of this offering), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

, 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Registration fees		$2,427.30
NASDAQ fees		$5,000.00
Transfer agent fees		*
State taxes		*
Legal fees and expenses		*
Printing and engraving expenses		*
Blue sky fees		*
Acounting fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be included by amendment

Item 14.	Indemnification of Directors and Officers.

Under the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director directly or indirectly derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our amended and restated by-laws provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We are not, however, required to indemnify any director or officer in connection with any (i) willful misconduct, (ii) willful neglect, or (iii) gross negligence toward or on behalf of us in the performance of his or her duties as a director or officer. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or officer in connection with that proceeding on receipt of any undertaking by or on behalf of that director or officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our amended and restated by-laws or otherwise.

We have entered into indemnification agreements with our directors providing that in consideration of the director rendering valuable services to us, we agree that in the event an indemnitee is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a claim by reason of an indemnifiable event, we will indemnify an indemnitee to the fullest extent authorized by law, against any and all losses and expenses, including all interest, assessments and other charges paid or payable in connection with or in respect of such losses and expenses of such claim, whether or not such claim proceeds to judgment or is settled or otherwise is brought to a final disposition, subject in each case, to the further provisions of the agreement. The indemnity agreement provides certain limitations on indemnification, including that the indemnitee will not be indemnified and held harmless from any losses or expenses which have been determined to constitute an excluded claim, or that the indemnitee is indemnified by us and has actually received payment pursuant to the certificate of incorporation, D&O insurance or otherwise, or in connection with any claim initiated by indemnitee unless we have joined in or the board of directors has authorized such claim.

We have been advised that, in the opinion of the SEC, any indemnification for liabilities arising under the Securities Act is against public policy, as expressed in the Securities Act, and is, therefore, unenforceable.

Item 15.	Recent Sales of Unregistered Securities.

XStream Systems, Inc. sold the following securities within the past three years without registering the securities under the Securities Act.

Sales of Common Stock

			No. of Shares of
Date	Purchaser	Price	Common Stock	Proceeds

5/17/2007	Director of the Company	$3.80 (compensation for services performed — other than board services)	2,500	$0.00

5/17/2007	An employee with access to Company management and information	$3.80	72	$0.00

10/11/2007	A sophisticated investor which was provided access to Company management and information	$2.34 (exercise of warrants)	2,500	$5,850

5/26/2009	Director and executive officer of the Company	$.11 (exercise of option granted in 2004)	65,000	$7,150

8/14/2009	Director and executive officer of the Company	$0 (compensation for services performed as chief executive officer)	1,000,000	$0.00

11/9/2009	Executive officer of the Company at the time of purchase	$0.69 (exercise of option granted in 2008)	2,499	$1,724

11/24/2009	An employee with access to Company management and information	$0.10 (exercise of option granted in 2004)	20,250	$2,025

12/1/2009	An employee with access to Company management and information	$0.69 (exercise of option granted in 2009)	2,499	$1,724

Sales of Convertible Securities

On December 19, 2006, we issued a convertible promissory note in the principal amount of $100,000, payable on demand at any time on or after February 28, 2007. In accordance with the terms of the note, on March 14, 2007, all of the principal and interest due on the note was converted into 26,867 shares of Series A preferred stock.

On various dates from August 31, 2005 to March 14, 2006, we sold debentures in the aggregate principal amount of $1,525,000 to accredited investors. In connection with such sale, each investor received a ten-year warrant to purchase 5,000 shares of common stock at a price of $2.34 per share for each $25,000 in principal amount of debentures. As a result, we issued warrants to purchase an aggregate of 305,000 shares of common stock. On December 19, 2007, in connection with an amendment to two of the debentures in the aggregate amount of $250,000, the investors received additional ten-year warrants to purchase an aggregate of 25,000 shares of common stock at a price of $3.00 per share. On December 21, 2007, an aggregate of $1,008,744 in principal amount and accrued but unpaid interest due on certain debentures was converted into an aggregate of 336,248 shares of Series B preferred stock.

In connection with a secured, revolving, demand promissory note dated November 16, 2006, we issued the holder of the note a warrant to purchase an aggregate of 21,000 shares of common stock at an exercise price of $3.80 per share on January 25, 2008.

On various dates from December 14, 2006 to December 4, 2007, we sold short term convertible promissory notes to accredited investors in the aggregate principal amount of $1,211,000. On March 14, 2007, $330,955 in principal amount and accrued but unpaid interest due on the notes was subsequently converted into an aggregate of 87,094 shares of Series A preferred stock. On December 21, 2007, $894,348 in principal amount and accrued but unpaid interest due on the notes was converted into an aggregate of 298,116 shares of Series B preferred stock. These securities were sold pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

By stock purchase agreement dated March 14, 2007, as amended from time to time, we issued an aggregate of 962,101 shares of Series A preferred stock to accredited investors. The shares of Series A preferred stock were issued at a purchase price of $3.80 per share, resulting in $3,655,983 of gross proceeds, part of which consisted of conversion of outstanding debt in the aggregate amount of $330,955 including accrued but unpaid interest. These securities were sold pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

On various dates from December 2007 through June 2008, we issued an aggregate of 1,619,127 shares of Series B preferred stock to accredited investors. The shares of Series B preferred stock were issued at a purchase price of $3.00 per share, resulting in $4,857,381 of gross proceeds, part of which consisted of the conversion of outstanding debt in the aggregate amount of $1,903,092 including accrued but unpaid interest and services valued at approximately $100,000. In addition, each investor received for each share of Series B preferred stock purchased, one ten-year warrant to purchase five shares of the Company’s common stock at an exercise price of $3.00 per share. These securities were sold pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

On various dates from March 2009 through August 2009, we issued an aggregate of 365,996 shares of Series C preferred stock to accredited investors. The shares of Series C preferred stock were issued at a purchase price of $3.00 per share, resulting in $1,097,988 of gross proceeds. In addition, each investor received for each share of Series C preferred stock purchased, one ten-year warrant to purchase five shares of the Company’s common stock at an exercise price of $3.00 per share. These securities were sold pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

During October 2009, we issued an aggregate of 563,414 shares of Series D preferred stock to accredited investors. The shares of Series D preferred stock were issued at a price of $3.00 per share, resulting in $1,690,242 of gross proceeds. In addition, each investor received for each share of Series D preferred stock purchased, one ten-year warrant to purchase five shares of the Company’s common stock at an exercise price of $3.00 per share. These securities were sold pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

For each of the above transactions exempt from registration requirements under Rule 506, the individuals purchasing our securities had access to management and information concerning the company. For each of such sales, no advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of ours or our executive officers, and transfer was restricted by us in accordance with the requirements of the Securities Act. Each of such persons represented to us that they were accredited or sophisticated investors, that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

Item 16.	Exhibits and Financial Statement Schedules.

(a) The exhibits listed in the following Exhibit Index are filed as part of this registration statement.

Exhibit
Number		Description

*1	.1	Form of Underwriter Agreement
***3	.1	Certificate of Incorporation of Xstream Systems, Inc. filed with the State of Delaware on May 27, 2004
***3	.2	Certificate of Amendment of Certificate of Incorporation of Xstream Systems, Inc. filed with the State of Delaware on January 4, 2005
***3	.3	Certificate of Amendment of Certificate of Incorporation of XStream Systems, Inc. filed with the State of Delaware on December 17, 2007
***3	.4	Second Amended Certificate of Designation of Series A Redeemable Convertible Preferred Stock of XStream Systems, Inc. filed with the State of Delaware on August 24, 2009
***3	.5	Amended Certificate of Designation of the Series B Redeemable Convertible Preferred Stock of XStream Systems, Inc. filed with the State of Delaware on August 24, 2009
***3	.6	Amended Certificate of Designation of the Series C Redeemable Convertible Preferred Stock of XStream Systems, Inc. filed with the State of Delaware on August 24, 2009
***3	.7	Amended Certificate of Designation of the Series D Redeemable Convertible Preferred Stock of XStream Systems, Inc. filed with the State of Delaware on August 24, 2009
***3	.8	Amended and Restated By-laws of XStream Systems, Inc. dated March 14, 2007
***3	.9	First Amendment to the Second Amended Certificate of Designation of the Series A Redeemable Convertible Preferred Stock of XStream Systems, Inc. filed with the State of Delaware on November 9, 2009
***3	.10	First Amendment to the Amended Certificate of Designation of the Series B Redeemable Convertible Preferred Stock of XStream Systems, Inc. filed with the State of Delaware on November 9, 2009
***3	.11	First Amendment to the Amended Certificate of Designation of the Series C Redeemable Convertible Preferred Stock of XStream Systems, Inc. filed with the State of Delaware on November 9, 2009
***3	.12	First Amendment to the Amended Certificate of Designation of the Series D Redeemable Convertible Preferred Stock of XStream Systems, Inc. filed with the State of Delaware on November 9, 2009
***3	.13	Certificate of Amendment to the Certificate of Incorporation of XStream Systems, Inc. filed with the State of Delaware on November 9, 2009
*3	.14	Second Amended and Restated By-Laws of XStream Systems, Inc. dated April 14, 2010
***4	.1	Form of Unsecured Subordinated Debenture dated from time to time between September 2005 and March 2006, by and among XStream Systems, Inc. and the subscribers identified on the signature pages thereto
***4	.2	Investor Rights Agreement among Rutgers, The State University of New Jersey, XStream Systems, Inc., Brian Mayo, Dr. William Mayo, Dr. William Mayo, as trustee of the Irrevocable Trust f/b/o Zachary Mayo and Walter Helfrecht
***4	.3	Amended and Restated Registration Rights Agreement dated as of August 27, 2009 by and among XStream Systems, Inc. and the Investors named therein
***4	.4	Amended and Restated Series B Warrant Agreement dated August 27, 2009 between XStream Systems, Inc. and the holders from time to time of the Warrants created thereunder
***4	.5	Amended and Restated Series C Warrant Agreement dated August 27, 2009 between XStream Systems, Inc. and the holders from time to time of the Warrants created thereunder
***4	.6	Series D Warrant Agreement dated August 27, 2009 between XStream Systems, Inc. and the holders from time to time of the Warrants created thereunder
***4	.7	Second Amended and Restated Securityholders’ Agreement, dated as of August 27, 2009, among XStream Systems, Inc. and each of the securityholders named therein
***4	.8	First Amendment to the Amended and Restated Series B Warrant Agreement dated November 9, 2009 between XStream Systems, Inc. and the holders from time to time of the Warrants created thereunder
***4	.9	First Amendment to the Amended and Restated Series C Warrant Agreement dated November 9, 2009 between XStream Systems, Inc. and the holders from time to time of the Warrants created thereunder

Exhibit
Number		Description

***4	.10	First Amendment to the Series D Warrant Agreement dated November 9, 2009 between XStream Systems, Inc. and the holders from time to time of the Warrants created thereunder
***4	.11	First Amendment to the Second Amended and Restated Securityholders’ Agreement dated November 9, 2009 between XStream Systems, Inc. and each of the securityholders named therein
***4	.12	First Amendment to the Amended and Restated Registration Rights Agreement dated as of November 9, 2009 by and among XStream Systems, Inc. and the Investors named therein
***4	.13	Specimen Common Stock Certificate
*5	.1	Opinion of Greenberg Traurig, P.A.
***10	.1.1	Amended and Restated 2004 Stock Option Incentive Plan
***10	.1.2	Amendment No. 1 to the Amended and Restated 2004 Stock Option Incentive Plan
***10	.2	2009 Long Term Incentive Compensation Plan
***10	.3	Series A Preferred Stock Purchase Agreement dated as of March 14, 2007 by and among XStream Systems, Inc. and the Investors named therein
***10	.4	First Amendment dated as of December 19, 2007 to the Series A Preferred Stock Purchase Agreement dated as of March 14, 2007
***10	.5	Second Amendment to Series A Preferred Stock Purchase Agreement, dated as of May 30, 2008 among Xstream Systems, Inc., and the investors identified as “Third Closing Investors” on Appendix I-C thereto
***10	.6	Series D Preferred Stock Purchase Agreement dated as of August 27, 2009 by and among XStream Systems, Inc. and the Investors named therein
***10	.7	Employment Agreement with Brian T. Mayo dated November 1, 2006
***10	.8	Employment Agreement with Paul J. Micciche, dated November 1, 2006
***10	.9	Supplier Agreement between XStream Systems, Inc. and Kimball Electronics, Inc. dated September 6, 2006
***10	.10	Term Loan Agreement between XStream Systems, Inc. and Kimball International, Inc. dated September 6, 2006
***10	.11	Commercial Lease by and between Waldo Development, Inc. and XStream Systems, Inc. dated March 15, 2007
***10	.12	Lease, by and between J.P.H. Development Corp. and Xstream Systems, Inc. dated October 25, 2004
***10	.13	License Agreement between Rutgers, The State University of New Jersey and XStream Systems, Inc., dated December 13, 2004
***10	.14	Consulting Agreement by and between XStream Systems, Inc. and Dr. William Mayo, dated November 3, 2005
***10	.15	Unsecured Promissory Note, dated February 11, 2008, executed by Xstream Systems, Inc. in favor of Darren Sylvia, in the principal amount of $35,831
***10	.16	Unsecured Promissory Note, dated December 31, 2007, executed by Xstream Systems, Inc. in favor of Vince DeTurris, in the principal amount of $43,069
***10	.17	XT250tm Pilot Program Agreement between AmerisourceBergen and XStream Systems, Inc., dated July 18, 2009
***10	.18	Letter of Intent between Swisslog Healthcare Solutions and XStream Systems, Inc., dated August 13, 2009
***10	.19	XT250tm Pilot Program Agreement between Pfizer, Inc. and XStream Systems, Inc., dated August 24, 2009
***10	.20	Letter of Intent between Eastman Kodak Company and XStream Systems, Inc., dated September 23, 2009
***10	.21	Agreement between Remetronix, Inc. and XStream Systems, dated January 9, 2008
***10	.22	Agreement between Compass, Engineering Inc. and XStream Systems, Inc., dated January 9, 2008
***10	.23	Settlement Agreement between XStream Systems, Inc., Kimball International, Inc. and Kimball Electronics, Inc., dated December 23, 2009
***10	.24	XStream Systems, Inc. Unsecured Subordinated Debenture in favor of John F. Hulseman, as amended

Exhibit
Number		Description

***10	.25	XStream Systems, Inc. Unsecured Subordinated Debenture in favor of R. David Collin Trust, as amended
***10	.26	Purchasing Agreement for the XT250tm System by and between XStream Systems, Inc. and Altec Medical, Inc.
***14	.1	Code of Ethics for Senior Financial Officers
***14	.2	Code of Conduct for Employees
*23	.1	Consent of McGladrey & Pullen, LLP.
23.3		Consent of Greenberg Traurig, P.A. (included in the opinion filed as Exhibit 5.1).
***25	.1	Power of Attorney (set forth on signature page of the Registration Statement).

*	Filed herewith.

**	To be filed by amendment.

***	Previously filed.

(b) The financial statement schedules are either not applicable or the required information is included in the financial statements and footnotes related thereto.

Item 17.	Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Intentionally omitted.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Intentionally omitted.

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424.

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 5 to the registration statement to be signed on its behalf by the undersigned, in the City of Sebastian, State of Florida, on April 23, 2010.

XSTREAM SYSTEMS, INC.

By:	/s/ James J. Lowrey
James J. Lowrey
Chairman of the Board and Co-Chief
Executive Officer
(co-principal executive officer)

By:	/s/ Anthony Chidoni
Anthony Chidoni
Co-Chief Executive Officer, Chief Operating
Officer, Secretary and Director
(co-principal executive officer)

By:	/s/ Dennis K. Cummings
Dennis K. Cummings
Chief Financial Officer, Executive Vice President and Treasurer
(principal financial and accounting officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ James J. Lowrey James J. Lowrey	Chairman of the Board and Co-Chief Executive Officer (co-principal executive officer)	April 23, 2010

/s/ Anthony Chidoni Anthony Chidoni	Co-Chief Executive Officer, Chief Operating Officer, Secretary and Director (co-principal executive officer)	April 23, 2010

/s/ Dennis K. Cummings Dennis K. Cummings	Chief Financial Officer (principal financial and accounting officer)	April 23, 2010

/s/ * Robert E. Kennedy	Director	April 23, 2010

/s/ * Philip A. Odeen	Director	April 23, 2010

/s/ * Ash K. Chawla	Director	April 23, 2010

/s/ * Simon Irish	Director	April 23, 2010

/s/ * Dennis H. Ferro	Director	April 23, 2010

/s/ * Joseph J. Melone	Director	April 23, 2010

John R. Murphy	Director	April , 2010

/s/ * Dr. E. Darracott Vaughan, Jr.	Director	April 23, 2010

/s/ * Dr. Stuart Weinstein	Director	April 23, 2010

*	Executed pursuant to a power-of-attorney granted in the Form S-1 registration statement filed November 12, 2009

By:	/s/ Anthony Chidoni
Anthony Chidoni
Attorney-in-Fact